Exhibit (b)(1)
EXECUTION VERSION

CREDIT AGREEMENT
Dated as of May 19, 2006
among
BRIAD MAIN STREET, INC.,
and
MAIN STREET ACQUISITION CORPORATION
as the initial Borrowers
and
MAIN STREET RESTAURANT GROUP, INC.,
and
BRIAD MAIN STREET, INC.,
as the subsequent Borrowers
BANK OF AMERICA, N.A.,
as Administrative Agent, Swing Line Lender and
L/C Issuer,
and
The Other Lenders Party Hereto
BANC OF AMERICA SECURITIES LLC,
as Joint Lead Arranger and Sole Book Manager

i

(continued)

(continued)

(continued)

(continued)

v

SCHEDULES

1.01A	Additional Restaurants
1.01B	CNL/FFCA Sale/Leaseback
1.01C	Excluded Restaurants
1.01D	Existing Letters of Credit
1.01E	Franchise Agreements
1.01F	Leases
1.01G	Unit Locations
1.01H	EBITDA Calculations
2.01	Commitments and Applicable Percentages
4.02	Real Estate Closing Documents
5.02(b)	Payments
5.03(a)	Consents
5.05	Supplement to Interim Financial Statements
5.06	Litigation
5.08(b)	Existing Liens
5.08(d)	Existing Investments
5.13	Subsidiaries and Other Equity Investments; Loan Parties
5.22	Locations of Loan Parties
5.27	Status of Liquor License Approvals
5.28	Operating Accounts
6.12	Guarantors
6.25	Post Funding Real Estate Documents
7.02	Existing Indebtedness
10.02	Administrative Agent’s Office, Certain Addresses for Notices
10.06	Processing and Recordation Fees
EXHIBITS

Form of

A	Committed Loan Notice
B	Swing Line Loan Notice
C-1	Term Loan Note
C-2	Revolving Credit Note
D	Compliance Certificate
E	Assignment and Assumption
F	Guaranty
G	Security Agreement
H	Mortgage
I-1	Opinion Matters – Counsel to Loan Parties
I-2	Opinion Matters – Local Counsel to Loan Parties
J	Assignment of Lease

CREDIT AGREEMENT
     This CREDIT AGREEMENT (“Agreement”) is entered into as of May 19, 2006, among MAIN STREET ACQUISITION CORPORATION, a Delaware corporation (the “Company”), MAIN STREET RESTAURANT GROUP, INC., a Delaware corporation (“Main Street”), as successor to the Company, BRIAD MAIN STREET, INC., a Nevada corporation (“Parent” and together with the Company and Main Street, collectively, the “Borrowers” and each individually, a “Borrower”), each lender from time to time party hereto (collectively, the “Lenders” and individually, a “Lender”), and BANK OF AMERICA, N.A., as Administrative Agent, Swing Line Lender and L/C Issuer.
PRELIMINARY STATEMENTS:
     Pursuant to the Agreement and Plan of Merger dated as of the Closing Date (as hereinafter defined) (together with the related Certificate of Merger acknowledged by the Secretary of State of the State of Delaware, collectively, the “Merger Agreement”) between the Parent, the Company, and Main Street, the Parent shall cause the Company to acquire Main Street (the “Acquisition”) pursuant to a cash tender offer to purchase all of the Main Street Stock (as hereinafter defined) not already held by the Parent.
     Immediately after the initial Credit Extension of the Term Loan (each as hereinafter defined) is made to the Company and the Parent under this Agreement on the Funding Date (as hereinafter defined), after the consummation of the Acquisition, and at the Merger Effective Time (as hereinafter defined) the Company shall be merged with and into Main Street (the “Merger”) with Main Street as the surviving corporation of such Merger. Immediately at the Merger Effective Time, Main Street will assume all of the obligations of the Company as a “Borrower” hereunder and under each and every other Loan Document, and each and every reference to “Company” or to “Borrower” in this Agreement or in any other Loan Documents shall, from and after the Merger Effective Time mean and include Main Street.
     The Parent and the Company have requested that (a) in order to effectuate the Acquisition and the Merger, the Lenders lend to the Company up to $100,000,000 to pay to the holders of the Main Street Stock other than the Company and the Parent, the cash consideration for their shares of Main Street Stock, to pay transaction fees and expenses and to refinance certain Indebtedness of Main Street and (b) from time to time, the Lenders lend to the Borrowers and the L/C Issuer (as hereinafter defined) issue Letters of Credit (as hereinafter defined) for the account of the Borrowers to provide a revolving credit facility for the Borrowers and their Subsidiaries (as hereinafter defined).
     The Borrowers have requested that the Lenders provide a term loan facility and a revolving credit facility, and the Lenders have indicated their willingness to lend and the L/C Issuer has indicated its willingness to issue Letters of Credit, in each case, on the terms and subject to the conditions set forth herein.
     In consideration of the mutual covenants and agreements herein contained, the parties hereto covenant and agree as follows:

ARTICLE I.
DEFINITIONS AND ACCOUNTING TERMS
     1.01. Defined Terms. As used in this Agreement, the following terms shall have the meanings set forth below:
     “Acquisition” has the meaning specified in the Preliminary Statements.
     “Additional Restaurants” means each Restaurant identified on Schedule 1.01A.
     “Administrative Agent” means Bank of America in its capacity as administrative agent under any of the Loan Documents, or any successor administrative agent.
     “Administrative Agent’s Office” means the Administrative Agent’s address and, as appropriate, account as set forth on Schedule 10.02, or such other address or account as the Administrative Agent may from time to time notify to the Borrowers and the Lenders.
     “Administrative Questionnaire” means an Administrative Questionnaire in a form supplied by the Administrative Agent.
     “Administrative Services Agreement” means that certain Administrative Services Agreement dated as of the Funding Date by and between the Company and the Servicer.
     “Affiliate” means, with respect to any Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified. The Sister Company and the Servicer shall each be an Affiliate of the Borrowers for all purposes hereunder.
     “Agent Parties” has the meaning specified in Section 10.02(c).
     “Aggregate Commitments” means the Commitments of all the Lenders.
     “Aggregate Credit Exposures” means, at any time, in respect of (a) the Term Loan Facility, the aggregate amount of the Term Loan outstanding at such time and (b) in respect of the Revolving Credit Facility, the sum of (i) the unused portion of the Revolving Credit Facility at such time and (ii) the Total Revolving Credit Outstandings at such time.
     “Agreement” means this Credit Agreement.
     “Applicable Commitment Fee Percentage” means, at any time, in respect of the Revolving Credit Facility from the Funding Date to the date on which the Administrative Agent receives a Compliance Certificate pursuant to Section 6.02(a) for the Fiscal Quarter ending March 31, 2007, 0.50% per annum and (b) thereafter, the applicable percentage per annum set forth below determined by reference to the Consolidated Lease Adjusted Leverage Ratio as set forth in the most recent Compliance Certificate received by the Administrative Agent pursuant to Section 6.02(a):

Applicable Commitment Fee Percentage
	Consolidated Lease
Pricing	Adjusted Leverage	Commitment
Level	Ratio	Fee
1	≥ 5:00:1	.50%
2	< 5:00:1	.375%
Any increase or decrease in the Applicable Commitment Fee Percentage resulting from a change in the Consolidated Lease Adjusted Leverage Ratio shall become effective as of the first Business Day immediately following the date a Compliance Certificate is delivered pursuant to Section 6.02(a); provided, however, that if a Compliance Certificate is not delivered when due in accordance with such Section, then Pricing Level 1 shall apply as of the first Business Day after the date on which such Compliance Certificate was required to have been delivered until such Compliance Certificate is actually delivered.
     “Applicable Percentage” means (a) in respect of the Term Loan Facility, with respect to any Term Loan Lender at any time, the percentage (carried out to the ninth decimal place) of the Term Loan Facility represented by (i) on or prior to the Funding Date, such Term Loan Lender’s Term Loan Commitment at such time and (ii) thereafter, the principal amount of such Term Loan Lender’s Term Loan at such time, and (b) in respect of the Revolving Credit Facility, with respect to any Revolving Credit Lender at any time, the percentage (carried out to the ninth decimal place) of the Revolving Credit Facility represented by such Revolving Credit Lender’s Revolving Credit Commitment at such time. If the commitment of each Revolving Credit Lender to make Revolving Credit Loans and the obligation of the L/C Issuer to make L/C Credit Extensions have been terminated pursuant to Section 8.02, or if the Revolving Credit Commitments have expired, then the Applicable Percentage of each Revolving Credit Lender in respect of the Revolving Credit Facility shall be determined based on the Applicable Percentage of such Revolving Credit Lender in respect of the Revolving Credit Facility most recently in effect, giving effect to any subsequent assignments. The initial Applicable Percentage of each Lender in respect of each Facility is set forth opposite the name of such Lender on Schedule 2.01 or in the Assignment and Assumption pursuant to which such Lender becomes a party hereto, as applicable.
     “Applicable Rate” means in respect of the Term Loan Facility and the Revolving Credit Facility, (a) from the Funding Date to the date on which the Administrative Agent receives a Compliance Certificate pursuant to Section 6.02(a) for the Fiscal Quarter ending March 31, 2007, 1.50% per annum for Base Rate Loans and 3.00% per annum for Eurodollar Rate Loans and (b) thereafter, the applicable percentage per annum set forth below determined by reference to the Consolidated Lease Adjusted Leverage Ratio as set forth in the most recent Compliance Certificate received by the Administrative Agent pursuant to Section 6.02(a):

Applicable Rate
		Eurodollar
	Consolidated Lease	Rate
Pricing	Adjusted Leverage	(Letters of
Level	Ratio	Credit)	Base Rate
1	≥ 5:00:1	3.00%	1.50%
2	< 5:00:1	2.75%	1.25%
Any increase or decrease in the Applicable Rate resulting from a change in the Consolidated Lease Adjusted Leverage Ratio shall become effective as of the first Business Day immediately following the date a Compliance Certificate is delivered pursuant to Section 6.02(a); provided, however, that if a Compliance Certificate is not delivered when due in accordance with such Section, then Pricing Level 1 shall apply in respect of the Term Loan Facility and the Revolving Credit Facility, in each case as of the first Business Day after the date on which such Compliance Certificate was required to have been delivered until such Compliance Certificate is actually delivered.
     “Applicable Revolving Credit Percentage” means with respect to any Revolving Credit Lender at any time, such Revolving Credit Lender’s Applicable Percentage in respect of the Revolving Credit Facility at such time.
     “Appropriate Lender” means, at any time, (a) with respect to any of the Term Loan Facility or the Revolving Credit Facility, a Lender that has a Commitment with respect to such Facility or holds a Term Loan or a Revolving Credit Loan, respectively, at such time, (b) with respect to the Letter of Credit Sublimit, (i) the L/C Issuer and (ii) if any Letters of Credit have been issued pursuant to Section 2.03(a), the Revolving Credit Lenders and (c) with respect to the Swing Line Sublimit, (i) the Swing Line Lender and (ii) if any Swing Line Loans are outstanding pursuant to Section 2.04(a), the Revolving Credit Lenders.
     “Approved Fund” means any Fund that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.
     “Arranger” means Banc of America Securities LLC, in its capacity as joint lead arranger and sole book manager.
     “Assignee Group” means two or more Eligible Assignees that are Affiliates of one another or two or more Approved Funds managed by the same investment advisor.
     “Assignment and Assumption” means an assignment and assumption entered into by a Lender and an Eligible Assignee (with the consent of any party whose consent is required by Section 10.06(b)), and accepted by the Administrative Agent, in substantially the form of Exhibit E or any other form approved by the Administrative Agent and, except during the existence of an Event of Default, which form shall be reasonably acceptable to the Borrowers.

     “Assignment of Lease” means, collectively, the Collateral Assignment of Rights in Leases now or hereafter encumbering any Borrower’s or any Designated Guarantor’s Space-Leased Restaurants, in substantially the form of Exhibit J.
     “Attributable Indebtedness” means, on any date, (a) in respect of any Capitalized Lease of any Person, the capitalized amount thereof that would appear on a balance sheet of such Person prepared as of such date in accordance with GAAP, (b) in respect of any Synthetic Lease Obligation, the capitalized amount of the remaining lease or similar payments under the relevant lease or other applicable agreement or instrument that would appear on a balance sheet of such Person prepared as of such date in accordance with GAAP if such lease or other agreement or instrument were accounted for as a Capitalized Lease and (c) all Synthetic Debt of such Person.
     “Audited Financial Statements” means the audited consolidated balance sheet of any Person for the Fiscal Year of such Person then ended, and the related consolidated statements of income or operations, shareholders’ equity and cash flows for such Fiscal Year of such Person, including the notes thereto.
     “Auto-Extension Letter of Credit” has the meaning specified in Section 2.03(b)(iii).
     “Availability Period” means in respect of the Revolving Credit Facility, the period from and including the Funding Date to the earliest of (a) the Maturity Date for the Revolving Credit Facility, (b) the date of termination of the Revolving Credit Commitments pursuant to Section 2.06, and (c) the date of termination of the commitment of each Revolving Credit Lender to make Revolving Credit Loans and of the obligation of the L/C Issuer to make L/C Credit Extensions pursuant to Section 8.02.
     “Bamboo Club” means any of “The Bamboo Club Asian Bistro” restaurants with the following unit locations: 2001, 2002, 2003, 2004, 2005, 2006, 2010, 2011, 2012, 2013 and 2017.
     “Bank of America” means Bank of America, N.A. and its successors.
     “Base Rate” means for any day a fluctuating rate per annum equal to the higher of (a) the Federal Funds Rate plus 1/2 of 1% and (b) the rate of interest in effect for such day as publicly announced from time to time by Bank of America as its “prime rate.” The “prime rate” is a rate set by Bank of America based upon various factors including Bank of America’s costs and desired return, general economic conditions and other factors, and is used as a reference point for pricing some loans, which may be priced at, above, or below such announced rate. Any change in such rate announced by Bank of America shall take effect at the opening of business on the day specified in the public announcement of such change.
     “Base Rate Loan” means a Loan (including a Segment) that bears interest based on the Base Rate.
     “Base Rate Segment” means a Segment that bears interest based on the Base Rate.
     “Borrowers” has the meaning specified in the Introductory Paragraph, such that (a) prior to the Merger Effective Time, the term “Borrower” and “Borrowers”, as applicable, shall mean the Parent and the Company, and (b) at all times after the Merger Effective Time, the term

“Borrower” and “Borrowers”, as applicable, shall mean the Parent, and, Main Street, as successor by merger to the Company.
     “Borrower Assumption and Assignment” means the assignment on the Funding Date, immediately after consummation of the Acquisition, by the Company to Main Street and the assumption by Main Street of all of the Obligations of the Company under this Agreement pursuant to Section 10.19 and the ratification by Main Street of the assumption of the Company’s Obligations which occurs by operation of law by virtue of the Merger.
     “Borrower Materials” has the meaning specified in Section 6.02.
     “Borrowing” means a Revolving Credit Borrowing, a Swing Line Borrowing or a Term Loan Borrowing, as the context may require.
     “Briad Credit Agreement” means that certain Credit Agreement dated as of March 31, 2005 by and among the Sister Company, Briad Wenco, L.L.C., a New Jersey limited liability company, Briad Wentwo, L.L.C., a New Jersey limited liability company, the lenders signatory thereto from time to time, Bank of America, N.A., as administrative agent, GE Capital Franchise Finance Corporation as syndication agent, Banc of America Securities, LLC and GECC Capital Market Group, Inc., as co-lead arrangers as amended, amended and restated, supplemented, replaced, refinanced or otherwise modified.
     “Business” means the operation by the Borrowers and their Subsidiaries of Restaurants at the Unit Locations.
     “Business Day” means any day other than a Saturday, Sunday or other day on which commercial banks are authorized to close under the Laws of, or are in fact closed in, the state where the Administrative Agent’s Office is located and, if such day relates to any Eurodollar Rate Loan, means any such day on which dealings in Dollar deposits are conducted by and between banks in the London interbank eurodollar market.
     “Capital Expenditures” means, with respect to any Person for any period, any expenditure in respect of the purchase or other acquisition of any fixed or capital asset. For purposes of this definition, the purchase price of equipment that is purchased simultaneously with the trade-in of existing equipment or with insurance proceeds shall be included in Capital Expenditures only to the extent of the gross amount by which such purchase price exceeds the credit granted by the seller of such equipment for the equipment being traded in at such time or the amount of such insurance proceeds, as the case may be.
     “Capitalized Leases” means all leases that have been or should be, in accordance with GAAP, recorded as capitalized leases.
     “Cash Collateralize” has the meaning specified in Section 2.03(g).
     “Cash Equivalents” means any of the following types of Investments, to the extent owned by any Borrower or any of its Subsidiaries free and clear of all Liens (other than Liens created under the Collateral Documents and other Liens permitted hereunder):

     (a) readily marketable obligations issued or directly and fully guaranteed or insured by the United States of America or any agency or instrumentality thereof having maturities of not more than 365 days from the date of acquisition thereof; provided that the full faith and credit of the United States of America is pledged in support thereof;
     (b) time deposits with, or insured certificates of deposit or bankers’ acceptances of, any commercial bank that (i) (A) is a Lender or (B) is organized under the laws of the United States of America, any state thereof or the District of Columbia or is the principal banking subsidiary of a bank holding company organized under the laws of the United States of America, any state thereof or the District of Columbia, and is a member of the Federal Reserve System, (ii) issues (or the parent of which issues) commercial paper rated as described in clause (c) of this definition and (iii) has combined capital and surplus of at least $1,000,000,000, in each case with maturities of not more than 365 days from the date of acquisition thereof;
     (c) commercial paper issued by any Person organized under the laws of any state of the United States of America and rated at least “Prime-1” (or the then equivalent grade) by Moody’s or at least “A-1” (or the then equivalent grade) by S&P, in each case with maturities of not more than 365 days from the date of acquisition thereof; and
     (d) Investments, classified in accordance with GAAP as current assets of any Borrower or any of its Subsidiaries, in money market investment programs registered under the Investment Company Act of 1940, which are administered by financial institutions that have the highest rating obtainable from either Moody’s or S&P, and the portfolios of which are limited solely to Investments of the character, quality and maturity described in clauses (a), (b) and (c) of this definition.
     “CFC” means a Person that is a controlled foreign corporation under Section 957 of the Code.
     “Change in Law” means the occurrence, after the Closing Date, of any of the following: (a) the adoption or taking effect of any law, rule, regulation or treaty, (b) any change in any law, rule, regulation or treaty or in the administration, interpretation or application thereof by any Governmental Authority or (c) the making or issuance of any request, guideline or directive (whether or not having the force of law) by any Governmental Authority.
     “Change of Control” means an event or series of events by which:
     (a) if at any time Bradford Honigfeld shall cease to own and control legally and beneficially (free and clear of all Liens), either directly or indirectly, equity securities in the Parent representing more than 51% of the combined voting power of all of equity securities entitled to vote for members of the board of directors or equivalent governing body of the Parent on a fully-diluted basis; provided however, that a Change of Control shall not result upon the death of Bradford Honigfeld, so long as the Parent establishes a succession plan that is reasonably acceptable to the Administrative Agent within six (6) months of his death; or
     (b) any Person or two or more Persons acting in concert shall have acquired by contract or otherwise, or shall have entered into a contract or arrangement that, upon consummation thereof, will result in its or their acquisition of the power to exercise, directly or indirectly, a controlling influence over the management or policies of any Borrower, or control over the equity securities any Borrower entitled to vote for members of the board of directors or equivalent governing body of such Borrower on a fully-diluted basis (and taking into account all such securities that such Person or Persons have the right to acquire pursuant to any option right) representing 50% or more of the combined voting power of such securities; or
     (c) the Parent shall cease, directly or indirectly, to own and control legally and beneficially all of the Equity Interests in Main Street and Main Street shall cease, directly or indirectly, to own and control legally and beneficially all of the Equity Interests of the Designated Guarantors, unless (i) Main Street is merged or consolidated with and into the Parent, or (ii) one or more Designated Guarantors is merged or consolidated with and into another Designated Guarantor(s), Main Street or the Parent.
     “Change of Control of Ownership Interests” means the approval by the applicable state liquor license boards in each of Arizona, California, Nevada and New Mexico of a change in corporate or company officer and the appointment of one or more new corporate or company officers resulting from the Transaction or the entering into of the applicable license agreement.
     “Closing Date” means May 19, 2006.
     “CNL” means, collectively, CNL Financial I, Inc., a Florida corporation and CNL Financial III, LLC, a Delaware limited liability company.
     “CNL Facility” means the agreements identified on Schedule 1.01B.
     “CNL/FFCA Sale/Leaseback” means the agreements with CNL and FFCA identified on Schedule 1.01B with respect to the nine (9) Restaurants at the following Unit Locations: 1140, 1143, 1863, 1946, 1947, 1950, 1851, 1852 and 1853.
     “Code” means the Internal Revenue Code of 1986.
     “Collateral” means all of the “Collateral” and “Mortgaged Property” referred to in the Collateral Documents and all of the other property that is or is intended under the terms of the Collateral Documents to be subject to Liens in favor of the Administrative Agent for the benefit of the Secured Parties.
     “Collateral Documents” means, collectively, the Security Agreement, the Mortgages, the Assignments of Lease, the Owned Real Estate Support Documents, the Ground Leased Real Estate Support Documents, the Space Leased Real Estate Support Documents, each of the mortgages, collateral assignments, Security Joinder Agreements, security agreements, pledge agreements or other similar agreements delivered to the Administrative Agent pursuant to Section 6.12, and each of the other agreements, instruments or documents that creates or purports to create a Lien in favor of the Administrative Agent for the benefit of the Secured Parties.
     “Commitment” means a Term Loan Commitment or a Revolving Credit Commitment, as the context may require.

     “Committed Loan Notice” means (i) with respect to a Revolving Credit Loan, a written notice delivered by the Responsible Officer of the Borrowers in connection with (a) a Revolving Credit Borrowing, (b) a conversion of any Revolving Credit Loan from one Type to the other, or (c) a continuation of Eurodollar Rate Loans, pursuant to Section 2.02(c), or (ii) with respect to the Term Loan, a written notice delivered by a Responsible Officer of the Borrowers in connection with (a) the initial Borrowing of the Term Loan on the Funding Date, (b) the conversion of any Eurodollar Rate Segment to a Base Rate Segment or (c) the conversion of any Base Rate Segment to a Eurodollar Rate Segment, in each case in substantially the form of Exhibit A.
     “Company” has the meaning specified in the Introductory Paragraph.
     “Company Governing Documents” means the Certificate of Incorporation, By-Laws and other governing documents of the Company (as amended, if applicable).
     “Compliance Certificate” means a certificate substantially in the form of Exhibit D.
     “Concentration Account” means a concentration deposit account at any Treasury Management Bank into which funds from local Operating Accounts are transferred pursuant to the provisions of this Agreement.
     “Consolidated Adjusted Rental Expense” means, as of any date of determination, Consolidated Rental Expense paid in cash for such period ending on such date multiplied by eight (8).
     “Consolidated Cash Interest Charges” means, as of any date of determination, for the Borrowers and the Designated Guarantors on a consolidated cash basis the sum of all interest, premium payments, debt discount, fees, charges and related expenses of the Borrowers and the Designated Guarantors paid in cash on all Indebtedness during all or any part of such period.
     “Consolidated EBITDA” means, as of any date of determination, for the Borrowers and the Designated Guarantors on a consolidated basis in accordance with GAAP, an amount equal to Consolidated Net Income for such period plus (a) the following to the extent deducted in calculating such Consolidated Net Income: (i) Consolidated Cash Interest Charges for such period, (ii) the provision for Federal, state, local and foreign income taxes payable by the Borrowers and the Designated Guarantors for such period, (iii) depreciation and amortization expense, (iv) other non-recurring expenses of the Borrowers and the Designated Guarantors reducing such Consolidated Net Income which do not represent a cash item in such period or any future period and (v) any net income (or loss) relating to the mark-to-market value(s) for any Swap Contracts, as determined based upon one or more mid-market or other readily available quotations provided by any recognized dealer in such Swap Contracts (which may include a Lender or any Affiliate of a Lender) to the extent deducted from the calculation of Consolidated Net Income and pursuant to FASB Statement No. 133-Recognition and Measurement of Derivatives, and minus (b) the following to the extent included in calculating such Consolidated Net Income: (i) Federal, state, local and foreign income tax credits of the Borrowers and the Designated Guarantors for such period and (ii) all non-cash items increasing Consolidated Net Income for such period. For purposes of calculating the Consolidated EBITDA of the Borrowers and the Designated Guarantors as a component of the applicable financial covenants set forth in Section 7.11, for the periods ending September 30, 2005, December 31, 2005 and March 31, 2006, the Consolidated EBITDA of the Borrowers and the Designated Guarantors shall be determined on a Pro Forma Basis, and, for purposes of making such calculations, the Consolidated EBITDA of the Borrowers and the Designated Guarantors for such Fiscal Quarters ending on such dates shall be deemed to be as follows:

Pro Forma
Fiscal Quarter	Consolidated
Ending	EBITDA
FQ3 of FYE 2005	$5,866,732
FQ4 of FYE 2005	$7,042,509
FQ1 of FYE 2006	$8,769,542
     For the Fiscal Quarters ending June 30, 2006 and September 30, 2006 the Consolidated EBITDA of the Borrowers and the Designated Guarantors shall be such Consolidated EBITDA amount as calculated in accordance with the methodology used in calculating Consolidated EBITDA amounts for the Fiscal Quarter ended March 31, 2006 as set forth on Schedule 1.01H.
     “Consolidated EBITDAR” means, as of any date of determination for the Borrowers and the Designated Guarantors on a consolidated basis in accordance with GAAP, the sum of (a) the Consolidated EBITDA of the Borrowers and the Designated Guarantors for such period, plus (ii) Consolidated Rental Expense for such period paid in cash. For purposes of calculating the Consolidated EBITDAR of the Borrowers and the Designated Guarantors as a component of the applicable financial covenants set forth in Section 7.11, for the periods ending September 30, 2005, December 31, 2005 and March 31, 2006, the Consolidated Rental Expense of the Borrowers and the Designated Guarantors shall be determined on a Pro Forma Basis, and for purposes of making such calculations, the Consolidated Rental Expense of the Borrowers and the Designated Guarantors for each of FQ3 of FYE 2005, FQ4 of FYE 2005 and FQ1 of FYE 2006 shall be $2,500,000 for each such Fiscal Quarter.
     “Consolidated Financial Obligations” means, as of any date of determination, for the Borrowers and the Designated Guarantors on a consolidated basis in accordance with GAAP, the sum (without duplication) of (a) the aggregate amount of all scheduled principal payments of Indebtedness (including Capitalized Leases and Synthetic Lease Obligations and scheduled repayments of the Term Loan under Section 2.07(a)) during such period including mandatory prepayments of Obligations due under Section 2.05 hereof (in the case of a mandatory prepayment of a Revolving Loan, so long as such repayment shall be accompanied by a permanent reduction of the aggregate Revolving Credit Commitments under Sections 2.05(c)(i) and 2.06 hereof), (b) Consolidated Cash Interest Charges during such period, and (c) Consolidated Rental Expense paid in cash during such period.
     “Consolidated Fixed Charge Coverage Ratio” means, as at the end of any Reference Period, the ratio of (a) Consolidated EBITDAR less Nondiscretionary Capital Expenditures less income taxes paid in cash during such Reference Period to (b) Consolidated Financial Obligations for such Reference Period.

     “Consolidated Funded Indebtedness” means, as of any date of determination, for the Borrowers and the Designated Guarantors on a consolidated basis in accordance with GAAP and without duplication, the sum of (a) the outstanding principal amount of all obligations, whether current or long-term, for borrowed money (including Obligations hereunder) and all obligations evidenced by bonds, debentures, notes, loan agreements or other similar instruments, (b) all purchase money Indebtedness, (c) all obligations in respect of the deferred purchase price of property or services (other than trade accounts payable in the ordinary course of business, (d) Attributable Indebtedness, (e) without duplication, all Guarantees with respect to outstanding Indebtedness of the types specified in clauses (a) through (d) above of Persons other than the Borrowers or any Designated Guarantor, and (f) all Indebtedness of the types referred to in clauses (a) through (e) above of any partnership or joint venture (other than a joint venture that is itself a corporation or limited liability company) in which a Borrower or a Designated Guarantor is a general partner or joint venturer, unless such Indebtedness is expressly made non-recourse to such Borrower or such Designated Guarantor.
     “Consolidated Growth Capital Expenditures” means, as of any date of determination, Capital Expenditures in respect of new commitments for the purchase or other acquisition of any fixed or capital asset to be used for the development of new T.G.I. Friday’s Unit Locations by a Loan Party (including, without limitation, entering into any new lease, purchase agreement, construction contract or other arrangement relating to the acquisition, development, or build out of property in connection with the opening or anticipated opening of a new T.G.I. Friday’s Unit but excluding normal replacements and maintenance which are properly charged to current operations and expenditures made in compliance with any then existing binding commitments for the purchase or other acquisition or lease or other arrangement for the development of new T.G.I. Friday’s Unit Locations).
     “Consolidated Lease Adjusted Leverage Ratio” means, as at the end of any Reference Period, the ratio of (a) (i) Consolidated Funded Indebtedness for such Reference Period plus (ii) Consolidated Adjusted Rental Expense for such Reference Period to (b) Consolidated EBITDAR for such Reference Period.
     “Consolidated Net Income” means, as of any date of determination, for the Borrowers and the Designated Guarantors on a consolidated basis in accordance with GAAP, the net income (or net loss) of the Borrowers and the Designated Guarantors (excluding extraordinary gains but including extraordinary losses) for that period.
     “Consolidated Rental Expense” means, as of any date of determination, all cash rental expense of the Borrowers and the Designated Guarantors during such period, determined on a consolidated cash basis, incurred under any rental agreements or Leases, including Space Leases and ground leases, other than obligations in respect of any Capitalized Leases and Synthetic Lease Obligations.
     “Consolidated Senior Indebtedness” means, as of any date of determination, for the Borrowers and the Designated Guarantors on a consolidated basis in accordance with GAAP, all outstanding Obligations existing under this Agreement and the other Loan Documents.

     “Consolidated Senior Leverage Ratio” means, as at the end of any Reference Period, the ratio of (a) Consolidated Senior Indebtedness as of such Reference Period to (b) Consolidated EBITDA for such Reference Period.
     “Contractual Obligation” means, as to any Person, any provision of any security issued by such Person or of any agreement, instrument or other undertaking to which such Person is a party or by which it or any of its property is bound.
     “Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise. “Controlling” and “Controlled” have meanings correlative thereto.
     “Credit Extension” means each of the following: (a) a Borrowing and (b) an L/C Credit Extension.
     “Debt Issuance” means the incurrence, issuance or sale by any Borrower or any of its Subsidiaries after the Funding Date of any debt (including, without limitation, any debt securities, whether in a public offering of such securities or otherwise) but excluding issuance of any Indebtedness permitted under Section 7.02.
     “Debtor Relief Laws” means the Bankruptcy Code of the United States, and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief Laws of the United States or other applicable jurisdictions from time to time in effect and affecting the rights of creditors generally.
     “Default” means any event or condition that constitutes an Event of Default or that, with the giving of any notice, the passage of time, or both, would be an Event of Default.
     “Default Rate” means (a) when used with respect to Obligations other than Letter of Credit Fees, an interest rate equal to (i) the Base Rate plus (ii) the then Applicable Rate applicable to Base Rate Segments plus (iii) 2% per annum; provided, however, that with respect to a Eurodollar Rate Loan, the Default Rate shall be an interest rate equal to the interest rate (including any Applicable Rate) otherwise applicable to such Loan plus 2% per annum and (b) when used with respect to Letter of Credit Fees, a rate equal to the then Applicable Rate plus 2% per annum.
     “Defaulting Lender” means any Lender that (a) has failed to fund any portion of the Term Loans, Revolving Credit Loans, participations in L/C Obligations or participations in Swing Line Loans required to be funded by it hereunder within one Business Day of the date required to be funded by it hereunder, (b) has otherwise failed to pay over to the Administrative Agent or any other Lender any other amount required to be paid by it hereunder within one Business Day of the date when due, unless the subject of a good faith dispute, or (c) has been deemed insolvent or become the subject of a bankruptcy or insolvency proceeding.
     “Designated Guarantors” means all Guarantors other than Excluded Guarantors.

     “Development Agreements” means collectively, (a) the Development Agreement dated as of March 15, 2004 by and between the Franchisor and Cornerstone Productions, Inc., (b) the Development Agreement dated as of March 15, 2004 by and between the Franchisor and Main St. California, Inc., as amended by the first amendment thereto dated February 17, 2005, and (c) the California Development Incentive Agreement dated March 15, 2004 by and among the Franchisor, Main St. California, Inc. and Main Street, and as each of the foregoing are in effect on the Closing Date.
     “Disposition” or “Dispose” means the sale, transfer, license, lease or other disposition (including any sale and leaseback transaction) of any property by any Person (or the granting of any option or other right to do any of the foregoing), including any sale, assignment, transfer or other disposal, with or without recourse, of any notes or accounts receivable or any rights and claims associated therewith.
     “Dollar” and “$” mean lawful money of the United States.
     “Domestic Subsidiary” means any Subsidiary that is organized under the laws of any political subdivision of the United States.
     “Eligible Assignee” means any Person that meets the requirements to be an assignee under Section 10.06(b)(iii), (v) and (vi) (subject to such consents, if any, as may be required under Section 10.06(b)(iii)).
     “Environmental Laws” means any and all Federal, state, local, and foreign statutes, laws, regulations, ordinances, rules, judgments, orders, decrees, permits, concessions, grants, franchises, licenses, agreements or governmental restrictions relating to pollution and the protection of the environment or the release of any materials into the environment, including those related to hazardous substances or wastes, air emissions and discharges to waste or public systems.
     “Environmental Liability” means any liability, contingent or otherwise (including any liability for damages, costs of environmental remediation, fines, penalties or indemnities), of any Borrower, any other Loan Party or any of their respective Subsidiaries directly or indirectly resulting from or based upon (a) violation of any Environmental Law, (b) the generation, use, handling, transportation, storage, treatment or disposal of any Hazardous Materials, (c) exposure to any Hazardous Materials, (d) the release or threatened release of any Hazardous Materials into the environment or (e) any contract, agreement or other consensual arrangement pursuant to which liability is assumed or imposed with respect to any of the foregoing.
     “Equity Interests” means, with respect to any Person, all of the shares of capital stock of (or other ownership or profit interests in) such Person, all of the warrants, options or other rights for the purchase or acquisition from such Person of shares of capital stock of (or other ownership or profit interests in) such Person, all of the securities convertible into or exchangeable for shares of capital stock of (or other ownership or profit interests in) such Person or warrants, rights or options for the purchase or acquisition from such Person of such shares (or such other interests), and all of the other ownership or profit interests in such Person (including partnership, member or trust interests therein), whether voting or nonvoting, and whether or not such shares, warrants, options, rights or other interests are outstanding on any date of determination.
     “Equity Investment” means the cash Investments in the Equity Interests of the Parent made or to be made by the Equity Investor upon the terms and subject to the conditions contained in the Company Governing Documents.
     “Equity Investor” means Bradford Honigfeld.
     “Equity Issuance” means the issuance, sale or other disposition by any Borrower or any of its Subsidiaries of any of such Person’s Equity Interests (including, without limitation, pursuant to an initial Public Offering), any rights, warrants or options to purchase or acquire any shares of its Equity Interests or any other security or instrument representing, convertible into or exchangeable for any Equity Interests in any Borrower or any of its Subsidiaries.
     “ERISA” means the Employee Retirement Income Security Act of 1974.
     “ERISA Affiliate” means any trade or business (whether or not incorporated) under common control with any Borrower within the meaning of Section 414(b) or (c) of the Code (and Sections 414(m) and (o) of the Code for purposes of provisions relating to Section 412 of the Code).
     “ERISA Event” means (a) a Reportable Event with respect to a Pension Plan; (b) a withdrawal by any Borrower or any ERISA Affiliate from a Pension Plan subject to Section 4063 of ERISA during a plan year in which it was a substantial employer (as defined in Section 4001(a)(2) of ERISA) or a cessation of operations that is treated as such a withdrawal under Section 4062(e) of ERISA; (c) a complete or partial withdrawal by any Borrower or any ERISA Affiliate from a Multiemployer Plan or notification that a Multiemployer Plan is in reorganization; (d) the filing of a notice of intent to terminate, the treatment of a Plan amendment as a termination under Section 4041 or 4041A of ERISA, or the commencement of proceedings by the PBGC to terminate a Pension Plan or Multiemployer Plan; (e) an event or condition which constitutes grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Pension Plan or Multiemployer Plan; or (f) the imposition of any liability under Title IV of ERISA, other than for PBGC premiums due but not delinquent under Section 4007 of ERISA, upon any Borrower or any ERISA Affiliate.
     “Eurodollar Rate” means, for any Interest Period with respect to a Eurodollar Rate Loan, the rate per annum equal to the British Bankers Association LIBOR Rate (“BBA LIBOR”), as published by Reuters (or other commercially available source providing quotations of BBA LIBOR as designated by the Administrative Agent from time to time) at approximately 11:00 a.m., London time, two Business Days prior to the commencement of such Interest Period, for Dollar deposits (for delivery on the first day of such Interest Period) with a term equivalent to such Interest Period. If such rate is not available at such time for any reason, then the “Eurodollar Rate” for such Interest Period shall be the rate per annum determined by the Administrative Agent to be the rate at which deposits in Dollars for delivery on the first day of such Interest Period in same day funds in the approximate amount of the Eurodollar Rate Loan being made, continued or converted by Bank of America and with a term equivalent to such

Interest Period would be offered by Bank of America’s London Branch to major banks in the London interbank eurodollar market at their request at approximately 11:00 a.m. (London time) two Business Days prior to the commencement of such Interest Period.
     “Eurodollar Rate Loan” means a Loan (including a Segment) that bears interest at a rate based on the Eurodollar Rate.
     “Eurodollar Rate Segment” means a Segment that bears interest at a rate based on the Eurodollar Rate.
     “Event of Default” has the meaning specified in Section 8.01.
     “Excess Cash Flow” means, for any Fiscal Year of the Borrowers, the excess (if any) of (a) Consolidated EBITDA for such Fiscal Year minus (b) the sum (for such Fiscal Year) of (i) Consolidated Financial Obligations, (ii) all income taxes actually paid by the Borrowers and the Designated Guarantors, (iii) Capital Expenditures actually made by the Borrowers and the Designated Guarantors in such Fiscal Year to the extent that such Capital Expenditures were not financed by Indebtedness permitted by Section 7.02, and (iv) Restricted Payments permitted pursuant to Section 7.06(c).
     “Excess Cash Flow Percentage” means (a) 50% if the Consolidated Lease Adjusted Leverage Ratio exceeds 4.50:1.00 or (b) 25% if the Consolidated Lease Adjusted Leverage Ratio is less than or equal to 4.50:1.00.
     “Excluded Cooperstown Restaurant” means the Restaurant located at 2217 East Ninth Street, Cleveland, Ohio 44115 owned by an Excluded Guarantor as identified on Schedule 1.01C.
     “Excluded Guarantors” means each of the following Subsidiaries of Main Street: (a) Bamboo Club, Inc., an Arizona corporation, (b) Main St. Midwest, Inc., a Kansas corporation, (c) Redfish America, LLC, an Arizona limited liability company, and (d) Redfish Cleveland, Inc. an Ohio corporation.
     “Excluded Restaurants” means the Excluded Cooperstown Restaurant, the Excluded T.G.I. Friday’s Restaurant and any Bamboo or Redfish restaurant as listed on Schedule 1.01C owned by an Excluded Guarantor and any other assets used in connection with any Excluded Restaurant.
     “Excluded Taxes” means, with respect to the Administrative Agent, any Lender, the L/C Issuer or any other recipient of any payment to be made by or on account of any obligation of the Borrowers hereunder, (a) taxes imposed on or measured by its overall net income (however denominated), and franchise taxes imposed on it (in lieu of net income taxes), by the jurisdiction (or any political subdivision thereof) under the laws of which such recipient is organized or in which its principal office is located or, in the case of any Lender, in which its applicable Lending Office is located, (b) any branch profits taxes imposed by the United States or any similar tax imposed by any other jurisdiction in which any Borrower is located and (c) in the case of a Foreign Lender (other than an assignee pursuant to a request by the Borrowers under Section 10.13), any withholding tax that is imposed on amounts payable to such Foreign Lender at the time such Foreign Lender becomes a party hereto (or designates a new Lending Office) or is attributable to such Foreign Lender’s failure or inability (other than as a result of a Change in Law) to comply with Section 3.01(e), except to the extent that such Foreign Lender (or its assignor, if any) was entitled, at the time of designation of a new Lending Office (or assignment), to receive additional amounts from the Borrowers with respect to such withholding tax pursuant to Section 3.01(a).
     “Excluded T.G.I. Friday’s Restaurant” means the Restaurant at Unit Location 1909 plus any of the T.G.I. Friday’s Restaurants owned by an Excluded Guarantor identified on Schedule 1.01C.
     “Existing Letters of Credit” means those letters of credit set forth on Schedule 1.01D.
     “Extraordinary Receipt” means any cash received by or paid to or for the account of any Person not in the ordinary course of business which exceeds $100,000 per occurrence or incident, including federal and state income tax refunds relating to periods prior to the Funding Date, pension plan reversions, proceeds of casualty insurance (other than proceeds of business interruption insurance to the extent such proceeds constitute compensation for lost earnings), condemnation awards (and payments in lieu thereof), indemnity payments and any purchase price adjustments, other than relating to an Excluded Restaurant or received by an Excluded Guarantor.
     “Facility” means the Term Loan Facility or the Revolving Credit Facility, as the context may require.
     “FASB” means the Financial Accounting Standards Board.
     “Federal Funds Rate” means, for any day, the rate per annum equal to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers on such day, as published by the Federal Reserve Bank of New York on the Business Day next succeeding such day; provided that (a) if such day is not a Business Day, the Federal Funds Rate for such day shall be such rate on such transactions on the next preceding Business Day as so published on the next succeeding Business Day, and (b) if no such rate is so published on such next succeeding Business Day, the Federal Funds Rate for such day shall be the average rate (rounded upward, if necessary, to a whole multiple of 1/100 of 1%) charged to Bank of America on such day on such transactions as determined by the Administrative Agent.
     “Fee Letter” means the amended and restated letter agreement, dated as of the Closing Date, among the Borrowers, the Sister Company, the Administrative Agent and the Arranger.
     “FERC” has the meaning specified in Section 5.14(b).
     “FFCA” means FFCA Acquisition Corporation, a Delaware corporation.
     “Fiscal Quarters” has the meaning specified in Section 7.14(b).
     “Fiscal Year” has the meaning specified in Section 7.14(b).

     “Foreign Lender” means any Lender that is organized under the laws of a jurisdiction other than that in which any Borrower is resident for tax purposes. For purposes of this definition, the United States, each State thereof, the District of Columbia and its territories shall be deemed to constitute a single jurisdiction.
     “FQ1, FQ2, FQ3, FQ4” means the first, second, third and fourth Fiscal Quarters respectively of a specified Fiscal Year.
     “Franchise Agreements” means, collectively, all franchise agreements, the Development Agreements and other development agreements, license agreements or related agreements by and between the Franchisor and any Borrower or any Subsidiary, which agreements relate to any of the Restaurants, including but not limited to those Franchise Agreements described on Schedule 1.01E attached hereto.
     “Franchisor” means T.G.I. Friday’s Inc., a New York Corporation and its successors and assigns.
     “FRB” means the Board of Governors of the Federal Reserve System of the United States.
     “Fund” means any Person (other than a natural person) that is (or will be) engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its business.
     “Funding Date” means the first date all the conditions precedent in Section 4.02 are satisfied or waived in accordance with Section 10.01.
     “FYE” means a Fiscal Year of the Borrowers and the Designated Guarantors ending on a specified date or during a specified calendar month or calendar year.
     “GAAP” means generally accepted accounting principles in the United States set forth in the opinions and pronouncements of the Accounting Principles Board and the American Institute of Certified Public Accountants and statements and pronouncements of FASB or such other principles as may be approved by a significant segment of the accounting profession in the United States, that are applicable to the circumstances as of the date of determination, consistently applied.
     “GMAC Facility” means (i) the Secured Convertible Promissory Note, dated May 11, 1998, issued by Main St. California, Inc. to Franchise Mortgage Acceptance Corporation, in the aggregate principal amount of $1,696,500, and the Pledge and Security Agreement of even date therewith relating thereto, and (ii) the Secured Convertible Promissory Note, dated May 11, 1998, issued by Main St. California, Inc. to Franchise Mortgage Acceptance Corporation, in the aggregate principal amount of $626,904, and the Pledge and Security Agreement of even date therewith relating thereto.
     “Governmental Authority” means the government of the United States or any other nation, or of any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supra-national bodies such as the European Union or the European Central Bank and any liquor license boards or related agencies whether state or federal).
     “Ground Leased Real Estate Support Documents” means, with respect to any Restaurant or other real property which is leased or subleased to a Borrower or a Designated Guarantor, pursuant to a ground lease (other than the Excluded Restaurants), such landlord and mortgagee waivers and nondisturbance agreements, third party consents, mortgagee title insurance policies (in amounts and with endorsements acceptable to the Administrative Agent), surveys, environmental questionnaires, flood hazard certifications, evidence of flood insurance, if required, and other mortgage-related documents as the Administrative Agent may reasonably request.
     “Guarantee” means, as to any Person, any (a) obligation, contingent or otherwise, of such Person guaranteeing or having the economic effect of guaranteeing any Indebtedness or other obligation payable or performable by another Person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of such Person, direct or indirect, (i) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other obligation, (ii) to purchase or lease property, securities or services for the purpose of assuring the obligee in respect of such Indebtedness or other obligation of the payment or performance of such Indebtedness or other obligation, (iii) to maintain working capital, equity capital or any other financial statement condition or liquidity or level of income or cash flow of the primary obligor so as to enable the primary obligor to pay such Indebtedness or other obligation, or (iv) entered into for the purpose of assuring in any other manner the obligee in respect of such Indebtedness or other obligation of the payment or performance thereof or to protect such obligee against loss in respect thereof (in whole or in part), or (b) any Lien on any assets of such Person securing any Indebtedness or other obligation of any other Person, whether or not such Indebtedness or other obligation is assumed by such Person (or any right, contingent or otherwise, of any holder of such Indebtedness to obtain any such Lien). The amount of any Guarantee shall be deemed to be an amount equal to the stated or determinable amount of the related primary obligation, or portion thereof, in respect of which such Guarantee is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof as determined by the guaranteeing Person in good faith. The term “Guarantee” as a verb has a corresponding meaning.
     “Guarantors” means, collectively, each of the Subsidiaries of the Borrowers listed on Schedule 6.12 and each other Subsidiary of any Borrower that shall be required to execute and deliver a Guaranty Joinder Agreement pursuant to Section 6.12.
     “Guaranty” means, collectively, the Guaranty made by the Guarantors in favor of the Secured Parties, substantially in the form of Exhibit F attached hereto, as supplemented from time to time by execution and delivery of Guaranty Joinder Agreements pursuant to Section 6.12 or otherwise.
     “Guaranty Joinder Agreements” means each Guaranty Joinder Agreement, substantially in the form thereof attached to the Guaranty executed and delivered by a Subsidiary to the Administrative Agent pursuant to Section 6.12.

     “Hazardous Materials” means all explosive or radioactive substances or wastes and all hazardous or toxic substances, wastes or other pollutants, including petroleum or petroleum distillates, asbestos or asbestos-containing materials, polychlorinated biphenyls, radon gas, infectious or medical wastes and all other substances or wastes of any nature regulated pursuant to any Environmental Law.
     “Hedge Bank” means any Person that, at the time it enters into a Secured Hedge Agreement, is a Lender or an Affiliate of a Lender, in its capacity as a party to such Secured Hedge Agreement.
     “Honor Date” has the meaning specified in Section 2.03(c).
     “Incurrence Ratio” means, as at any date of determination, the maximum Consolidated Senior Leverage Ratio permitted under Section 7.11(b) as at the end of the most recently ended period for which the Borrowers have delivered a Compliance Certificate, less 0.15.
     “Indebtedness” means, as to any Person at a particular time, without duplication, all of the following, whether or not included as indebtedness or liabilities in accordance with GAAP:
     (a) all obligations of such Person for borrowed money and all obligations of such Person evidenced by bonds, debentures, notes, loan agreements or other similar instruments;
     (b) the amount of all direct or contingent obligations of such Person arising under letters of credit (including standby and commercial) as the amount of such letter of credit may be calculated under Section 1.06, bankers’ acceptances, bank guaranties, surety bonds and similar instruments;
     (c) net obligations of such Person under any Swap Contract;
     (d) all obligations of such Person to pay the deferred purchase price of property or services (other than trade accounts payable in the ordinary course of business);
     (e) indebtedness (excluding prepaid interest thereon) secured by a Lien on property owned or being purchased by such Person (including indebtedness arising under conditional sales or other title retention agreements), whether or not such indebtedness shall have been assumed by such Person or is limited in recourse;
     (f) all Attributable Indebtedness in respect of Capitalized Leases and Synthetic Lease Obligations of such Person and all Synthetic Debt of such Person;
     (g) all obligations of such Person to purchase, redeem, retire, defease or otherwise make any payment in respect of any Equity Interest in such Person or any other Person or any warrant, right or option to acquire such Equity Interest, valued, in the case of a redeemable preferred interest, at the greater of its voluntary or involuntary liquidation preference plus accrued and unpaid dividends; and
     (h) all Guarantees of such Person in respect of any of the foregoing.

     For all purposes hereof, the Indebtedness of any Person shall include the Indebtedness of any partnership or joint venture (other than a joint venture that is itself a corporation or limited liability company) in which such Person is a general partner or a joint venturer, unless such Indebtedness is expressly made non-recourse to such Person. The amount of any net obligation under any Swap Contract on any date shall be deemed to be the Swap Termination Value thereof as of such date.
     “Indemnified Taxes” means Taxes other than Excluded Taxes.
     “Indemnitee” has the meaning specified in Section 10.04(b).
     “Information” has the meaning specified in Section 10.07.
     “Information Memorandum” means the information memorandum used by the Arranger in connection with the syndication of the Commitments.
     “Interest Payment Date” means, (a) as to any Eurodollar Rate Loan, the last day of each Interest Period applicable to such Loan and the Maturity Date of the Facility under which such Loan was made; and (b) as to any Base Rate Loan or Swing Line Loan, the last Business Day of each month and the Maturity Date of the Facility under which such Loan was made (with Swing Line Loans being deemed made under the Revolving Credit Facility for purposes of this definition).
     “Interest Period” means, as to each Eurodollar Rate Loan, the period commencing on the date such Eurodollar Rate Loan is disbursed or converted to or continued as a Eurodollar Rate Loan and ending on the date (1) one month or (3) three months thereafter, as selected by the Borrowers in a Committed Loan Notice; provided that:
     (a) any Interest Period that would otherwise end on a day that is not a Business Day shall be extended to the next succeeding Business Day unless such Business Day falls in another calendar month, in which case such Interest Period shall end on the next preceding Business Day;
     (b) any Interest Period that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of the calendar month at the end of such Interest Period; and
     (c) no Interest Period shall extend beyond the Maturity Date of the Facility under which such Loan was made.
     “Investment” means, as to any Person, any direct or indirect acquisition or investment by such Person, whether by means of (a) the purchase or other acquisition of Equity Interests of another Person, (b) a loan, advance or capital contribution to, Guarantee or assumption of debt of, or purchase or other acquisition of any other debt or interest in, another Person, or (c) the purchase or other acquisition (in one transaction or a series of transactions) of assets of another Person that constitute a business unit or all or a substantial part of the business of, such Person. For purposes of covenant compliance, the amount of any Investment shall be the amount actually invested, without adjustment for subsequent increases or decreases in the value of such Investment.
     “IP Rights” has the meaning specified in Section 5.17.
     “IRS” means the United States Internal Revenue Service.
     “ISP” means, with respect to any Letter of Credit, the “International Standby Practices 1998” published by the Institute of International Banking Law & Practice (or such later version thereof as may be in effect at the time of issuance).
     “Issuer Documents” means with respect to any Letter of Credit, the Letter of Credit Application, and any other document, agreement and instrument entered into by the L/C Issuer and the Borrowers or in favor of the L/C Issuer and relating to such Letter of Credit.
     “Laws” means, collectively, all international, foreign, Federal, state and local statutes, treaties, rules, guidelines, regulations, ordinances, codes and administrative or judicial precedents or authorities, including, without limitation, laws and regulations relating to food or liquor, occupational health and safety, equal employment opportunities, fair employment practices and sex, race, religion and age discrimination, as well as the interpretation or administration thereof by any Governmental Authority charged with the enforcement, interpretation or administration thereof, and all applicable administrative orders, directed duties, requests, licenses, authorizations and permits of, and agreements with, any Governmental Authority, in each case whether or not having the force of law.
     “L/C Advance” means, with respect to each Revolving Credit Lender, such Lender’s funding of its participation in any L/C Borrowing in accordance with its Applicable Revolving Credit Percentage.
     “L/C Borrowing” means an extension of credit resulting from a drawing under any Letter of Credit which has not been reimbursed on the date when made or refinanced as a Revolving Credit Borrowing.
     “L/C Credit Extension” means, with respect to any Letter of Credit, the issuance thereof or extension of the expiry date thereof, or the increase of the amount thereof.
     “L/C Issuer” means Bank of America in its capacity as issuer of Letters of Credit hereunder, or any successor issuer of Letters of Credit hereunder.
     “L/C Obligations” means, as at any date of determination, the aggregate amount available to be drawn under all outstanding Letters of Credit plus the aggregate of all Unreimbursed Amounts, including all L/C Borrowings. For purposes of computing the amount available to be drawn under any Letter of Credit, the amount of such Letter of Credit shall be determined in accordance with Section 1.06. For all purposes of this Agreement, if on any date of determination a Letter of Credit has expired by its terms but any amount may still be drawn thereunder by reason of the operation of Rule 3.14 of the ISP, such Letter of Credit shall be deemed to be “outstanding” in the amount so remaining available to be drawn.

     “Lease” means each operating lease of real property related to a Restaurant or to the operations of the Business, including, but not limited to, those leases set forth in Schedule 1.01F attached hereto.
     “Lender” has the meaning specified in the introductory paragraph hereto and, as the context requires, includes the Swing Line Lender.
     “Lending Office” means, as to any Lender, the office or offices of such Lender described as such in such Lender’s Administrative Questionnaire, or such other office or offices as a Lender may from time to time notify the Borrowers and the Administrative Agent.
     “Letter of Credit” means any standby letter of credit issued hereunder and shall include the Existing Letters of Credit.
     “Letter of Credit Application” means an application and agreement for the issuance or amendment of a Letter of Credit in the form from time to time in use by the L/C Issuer.
     “Letter of Credit Expiration Date” means the day that is seven (7) days prior to the Maturity Date then in effect for the Revolving Credit Facility (or, if such day is not a Business Day, the next preceding Business Day).
     “Letter of Credit Fee” has the meaning specified in Section 2.03(i).
     “Letter of Credit Sublimit” means an amount equal to $7,000,000. The Letter of Credit Sublimit is part of, and not in addition to, the Revolving Credit Facility.
     “Lien” means any mortgage, pledge, hypothecation, assignment, deposit arrangement, encumbrance, lien (statutory or other), charge, or preference, priority or other security interest or preferential arrangement in the nature of a security interest of any kind or nature whatsoever (including any conditional sale or other title retention agreement, any easement, right of way or other encumbrance on title to real property, and any financing lease having substantially the same economic effect as any of the foregoing); provided, however, that for the avoidance of doubt, the Franchisor’s rights of first offer and first refusal under the Franchise Agreements shall not be considered or deemed to be a Lien.
     “Loan” means an extension of credit by a Lender to the Borrowers under Article II in the form of a Term Loan (including any Segment), a Revolving Credit Loan or a Swing Line Loan.
     “Loan Documents” means, collectively, (a) this Agreement, (b) the Notes, (c) the Guaranty, (d) the Collateral Documents, (e) the Fee Letter, (f) each Issuer Document, (g) each Secured Hedge Agreement, and (h) each Secured Treasury Management Agreement; provided that for purposes of the definition of “Material Adverse Effect” and Articles IV through IX, “Loan Documents” shall not include Secured Hedge Agreements or Secured Treasury Management Agreements.
     “Loan Parties” means, collectively, the Borrowers and each Guarantor.
     “Main Street” has the meaning specified in the Preliminary Statements.

     “Main Street Credit Agreement” means that certain Credit Agreement, dated as of October 31, 2005 among Main Street Restaurant Group, Inc., Bank of America and Banc of America Securities LLC.
     “Main Street Stock” means all of the issued and outstanding shares of common stock, $0.001 par value per share, of Main Street, including all of the associated preferred stock purchase rights issued pursuant to the Rights Agreement.
     “Maintenance Capital Expenditures” means, as of any date of determination for the Borrowers and the Designated Guarantors on a consolidated basis in accordance with GAAP, the greater of (a) actual Capital Expenditures during the Reference Period ending on such date relating to the maintenance of any Restaurant (other than Excluded Restaurants) and (b) $25,000 per Restaurant in the aggregate (other than Excluded Restaurants) for Restaurants in operation for more than twenty-four (24) months as at such date of determination.
     “Material Adverse Effect” means (a) a material adverse change in, or a material adverse effect upon, the operations, business, or financial condition of the Borrowers and their Subsidiaries taken as a whole; (b) a material impairment of the rights and remedies of the Administrative Agent or any Lender under any Loan Document, or of the ability of any Loan Party to perform its obligations under any Loan Document to which it is a party; or (c) a material adverse effect upon the legality, validity, binding effect or enforceability against any Loan Party of any Loan Document to which it is a party; provided, however that for purposes hereunder on the Funding Date and solely on the Funding Date, in each case a Material Adverse Effect shall exclude a change or effect (x) resulting from a change in general economic conditions or a change in the securities markets in general, (y) resulting from a change affecting the restaurant industry generally that does not affect the Parent, the Company or Main Street to materially disproportionate degree from other entities operating in such industry or (z) resulting primarily from the announcement or pendency of the Acquisition or Merger.
     “Maturity Date” means (a) with respect to the Revolving Credit Facility, the fifth anniversary of the Funding Date and (b) with respect to the Term Loan Facility, the sixth anniversary of the Funding Date; provided, however, that, in each case, if such date is not a Business Day, the Maturity Date shall be the next preceding Business Day.
     “Merger” has the meaning specified in the Preliminary Statements.
     “Merger Agreement” has the meaning specified in the Preliminary Statements.
     “Merger Effective Time” has the meaning specified for the term “Effective Time” in Section 2.02 of the Merger Agreement.
     “Moody’s” means Moody’s Investors Service, Inc. and any successor thereto.
     “Mortgage” means, collectively, the mortgages, deeds of trust or any leasehold deed of trust, security agreement, assignment of leases and fixture filing now or hereafter encumbering any Borrower’s or any Designated Guarantor’s fee or leasehold estates in the Restaurants and other property as described therein in favor of the Administrative Agent and in substantially the form of Exhibit H attached hereto, and as such Mortgages may be amended, amended and restated, supplemented, replaced, or otherwise modified.
     “Multiemployer Plan” means any employee benefit plan of the type described in Section 4001(a)(3) of ERISA, to which any Borrower or any ERISA Affiliate makes or is obligated to make contributions, or during the preceding five plan years, has made or been obligated to make contributions.
     “Net Cash Proceeds” means:
     (a) with respect to any Disposition by any Loan Party, or any Extraordinary Receipt received or paid to the account of any Loan Party, the excess, if any, of (i) the sum of cash and Cash Equivalents received in connection with such transaction (including any cash or Cash Equivalents received by way of deferred payment pursuant to, or by monetization of, a note receivable or otherwise, but only as and when so received) over (ii) the sum of (A) the principal amount of any Indebtedness that is secured by the applicable asset and that is required to be repaid in connection with such transaction (other than Indebtedness under the Loan Documents), (B) the reasonable and customary out-of-pocket expenses incurred by such Person in connection with such transaction and (C) income taxes reasonably estimated to be actually payable within two years of the date of the relevant transaction as a result of any gain recognized in connection therewith; provided that, if the amount of any estimated taxes pursuant to subclause (C) exceeds the amount of taxes actually required to be paid in cash in respect of such Disposition, the aggregate amount of such excess shall constitute Net Cash Proceeds; and
     (b) with respect to any Equity Issuance or Debt Issuance by any Loan Party, the excess of (i) the sum of the cash and Cash Equivalents received in connection with such transaction over (ii) the underwriting discounts and commissions, and other reasonable and customary out-of-pocket expenses, incurred by such Loan Party in connection therewith.
     “Nondiscretionary Capital Expenditures” means Maintenance Capital Expenditures plus Remodeling Capital Expenditures.
     “Note” means a Term Loan Note or a Revolving Credit Note, as the context may require.
     “Obligations” means all advances to, and debts, liabilities, obligations, covenants and duties of, any Loan Party arising under any Loan Document or related to any Loan or Letter of Credit, whether direct or indirect (including those acquired by assumption), absolute or contingent, due or to become due, now existing or hereafter arising and including interest and fees that accrue after the commencement by or against any Loan Party of any proceeding under any Debtor Relief Laws naming such Person as the debtor in such proceeding, regardless of whether such interest and fees are allowed claims in such proceeding.
     “Operating Accounts” has the meaning specified in Section 5.28.
     “Organization Documents” means, (a) with respect to any corporation, the certificate or articles of incorporation and the bylaws (or equivalent or comparable constitutive documents with respect to any non-U.S. jurisdiction); (b) with respect to any limited liability company, the certificate or articles of formation or organization and operating agreement; and (c) with respect to any partnership, joint venture, trust or other form of business entity, the partnership, joint venture or other applicable agreement of formation or organization and any agreement, instrument, filing or notice with respect thereto filed in connection with its formation or organization with the applicable Governmental Authority in the jurisdiction of its formation or organization and, if applicable, any certificate or articles of formation or organization of such entity.
     “Orleans Restaurant” means the Restaurant at Unit Location 1802.
     “Other Taxes” means all present or future stamp or documentary taxes or any other excise or property taxes, charges or similar levies arising from any payment made hereunder or under any other Loan Document or from the execution, delivery or enforcement of, or otherwise with respect to, this Agreement or any other Loan Document.
     “Outstanding Amount” means (a) with respect to the Term Loan, Revolving Credit Loans and Swing Line Loans on any date, the aggregate outstanding principal amount thereof after giving effect to any borrowings and prepayments or repayments of the Term Loan (or any Segment, as the case may be), Revolving Credit Loans and Swing Line Loans, as the case may be, occurring on such date; and (b) with respect to any L/C Obligations on any date, the amount of such L/C Obligations on such date after giving effect to any L/C Credit Extension occurring on such date and any other changes in the aggregate amount of the L/C Obligations as of such date, including as a result of any reimbursements by the Borrowers of Unreimbursed Amounts.
     “Owned Real Estate Support Documents” means, with respect to any Restaurant or other real property which is owned by any Borrower or a Designated Guarantor in fee simple (other than the Excluded Restaurants), such third party consents, mortgagee title insurance policies (in amounts and with endorsements acceptable to the Administrative Agent), surveys, environmental questionnaires, flood hazard certifications, evidence of flood insurance, if required, and other mortgage-related documents as the Administrative Agent may reasonably request.
     “Participant” has the meaning specified in Section 10.06(d).
     “Parent” has the meaning specified in the Introductory Paragraph hereto.
     “PBGC” means the Pension Benefit Guaranty Corporation.
     “PCAOB” means the Public Company Accounting Oversight Board.
     “Pension Plan” means any “employee pension benefit plan” (as such term is defined in Section 3(2) of ERISA), other than a Multiemployer Plan, that is subject to Title IV of ERISA and is sponsored or maintained by any Borrower or any ERISA Affiliate or to which the Borrower or any ERISA Affiliate contributes or has an obligation to contribute, or in the case of a multiple employer or other plan described in Section 4064(a) of ERISA, has made contributions at any time during the immediately preceding five plan years.
     “Permitted Restaurant Sales” means the Disposition of up to seven (7) Restaurants in the aggregate during the term of the Term Loan Facility owned by a Borrower or Designated Guarantor; provided that:

     (a) the Borrowers shall provide the Administrative Agent with thirty (30) days’ prior written notice thereof;
     (b) after giving pro forma effect to any such Disposition, (i) no Default shall have occurred and be continuing or shall result therefrom (ii) the Borrowers and the Designated Guarantors shall be in pro forma compliance with all of the financial covenants set forth in Section 7.11, such compliance to be determined on the basis of the financial information most recently delivered to the Administrative Agent and the Lenders pursuant to Section 6.01(a) or (b) as though such Disposition had been consummated as of the first day of the fiscal period covered thereby and (iii) the remaining Unit Locations in Administrative Agent’s discretion shall have a loan to value ratio acceptable to the Lenders;
     (c) any and all consents and approvals of any Governmental Authority, franchisor or landlord necessary for the consummation of such Disposition shall have been received;
     (d) the Borrowers shall have delivered to the Administrative Agent not less than ten (10) days prior to such Disposition, true and complete copies of the most current drafts of any documents, instruments or other similar agreements to be undertaken and completed by any Borrower or any Designated Guarantor in connection with such Disposition; and
     (e) the Borrowers shall have delivered to the Administrative Agent and the Lenders an updated Schedules 1.01E, 1.01F, 1.01G, 5.13, 5.22 and 5.28 to this Agreement, as applicable, to reflect such Disposition which shall be in form and substance satisfactory to the Administrative Agent.
     “Person” means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.
     “Plan” means any “employee benefit plan” (as such term is defined in Section 3(3) of ERISA) established by any Borrower or, with respect to any such plan that is subject to Section 412 of the Code or Title IV of ERISA, any ERISA Affiliate.
     “Platform” has the meaning specified in Section 6.02.
     “Pro Forma Basis” means the calculation of compliance with any financial covenant set forth in Sections 7.11, 4.01(b) and 4.02(a)(xx) after including the financial results of the Borrowers (including Main Street) and their Subsidiaries that are or will be Designated Guarantors hereunder. The calculation of such compliance shall be determined as of the most recently ended Reference Period by reference to the Audited Financial Statements of Main Street and its Subsidiaries that are or will be Designated Guarantors hereunder and the Parent and its Subsidiaries (or if audited financial results are not available for such Reference Period or any portion thereof, any unaudited financial results as are approved by the Administrative Agent), as if the Acquisition and Merger had been consummated on the first day of such Reference Period in the manner described in (i), (ii) and (iii) below or as otherwise in conformity with such reasonable procedures as shall from time to time be approved by the Administrative Agent;
     (i) all Indebtedness (under this Agreement or otherwise) and any other balance sheet adjustments incurred or made in connection with the Acquisition and Merger shall be deemed to have been incurred or made on the first day of the Reference Period, and all Indebtedness of Main Street acquired in the Acquisition which was or will have been repaid in connection with the consummation of the Acquisition shall be deemed to have been repaid on the first day of the Reference Period;
     (ii) all Indebtedness assumed to have been incurred pursuant to the preceding clause (i) shall be deemed to have borne interest at the sum of (a) the arithmetic mean of (x) the Eurodollar Rate for Eurodollar Rate Loans having an Interest Period of one month in effect on the first day of the Reference Period and (y) the Eurodollar Rate for Eurodollar Rate Loans having an Interest Period of one (1) month in effect on the last day of the Reference Period plus (b) the Applicable Rate for Revolving Credit Loans then in effect (after giving effect to the Acquisition and Merger on a pro forma basis); and
     (iii) other reasonable cost savings, expenses and other income statement or operating statement adjustments which are attributable to the change in ownership and/or management resulting from the Acquisition as may be approved by the Administrative Agent in writing shall be deemed to have been realized on the Funding Date.
     “Property Sale” means any Disposition of any assets or property of any Borrower or any of its Subsidiaries in one or a series of related transactions, other than (a) sales of inventory in the ordinary course of business consistent with past practices, (b) sales of obsolete or surplus equipment, (c) sales of any Excluded Restaurants and (d) Permitted Restaurant Sales.
     “Public Market” shall exist after the Funding Date if (a) a Public Offering has been consummated and (b) any Equity Interests of any Borrower have been distributed by means of an effective registration statement under the Securities Act of 1933.
     “Public Offering” means a public offering of the Equity Interests of any Borrower pursuant to an effective registration statement under the Securities Act of 1933.
     “Redfish” means any of the “Redfish Seafood Grill and Bar” restaurants with the following unit locations: 1701, 1704, 1707 and 1708.
     “Reduction Amount” has the meaning set forth in Section 2.05(c)(ii).
     “Reference Period” As of any date of determination, the period of four (4) consecutive Fiscal Quarters of the Borrowers and the Designated Guarantors ending on such date, or if such date is not a Fiscal Quarter end date, the period of four (4) consecutive Fiscal Quarters most recently ended (in each case treated as a single accounting period).
     “Register” has the meaning specified in Section 10.06(c).
     “Registered Public Accounting Firm” has the meaning specified by the Securities Laws and shall be independent of the Borrowers as prescribed by the Securities Laws.
     “Related Documents” means the Merger Agreement, the Stockholder Agreement, and the Company Governing Documents.

     “Related Parties” means, with respect to any Person, such Person’s Affiliates and the partners, directors, officers, employees, agents and advisors of such Person and of such Person’s Affiliates.
     “Remodeling Capital Expenditures” means any Capital Expenditures made in connection with the remodeling of any Unit Locations, as such Capital Expenditures are required to be incurred pursuant to a Franchise Agreement.
     “Reportable Event” means any of the events set forth in Section 4043(c) of ERISA, other than events for which the thirty (30) day notice period has been waived.
     “Request for Credit Extension” means (a) with respect to a Borrowing, conversion or continuation of any Segment of the Term Loan or Revolving Credit Loans, a Committed Loan Notice, (b) with respect to an L/C Credit Extension, a Letter of Credit Application, and (c) with respect to a Swing Line Loan, a Swing Line Loan Notice.
     “Required Lenders” means, as of any date of determination, Lenders holding more than 50% of the sum of the (a) Total Outstandings (with the aggregate amount of each Revolving Credit Lender’s risk participation and funded participation in L/C Obligations and Swing Line Loans being deemed “held” by such Revolving Credit Lender for purposes of this definition) and (b) aggregate unused Revolving Credit Commitments; provided that the unused Revolving Credit Commitment of, and the portion of the Total Outstandings held or deemed held by, any Defaulting Lender shall be excluded for purposes of making a determination of Required Lenders.
     “Required Revolving Lenders” means, as of any date of determination, Revolving Credit Lenders holding more than 50% of the sum of the (a) Total Revolving Credit Outstandings (with the aggregate amount of each Revolving Credit Lender’s risk participation and funded participation in L/C Obligations and Swing Line Loans being deemed “held” by such Revolving Credit Lender for purposes of this definition) and (b) aggregate unused Revolving Credit Commitments; provided that the unused Revolving Credit Commitment of, and the portion of the Total Revolving Credit Outstandings held or deemed held by, any Defaulting Lender shall be excluded for purposes of making a determination of Required Revolving Lenders.
     “Required Term Loan Lenders” means, as of any date of determination, Term Loan Lenders holding more than 50% of the Term Loan Facility on such date; provided that the portion of the Term Loan Facility held by any Defaulting Lender shall be excluded for purposes of making a determination of Required Term Loan Lenders.
     “Responsible Officer” means the chief executive officer, president, chief financial officer, treasurer, assistant treasurer or controller of a Loan Party. Any document delivered hereunder that is signed by a Responsible Officer of a Loan Party shall be conclusively presumed to have been authorized by all necessary corporate, partnership and/or other action on the part of such Loan Party and such Responsible Officer shall be conclusively presumed to have acted on behalf of such Loan Party.
     “Restaurant” means any T.G.I. Friday’s Unit owned or leased and operated by any Borrower or any Designated Guarantor, other than the Excluded T.G.I. Friday’s Restaurant.

     “Restricted Payment” means any dividend or other distribution (whether in cash, securities or other property) with respect to any capital stock or other Equity Interest of any Person or any of its Subsidiaries, or any payment (whether in cash, securities or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, defeasance, acquisition, cancellation or termination of any such capital stock or other Equity Interest, or on account of any return of capital to any Person’s stockholders, partners or members (or the equivalent of any thereof), or any option, warrant or other right to acquire any such dividend or other distribution or payment.
     “Revolving Credit Borrowing” means a borrowing consisting of simultaneous Revolving Credit Loans of the same Type and, in the case of Eurodollar Rate Loans, having the same Interest Period made by each of the Revolving Credit Lenders pursuant to Section 2.01(b).
     “Revolving Credit Commitment” means, as to each Revolving Credit Lender, its obligation to (a) make Revolving Credit Loans to the Borrowers pursuant to Section 2.01(b), (b) purchase participations in L/C Obligations, and (c) purchase participations in Swing Line Loans, in an aggregate principal amount at any one time outstanding not to exceed the amount set forth opposite such Lender’s name on Schedule 2.01 under the caption “Revolving Credit Commitment” or opposite such caption in the Assignment and Assumption pursuant to which such Lender becomes a party hereto, as applicable, as such amount may be adjusted from time to time in accordance with this Agreement.
     “Revolving Credit Facility” means, at any time, the aggregate amount of the Revolving Credit Lenders’ Revolving Credit Commitments at such time, which as of the Funding Date, shall be equal to $20,000,000.
     “Revolving Credit Lender” means, at any time, any Lender that has a Revolving Credit Commitment at such time.
     “Revolving Credit Loan” has the meaning specified in Section 2.01(b).
     “Revolving Credit Note” means a promissory note made by the Borrowers in favor of a Revolving Credit Lender evidencing Revolving Credit Loans or Swing Line Loans, as the case may be, made by such Revolving Credit Lender, substantially in the form of Exhibit C-2.
     “Rights Agreement” means that certain Rights Agreement dated as of May 23, 2005 by and among Main Street and Computershare Trust Company, Inc., as rights agent.
     “S&P” means Standard & Poor’s Ratings Services, a division of The McGraw-Hill Companies, Inc., and any successor thereto.
     “Sarbanes-Oxley” means the Sarbanes-Oxley Act of 2002.
     “SEC” means the Securities and Exchange Commission, or any Governmental Authority succeeding to any of its principal functions.

     “Secured Hedge Agreement” means any interest rate Swap Contract required or permitted under Article VI or VII that is entered into by and between any Borrower and any Hedge Bank.
     “Secured Parties” means, collectively, the Administrative Agent, the Lenders, the L/C Issuer, the Hedge Banks, the Treasury Management Bank, each co-agent or sub-agent appointed by the Administrative Agent from time to time pursuant to Section 9.05, and the other Persons the Obligations owing to which are or are purported to be secured by the Collateral under the terms of the Collateral Documents.
     “Secured Treasury Management Agreement” means any Treasury Management Agreement that is entered into by and between any Borrower and any Lender hereunder.
     “Securities Laws” means the Securities Act of 1933, the Securities Exchange Act of 1934, Sarbanes-Oxley, and the applicable accounting and auditing principles, rules, standards and practices promulgated, approved or incorporated by the SEC or the PCAOB.
     “Security Agreement” means collectively the Security Agreement made by each Borrower and Designated Guarantor in favor of the Secured Parties, substantially in the form of Exhibit G attached hereto, as supplemented from time to time by the execution and delivery of Security Joinder Agreements pursuant to Section 6.12 or otherwise.
     “Security Joinder Agreement” means each Security Joinder Agreement, substantially in the form thereof attached to the Security Agreement, executed and delivered by the Borrowers or a Designated Guarantor, as applicable, to the Administrative Agent pursuant to Section 6.12 or otherwise.
     “Segment” means a portion of the Term Loan (or all of the Term Loan), in each case with respect to which a particular interest rate is (or is proposed to be) applicable.
     “Servicer” means Briad Management Services, LLC, a Nevada limited liability company, and its successors and assigns.
     “Sister Company” means Briad Restaurant Group, L.L.C., a New Jersey limited liability company.
     “Solvent” and “Solvency” mean, with respect to any Person on any date of determination, that on such date (a) the fair value of the property of such Person is greater than the total amount of liabilities, including contingent liabilities, of such Person, (b) the present fair salable value of the assets of such Person is not less than the amount that will be required to pay the probable liability of such Person on its debts as they become absolute and matured, (c) such Person does not intend to, and does not believe that it will, incur debts or liabilities beyond such Person’s ability to pay such debts and liabilities as they mature, (d) such Person is not engaged in business or a transaction, and is not about to engage in business or a transaction, for which such Person’s property would constitute an unreasonably small capital, and (e) such Person is able to pay its debts and liabilities, contingent obligations and other commitments as they mature in the ordinary course of business. The amount of contingent liabilities at any time shall be computed as the amount that, in the light of all the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability.
     “Space Lease” (and the correlative phrase “Space-Leased”) refer to (a) a lease of the improvements (or the land and improvements) constituting a Restaurant or other office or business location (other than the Excluded Restaurants) or (b) a lease of a Restaurant (or other office or business location other than the Excluded Restaurants).
     “Space Leased Real Estate Support Documents” means, with respect to any Restaurant or other real property which is leased or subleased to any Borrower or any Designated Guarantor, pursuant to a Space Lease, such landlord and mortgagee waivers and nondisturbance agreements, third party consents, surveys, environmental questionnaire, flood hazard certifications, evidence of flood insurance, if required, and other documents as the Administrative Agent may reasonably request.
     “Specified Event” means, in connection with the Borrowers and the Designated Guarantors, as to all such license, permit, Franchise Agreement or Lease matters then existing which could reasonably be expected to result in a Specified Event, considered as a whole (but excluding matters relating to an Excluded Restaurant), a decrease in Consolidated EBITDA of the Borrowers and the Designated Guarantors of more than ten (10%) from the Consolidated EBITDA of the Borrowers and the Designated Guarantors for the corresponding Reference Period in the previous Fiscal Year.
     “Stockholder Agreement” means, collectively: (i) that certain Stock Tender and Voting Agreement dated as of the Closing Date, by and among the Parent, Company, John F. Antioco, Antioco Limited Partnership and The Antioco LLC; (ii) that certain Stock Tender and Voting Agreement dated as of the Closing Date, by and among the Parent, the Company and Lorraine Antioco; (iii) that certain Stock Tender and Voting Agreement dated as of the Closing Date, by and among the Parent, the Company and CIC MSRG LP; and (iv) that certain Stock Tender and Voting Agreement dated as of the Closing Date, by and among the Parent, the Company, The Zyman Foundation Inc. and Sergio S. Zyman IRA.
     “Subordinated Credit Agreement” means that certain Senior Subordinated Loan Agreement dated as of May 19, 2006 by and among the Borrowers, Bank of America, BAS and the other lenders signatory thereto from time to time.
     “Subordinated Debt Documents” means the Subordinated Credit Agreement and the “Loan Documents” as defined therein.
     “Subordination Provisions” has the meaning specified in Section 8.01(p).
     “Subsidiary” of a Person means a corporation, partnership, joint venture, limited liability company or other business entity of which a majority of the shares of securities or other interests having ordinary voting power for the election of directors or other governing body (other than securities or interests having such power only by reason of the happening of a contingency) are at the time beneficially owned, or the management of which is otherwise controlled, directly, or indirectly through one or more intermediaries, or both, by such Person. Unless otherwise specified, all references herein to a “Subsidiary” or to “Subsidiaries” shall refer to a Subsidiary or Subsidiaries of any Borrower.
     “Swap Contract” means (a) any and all rate swap transactions, basis swaps, credit derivative transactions, forward rate transactions, commodity swaps, commodity options, forward commodity contracts, equity or equity index swaps or options, bond or bond price or bond index swaps or options or forward bond or forward bond price or forward bond index transactions, interest rate options, forward foreign exchange transactions, cap transactions, floor transactions, collar transactions, currency swap transactions, cross-currency rate swap transactions, currency options, spot contracts, or any other similar transactions or any combination of any of the foregoing (including any options to enter into any of the foregoing), whether or not any such transaction is governed by or subject to any master agreement, and (b) any and all transactions of any kind, and the related confirmations, which are subject to the terms and conditions of, or governed by, any form of master agreement published by the International Swaps and Derivatives Association, Inc., any International Foreign Exchange Master Agreement, or any other master agreement (any such master agreement, together with any related schedules, a “Master Agreement”), including any such obligations or liabilities under any Master Agreement.
     “Swap Termination Value” means, in respect of any one or more Swap Contracts, after taking into account the effect of any legally enforceable netting agreement relating to such Swap Contracts, (a) for any date on or after the date such Swap Contracts have been closed out and termination value(s) determined in accordance therewith, such termination value(s), and (b) for any date prior to the date referenced in clause (a), the amount(s) determined as the mark-to-market value(s) for such Swap Contracts, as determined based upon one or more mid-market or other readily available quotations provided by any recognized dealer in such Swap Contracts (which may include a Lender or any Affiliate of a Lender).
     “Swing Line” means the revolving credit facility made available by the Swing Line Lender pursuant to Section 2.04.
     “Swing Line Borrowing” means a borrowing of a Swing Line Loan pursuant to Section 2.04.
     “Swing Line Lender” means Bank of America in its capacity as provider of Swing Line Loans, or any successor swing line lender hereunder.
     “Swing Line Loan” has the meaning specified in Section 2.04(a).
     “Swing Line Loan Notice” means a notice of a Swing Line Borrowing pursuant to Section 2.04(b), which, if in writing, shall be substantially in the form of Exhibit B.
     “Swing Line Sublimit” means an amount equal to the lesser of (a) $3,000,000 and (b) the Revolving Credit Facility. The Swing Line Sublimit is part of, and not in addition to, the Revolving Credit Facility.
     “Synthetic Debt” means, with respect to any Person as of any date of determination thereof, all obligations of such Person in respect of transactions entered into by such Person that are intended to function primarily as a borrowing of funds (including any minority interest transactions that function primarily as a borrowing) but are not otherwise included in the definition of “Indebtedness” or as a liability on the consolidated balance sheet of such Person and its Subsidiaries in accordance with GAAP.
     “Synthetic Lease Obligation” means the monetary obligation of a Person under (a) a so-called synthetic, off-balance sheet or tax retention lease, or (b) an agreement for the use or possession of property (including sale and leaseback transactions), in each case, creating obligations that do not appear on the balance sheet of such Person but which, upon the application of any Debtor Relief Laws to such Person, would be characterized as the indebtedness of such Person (without regard to accounting treatment).
     “Taxes” means all present or future taxes, levies, imposts, duties, deductions, withholdings, assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.
     “Term Loan” means an advance made by any Term Loan Lender under the Term Loan Facility.
     “Term Loan Borrowing” means a borrowing consisting of simultaneous Term Loans of the same Type and, in the case of Eurodollar Rate Loans, having the same Interest Period made by each of the Term Loan Lenders pursuant to Section 2.01(a).
     “Term Loan Commitment” means, as to each Term Loan Lender, its obligation to make a Term Loan to the Borrowers pursuant to Section 2.01(a) in an aggregate principal amount at any one time outstanding not to exceed the amount set forth opposite such Term Loan Lender’s name on Schedule 2.01 under the caption “Term Loan Commitment” or opposite such caption in the Assignment and Assumption pursuant to which such Term Loan Lender becomes a party hereto, as applicable, as such amount may be adjusted from time to time in accordance with this Agreement.
     “Term Loan Facility” means, at any time, (a) on or prior to the Funding Date, the aggregate amount of the Term Loan Commitments at such time and (b) thereafter, the aggregate principal amount of the Term Loans of all Term Loan Lenders outstanding at such time. As of the Funding Date, the Term Loan Facility shall be equal to $100,000,000.
     “Term Loan Lender” means (a) at any time on or prior to the Funding Date, any Lender that has a Term Loan Commitment at such time and (b) at any time after the Funding Date, any Lender that holds Term Loans at such time.
     “Term Loan Note” means a promissory note made by the Borrowers in favor of a Term Loan Lender evidencing Term Loans made by such Term Loan Lender, substantially in the form of Exhibit C-1.
     “T.G.I. Friday’s Unit” means any T.G.I. Friday’s restaurant franchised by the Franchisor that is located in the United States.
     “Threshold Amount” means $2,000,000.

     “Total Revolving Credit Outstandings” means the aggregate Outstanding Amount of all Revolving Credit Loans, Swing Line Loans and L/C Obligations.
     “Total Outstandings” means, as of any date of determination, the aggregate Outstanding Amount of all Loans and all L/C Obligations.
     “Transaction” means, collectively, (a) the organization of the Parent and the Company and the issuance of all of the Equity Interests of Main Street to the Parent, (b) the consummation of the Merger, (c) the entering into by the Loan Parties of the Loan Documents, the Related Documents and the Subordinated Debt Documents to which they are or are intended to be a party and the incurrence of the related Indebtedness under the Loan Documents and the Subordinated Debt Documents on the Funding Date, (d) the refinancing of certain outstanding Indebtedness of Main Street and its Subsidiaries and the termination of all commitments with respect thereto, and (e) the payment of the fees and expenses incurred in connection with the consummation of the foregoing.
     “Treasury Management Agreement” means any agreement to provide cash management services, including treasury, depository, overdraft, credit or debit card, electronic funds transfer and other cash management arrangements.
     “Treasury Management Bank” means Bank of America or such other lending institution acceptable to the Administrative Agent in its reasonable discretion.
     “Type” means, with respect to a Revolving Credit Loan, Term Loan or Segment, its character as a Base Rate Loan or a Eurodollar Rate Loan.
     “UCC” means the Uniform Commercial Code as in effect in the State of New York; provided that, if perfection or the effect of perfection or non-perfection or the priority of any security interest in any Collateral is governed by the Uniform Commercial Code as in effect in a jurisdiction other than the State of New York, “UCC” means the Uniform Commercial Code as in effect from time to time in such other jurisdiction for purposes of the provisions hereof relating to such perfection, effect of perfection or non-perfection or priority.
     “UFOC” means the quarterly Uniform Franchise Offering Circular of the Franchisor distributed to its franchisees.
     “Unfunded Pension Liability” means the excess of a Pension Plan’s benefit liabilities under Section 4001(a)(16) of ERISA, over the current value of that Pension Plan’s assets, determined in accordance with the assumptions used for funding the Pension Plan pursuant to Section 412 of the Code for the applicable plan year.
     “Unit Locations” means, collectively, the property comprising the Restaurant locations described on Schedule 1.01G and the property comprising any other Restaurant locations.
     “Unit Relocation” means in connection with the relocation of a Unit Location, the cessation of operations and closing of any Restaurant and the resulting opening of a new Unit Location not later than thirty (30) days of such closure and within a three mile radius of the closing Unit Location.

     “Unit Relocation Closing Location” means the Restaurant being closed in connection with a Unit Relocation.
     “Unit Relocation Opening Location” means the new Restaurant being opened within a three mile radius of the applicable Unit Relocation Closing Location.
     “United States” and “U.S.” mean the United States of America.
     “Unreimbursed Amount” has the meaning specified in Section 2.03(c)(i).
     “U.S. Loan Party” means any Loan Party that is organized under the laws of one of the states of the United States of America and that is not a CFC.
     1.02. Other Interpretive Provisions. With reference to this Agreement and each other Loan Document, unless otherwise specified herein or in such other Loan Document:
     (a) The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation.” The word “will” shall be construed to have the same meaning and effect as the word “shall.” Unless the context requires otherwise, (i) any definition of or reference to any agreement, instrument or other document (including any Organization Document) shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein or in any other Loan Document), (ii) any reference herein to any Person shall be construed to include such Person’s successors and assigns, (iii) the words “herein,” “hereof” and “hereunder,” and words of similar import when used in any Loan Document, shall be construed to refer to such Loan Document in its entirety and not to any particular provision thereof, (iv) all references in a Loan Document to Articles, Sections, Preliminary Statements, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Preliminary Statements, Exhibits and Schedules to, the Loan Document in which such references appear, (v) any reference to any law shall include all statutory and regulatory provisions consolidating, amending, replacing or interpreting such law and any reference to any law or regulation shall, unless otherwise specified, refer to such law or regulation as amended, modified or supplemented from time to time, and (vi) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights.
     (b) In the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including;” the words “to” and “until” each mean “to but excluding;” and the word “through” means “to and including.”
     (c) Section headings herein and in the other Loan Documents are included for convenience of reference only and shall not affect the interpretation of this Agreement or any other Loan Document.

     1.03. Accounting Terms. (a) Generally. All accounting terms not specifically or completely defined herein shall be construed in conformity with, and all financial data (including financial ratios and other financial calculations) required to be submitted pursuant to this Agreement shall be prepared in conformity with, GAAP applied on a consistent basis, as in effect from time to time, applied in a manner consistent with that used in preparing the Audited Financial Statements, except as otherwise specifically prescribed herein.
     (b) Changes in GAAP. If at any time any change in GAAP would affect the computation of any financial ratio or requirement set forth in any Loan Document, and either the Borrowers or the Required Lenders shall so request, the Administrative Agent, the Lenders and the Borrowers shall negotiate in good faith to amend such ratio or requirement to preserve the original intent thereof in light of such change in GAAP (subject to the approval of the Required Lenders); provided that, until so amended, (i) such ratio or requirement shall continue to be computed in accordance with GAAP prior to such change therein and (ii) the Borrowers shall provide to the Administrative Agent and the Lenders financial statements and other documents required under this Agreement or as reasonably requested hereunder setting forth a reconciliation between calculations of such ratio or requirement made before and after giving effect to such change in GAAP.
     (c) Consolidation of Variable Interest Entities. All references herein to consolidated financial statements of the Borrowers and the Designated Guarantors or to the determination of any amount for the Borrowers and the Designated Guarantors on a consolidated basis or any similar reference shall, in each case, be deemed to include each variable interest entity that the Borrowers are required to consolidate pursuant to FASB Interpretation No. 46 – Consolidation of Variable Interest Entities: an interpretation of ARB No. 51 (January 2003) as if such variable interest entity were a Subsidiary as defined herein.
     1.04. Rounding. Any financial ratios required to be maintained by the Borrowers pursuant to this Agreement shall be calculated by dividing the appropriate component by the other component, carrying the result to one place more than the number of places by which such ratio is expressed herein and rounding the result up or down to the nearest number (with a rounding-up if there is no nearest number).
     1.05. Times of Day. Unless otherwise specified, all references herein to times of day shall be references to Eastern time (daylight or standard, as applicable).
     1.06. Letter of Credit Amounts. Unless otherwise specified herein, the amount of a Letter of Credit at any time shall be deemed to be the stated amount of such Letter of Credit in effect at such time; provided, however, that with respect to any Letter of Credit that, by its terms or the terms of any Issuer Document related thereto, provides for one or more automatic increases in the stated amount thereof, the amount of such Letter of Credit shall be deemed to be the maximum stated amount of such Letter of Credit after giving effect to all such increases, whether or not such maximum stated amount is in effect at such time and, with respect to any Letter of Credit that, by its terms or the terms of any Issuer Document related thereto, provides for one or more automatic reductions in the stated amount thereof or the expiration of any right to automatically increase the stated amount thereof, the amount of such Letter of Credit shall be deemed to be the maximum stated amount of such Letter of Credit after giving effect to such permanent expiration of any rights to increase and/or all such automatic decreases in the stated amount thereof solely to the extent that any such decreases are permanent reductions of available amounts to be drawn under any such Letter of Credit.
ARTICLE II.
THE COMMITMENTS AND CREDIT EXTENSIONS
     2.01. The Loans.
     (a) The Term Loan Borrowing.
     (i) Subject to the terms and conditions set forth herein, each Term Loan Lender severally agrees to make a single loan to the Borrowers on the Funding Date in an amount equal to such Term Loan Lender’s Term Loan Commitment Percentage of the Term Loan Facility. The Term Loan Borrowing shall consist of Term Loans made simultaneously by the Term Loan Lenders in accordance with their respective Applicable Percentage of the Term Loan Facility. Amounts borrowed under this Section 2.01(a) and repaid or prepaid may not be reborrowed. Segments of the Term Loan may be Base Rate Loans or Eurodollar Rate Loans, as further provided herein.
     (ii) Not later than 1:00 P.M. on the Funding Date, each Term Loan Lender shall, pursuant to the terms and subject to the conditions of this Agreement, make the amount of its Term Loan Commitment Percentage of the Term Loan Facility available by wire transfer to the Administrative Agent. Such wire transfer shall be directed to the Administrative Agent at the Administrative Agent’s Office and shall be in the form of immediately available, freely transferable Dollars. The amount so received by the Administrative Agent shall, subject to the terms and conditions of this Agreement, be made available to the Borrowers by delivery of the proceeds thereof as shall be directed by a Responsible Officer and reasonably acceptable to the Administrative Agent. The initial Borrowing of the Term Loan shall be a single Eurodollar Rate Segment, subject to conversion after the Funding Date in accordance with a Committed Loan Notice delivered on the Funding Date pursuant to Section 4.02(a)(iv) (or, if no Committed Loan Notice is so delivered on the Funding Date with respect to the Term Loan, thereafter in accordance with Section 2.02).
     (b) The Revolving Credit Borrowings. Subject to the terms and conditions set forth herein, and no earlier than the first Business Day after the Funding Date, each Revolving Credit Lender severally agrees to make loans (each such loan, a “Revolving Credit Loan”) to the Borrowers from time to time, on any Business Day during the Availability Period, in an aggregate amount not to exceed at any time outstanding the amount of such Lender’s Revolving Credit Commitment; provided, however, that after giving effect to any Revolving Credit Borrowing, (i) the Total Revolving Credit Outstandings shall not exceed the Revolving Credit Facility, and (ii) the aggregate Outstanding Amount of the Revolving Credit Loans of any Lender, plus such Revolving Credit Lender’s Applicable Revolving Credit Percentage of the Outstanding Amount of all L/C Obligations, plus such Revolving Credit Lender’s Applicable Revolving Credit Percentage of the Outstanding Amount of all Swing Line Loans shall not exceed such Revolving Credit Lender’s Revolving Credit Commitment. Within the limits of each Revolving Credit Lender’s Revolving Credit Commitment, and subject to the other terms and conditions hereof, the Borrowers may borrow under this Section 2.01(b), prepay under Section 2.05, and reborrow under this Section 2.01(b). Revolving Credit Loans may be Base Rate Loans or Eurodollar Rate Loans, as further provided herein.
     2.02. Revolving Borrowings, Conversions and Continuations of Revolving Credit Loans and Term Loan Segments. (a) Each Revolving Credit Borrowing, each conversion of Segments of Term Loans or Revolving Credit Loans from one Type to the other, and each continuation of Eurodollar Rate Loans shall be made upon the Borrowers’ irrevocable notice to the Administrative Agent, which may be given by telephone. Each such notice must be received by the Administrative Agent not later than 11:00 a.m. (i) three (3) Business Days prior to the requested date of any Borrowing of, conversion to or continuation of Eurodollar Rate Loans or of any conversion of Eurodollar Rate Loans to Base Rate Loans, and (ii) on the requested date of any Borrowing of Base Rate Loans. Unless otherwise agreed to by the Administrative Agent, the Borrowers shall request no more than three (3) Revolving Credit Borrowings in any thirty (30) day period. Each telephonic notice by the Borrowers pursuant to this Section 2.02(a) must be confirmed promptly by delivery to the Administrative Agent of a written Committed Loan Notice, appropriately completed and signed by a Responsible Officer of the Borrowers. Each Borrowing of, conversion to or continuation of Eurodollar Rate Loans shall be in a principal amount of $250,000 or a whole multiple of $100,000 in excess thereof, or such other amount as acceptable to the Administrative Agent. Except as provided in Sections 2.03(c) and 2.04(c), each Borrowing of or conversion to Base Rate Loans shall be in a principal amount of $250,000 or a whole multiple of $100,000 in excess thereof, or such other amount as acceptable to the Administrative Agent. Each Committed Loan Notice (whether telephonic or written) shall specify (i) whether the Borrowers are requesting a Revolving Credit Borrowing, a conversion of Segments of the Term Loan or Revolving Credit Loans from one Type to the other, or a continuation of Eurodollar Rate Loans, (ii) the requested date of the Borrowing, conversion or continuation, as the case may be (which shall be a Business Day), (iii) the principal amount of Loans to be borrowed, converted or continued, (iv) the Type of Loans to be borrowed or to which existing Term Loans or Revolving Credit Loans are to be converted, and (v) if applicable, the duration of the Interest Period with respect thereto. If the Borrowers fail to specify a Type of Revolving Credit Loan in a Committed Loan Notice with respect to Revolving Credit Loans or Type of Segment in a Committed Loan Notice with respect to a Segment of the Term Loan then such Segments of the Term Loan or Revolving Credit Loan shall be made as a Eurodollar Rate Loan with a one (1) month Interest Period, or if the Borrowers fail to give a timely notice requesting a conversion or continuation, then the applicable Segments of the Term Loan or Revolving Credit Loans shall be continued or converted to, a Eurodollar Rate Loan with the same Interest Period as in effect immediately prior thereto with respect to such Revolving Credit Loan or Segment of the Term Loan, as applicable. Any such automatic conversion to Base Rate Loans shall be effective as of the last day of the Interest Period then in effect with respect to the applicable Eurodollar Rate Loans. If the Borrowers request a Borrowing of, conversion to, or continuation of Eurodollar Rate Loans in any such Committed Loan Notice, but fails to specify an Interest Period, it will be deemed to have specified an Interest Period of one month. Notwithstanding anything to the contrary herein, a Swing Line Loan may not be converted to a Eurodollar Rate Loan.

     (b) Following receipt of a Committed Loan Notice, the Administrative Agent shall promptly notify each Lender of the amount of its Applicable Percentage under the applicable Facility of the applicable Term Loans or Revolving Credit Loans, and if no timely notice of a conversion or continuation is provided by the Borrowers, the Administrative Agent shall notify each Lender of the details of any automatic conversion to Base Rate Loans described in Section 2.02(a). In the case of a Term Loan Borrowing or a Revolving Credit Borrowing, each Appropriate Lender shall make the amount of its Loan available to the Administrative Agent in immediately available funds at the Administrative Agent’s Office not later than 1:00 p.m. on the Business Day specified in the applicable Committed Loan Notice. Upon satisfaction of the applicable conditions set forth in Section 4.03 (and, if such Borrowing is the initial Credit Extension, Section 4.02), the Administrative Agent shall make all funds so received available to the Borrowers in like funds as received by the Administrative Agent either by (i) crediting the account of the Borrowers on the books of Bank of America with the amount of such funds or (ii) wire transfer of such funds, in each case in accordance with instructions provided to (and reasonably acceptable to) the Administrative Agent by the Borrowers; provided, however, that if, on the date a Committed Loan Notice with respect to a Revolving Credit Borrowing is given by the Borrowers, there are L/C Borrowings outstanding, then the proceeds of such Revolving Credit Borrowing, first, shall be applied to the payment in full of any such L/C Borrowings, and second, shall be made available to the Borrowers as provided above.
     (c) Except as otherwise provided herein, a Eurodollar Rate Loan may be continued or converted only on the last day of an Interest Period for such Eurodollar Rate Loan. During the existence of a Default, no Loans may be requested as, converted to or continued as Eurodollar Rate Loans without the consent of the Required Lenders.
     (d) The Administrative Agent shall promptly notify the Borrowers and the Lenders of the interest rate applicable to any Interest Period for Eurodollar Rate Loans upon determination of such interest rate. At any time that Base Rate Loans are outstanding, the Administrative Agent shall notify the Borrowers and the Lenders of any change in Bank of America’s prime rate used in determining the Base Rate promptly following the public announcement of such change.
     (e) After giving effect to all Term Loan Borrowings, all conversions of Segments of the Term Loan from one Type to the other, and all continuations of the Term Loans as the same Type, there shall not be more than two (2) Interest Periods in effect in respect of the Term Loan Facility. After giving effect to all Revolving Credit Borrowings, all conversions of Revolving Credit Loans from one Type to the other, and all continuations of Revolving Credit Loans as the same Type, there shall not be more than five (5) Interest Periods in effect in respect of the Revolving Credit Facility.
     2.03. Letters of Credit. (a) The Letter of Credit Commitment. (i) Subject to the terms and conditions set forth herein, (A) the L/C Issuer agrees, in reliance upon the agreements of the Revolving Credit Lenders set forth in this Section 2.03, (1) from time to time on any Business Day during the period from the Funding Date until the Letter of Credit Expiration Date, to issue Letters of Credit for the account of the Borrowers and to amend or extend Letters of Credit previously issued by it, in accordance with Section 2.03(b), and (2) to honor drawings under the Letters of Credit; and (B) the Revolving Credit Lenders severally agree to participate in Letters of Credit issued for the account of the Borrowers and any drawings thereunder; provided that after giving effect to any L/C Credit Extension with respect to any Letter of Credit, (x) the Total Revolving Credit Outstandings shall not exceed the Revolving Credit Facility, (y) the aggregate Outstanding Amount of the Revolving Credit Loans of any Revolving Credit Lender, plus such Lender’s Applicable Revolving Credit Percentage of the Outstanding Amount of all L/C Obligations, plus such Lender’s Applicable Revolving Credit Percentage of the Outstanding Amount of all Swing Line Loans shall not exceed such Lender’s Revolving Credit Commitment, and (z) the Outstanding Amount of the L/C Obligations shall not exceed the Letter of Credit Sublimit. Each request by the Borrowers for the issuance or amendment of a Letter of Credit shall be deemed to be a representation by the Borrowers that the L/C Credit Extension so requested complies with the conditions set forth in the proviso to the preceding sentence. Within the foregoing limits, and subject to the terms and conditions hereof, the Borrowers’ ability to obtain Letters of Credit shall be fully revolving, and accordingly the Borrower may, during the foregoing period, obtain Letters of Credit to replace Letters of Credit that have expired or that have been drawn upon and reimbursed. All Existing Letters of Credit shall be deemed to have been issued pursuant hereto, and from and after the Funding Date shall be subject to and governed by the terms and conditions hereof.
     (ii) The L/C Issuer shall not issue any Letter of Credit if:
     (A) subject to Section 2.03(b)(iii), the expiry date of such requested Letter of Credit would occur more than twelve (12) months after the date of issuance or last extension, unless the Required Revolving Lenders have approved such expiry date; or
     (B) the expiry date of such requested Letter of Credit would occur after the Letter of Credit Expiration Date, unless all the Revolving Credit Lenders have approved such expiry date.
     (iii) The L/C Issuer shall not be under any obligation to issue any Letter of Credit if:
     (A) any order, judgment or decree of any Governmental Authority or arbitrator shall by its terms purport to enjoin or restrain the L/C Issuer from issuing such Letter of Credit, or any Law applicable to the L/C Issuer or any request or directive (whether or not having the force of law) from any Governmental Authority with jurisdiction over the L/C Issuer shall prohibit, or request that the L/C Issuer refrain from, the issuance of letters of credit generally or such Letter of Credit in particular or shall impose upon the L/C Issuer with respect to such Letter of Credit any restriction, reserve or capital requirement (for which the L/C Issuer is not otherwise compensated hereunder) not in effect on the Funding Date, or shall impose upon the L/C Issuer any unreimbursed loss, cost or expense which was not applicable on the Closing Date and which the L/C Issuer in good faith deems material to it;
     (B) the issuance of such Letter of Credit would violate one or more policies of the L/C Issuer applicable to letters of credit generally;

     (C) except as otherwise agreed by the Administrative Agent and the L/C Issuer, such Letter of Credit is in an initial stated amount less than $100,000;
     (D) such Letter of Credit is to be denominated in a currency other than Dollars; or
     (E) a default of any Revolving Credit Lender’s obligations to fund under Section 2.03(c) exists or any Revolving Credit Lender is at such time a Defaulting Lender hereunder, unless the L/C Issuer has entered into satisfactory arrangements with the Borrowers or such Revolving Credit Lender to eliminate the L/C Issuer’s risk with respect to such Revolving Credit Lender.
     (iv) The L/C Issuer shall not amend any Letter of Credit if the L/C Issuer would not be permitted at such time to issue such Letter of Credit in its amended form under the terms hereof.
     (v) The L/C Issuer shall be under no obligation to amend any Letter of Credit if (A) the L/C Issuer would have no obligation at such time to issue such Letter of Credit in its amended form under the terms hereof, or (B) the beneficiary of such Letter of Credit does not accept the proposed amendment to such Letter of Credit.
     (vi) The L/C Issuer shall act on behalf of the Revolving Credit Lenders with respect to any Letters of Credit issued by it and the documents associated therewith, and the L/C Issuer shall have all of the benefits and immunities (A) provided to the Administrative Agent in Article IX with respect to any acts taken or omissions suffered by the L/C Issuer in connection with Letters of Credit issued by it or proposed to be issued by it and Issuer Documents pertaining to such Letters of Credit as fully as if the term “Administrative Agent” as used in Article IX included the L/C Issuer with respect to such acts or omissions, and (B) as additionally provided herein with respect to the L/C Issuer.
     (b) Procedures for Issuance and Amendment of Letters of Credit; Auto-Extension Letters of Credit. (i) Each Letter of Credit shall be issued or amended, as the case may be, upon the request of the Borrowers delivered to the L/C Issuer (with a copy to the Administrative Agent) in the form of a Letter of Credit Application, appropriately completed and signed by a Responsible Officer of the Borrowers. Such Letter of Credit Application must be received by the L/C Issuer and the Administrative Agent not later than 11:00 a.m. at least two (2) Business Days (or such later date and time as the Administrative Agent and the L/C Issuer may agree in a particular instance in their sole discretion) prior to the proposed issuance date or date of amendment, as the case may be. In the case of a request for an initial issuance of a Letter of Credit, such Letter of Credit Application shall specify in form and detail satisfactory to the L/C Issuer: (A) the proposed issuance date of the requested Letter of Credit (which shall be a Business Day); (B) the amount thereof; (C) the expiry date thereof; (D) the name and address of the beneficiary thereof; (E) the documents to be presented by such beneficiary in case of any drawing thereunder; (F) the full text of any certificate to be presented by such beneficiary in case of any drawing thereunder; and (G) such other matters as the L/C Issuer may require. In the case of a request for an amendment of any outstanding Letter of Credit, such Letter of Credit

Application shall specify in form and detail satisfactory to the L/C Issuer (1) the Letter of Credit to be amended; (2) the proposed date of amendment thereof (which shall be a Business Day); (3) the nature of the proposed amendment; and (4) such other matters as the L/C Issuer may require. Additionally, the Borrowers shall furnish to the L/C Issuer and the Administrative Agent such other documents and information pertaining to such requested Letter of Credit issuance or amendment, including any Issuer Documents, as the L/C Issuer or the Administrative Agent may require.
     (ii) Promptly after receipt of any Letter of Credit Application, the L/C Issuer will confirm with the Administrative Agent (by telephone or in writing) that the Administrative Agent has received a copy of such Letter of Credit Application from the Borrowers and, if not, the L/C Issuer will provide the Administrative Agent with a copy thereof. Unless the L/C Issuer has received written notice from any Revolving Credit Lender, the Administrative Agent or the Borrowers, at least one (1) Business Day prior to the requested date of issuance or amendment of the applicable Letter of Credit, that one or more applicable conditions contained in Article IV shall not then be satisfied, then, subject to the terms and conditions hereof, the L/C Issuer shall, on the requested date, issue a Letter of Credit for the account of the Borrowers or enter into the applicable amendment, as the case may be, in each case in accordance with the L/C Issuer’s usual and customary business practices. Immediately upon the issuance of each Letter of Credit, each Revolving Credit Lender shall be deemed to, and hereby irrevocably and unconditionally agrees to, purchase from the L/C Issuer a risk participation in such Letter of Credit in an amount equal to the product of such Revolving Credit Lender’s Applicable Revolving Credit Percentage times the amount of such Letter of Credit.
     (iii) If the Borrowers so request in any applicable Letter of Credit Application, the L/C Issuer may, in its sole and absolute discretion, agree to issue a Letter of Credit that has automatic extension provisions (each, an “Auto-Extension Letter of Credit”); provided that any such Auto-Extension Letter of Credit must permit the L/C Issuer to prevent any such extension at least once in each twelve-month period (commencing with the date of issuance of such Letter of Credit) by giving prior notice to the beneficiary thereof not later than a day (the “Non-Extension Notice Date”) in each such twelve-month period to be agreed upon at the time such Letter of Credit is issued. Unless otherwise directed by the L/C Issuer, the Borrowers shall not be required to make a specific request to the L/C Issuer for any such extension. Once an Auto-Extension Letter of Credit has been issued, the Revolving Credit Lenders shall be deemed to have authorized (but may not require) the L/C Issuer to permit the extension of such Letter of Credit at any time to an expiry date not later than the Letter of Credit Expiration Date; provided, however, that the L/C Issuer shall not permit any such extension if (A) the L/C Issuer has determined that it would not be permitted, or would have no obligation at such time to issue such Letter of Credit in its revised form (as extended) under the terms hereof (by reason of the provisions of clause (ii) or (iii) of Section 2.03(a) or otherwise), or (B) it has received notice (which may be by telephone or in writing) on or before the day that is seven (7) Business Days before the Non-Extension Notice Date (1) from the Administrative Agent that the Required Revolving Lenders have elected not to permit such extension or (2) from the Administrative Agent, any Revolving Credit Lender or the

Borrowers that one or more of the applicable conditions specified in Section 4.03 is not then satisfied, and in each such case directing the L/C Issuer not to permit such extension.
     (iv) Promptly after its delivery of any Letter of Credit or any amendment to a Letter of Credit to an advising bank with respect thereto or to the beneficiary thereof, the L/C Issuer will also deliver to the Borrowers and the Administrative Agent a true and complete copy of such Letter of Credit or amendment.
     (c) Drawings and Reimbursements; Funding of Participations. (i) Upon receipt from the beneficiary of any Letter of Credit of any notice of a drawing under such Letter of Credit, the L/C Issuer shall notify the Borrowers and the Administrative Agent thereof. Not later than 11:00 a.m. on the date of any payment by the L/C Issuer under a Letter of Credit (each such date, an “Honor Date”), the Borrowers shall reimburse the L/C Issuer through the Administrative Agent including by virtue of a Revolving Credit Borrowing hereunder, in an amount equal to the amount of such drawing. If the Borrowers do not so reimburse the L/C Issuer by such time, the Administrative Agent shall promptly notify each Revolving Credit Lender of the Honor Date, the amount of the unreimbursed drawing (the “Unreimbursed Amount”), and the amount of such Revolving Credit Lender’s Applicable Revolving Credit Percentage thereof. In such event, the Borrowers shall be deemed to have requested a Revolving Credit Borrowing of Base Rate Loans to be disbursed on the Honor Date in an amount equal to the Unreimbursed Amount, without regard to the minimum and multiples specified in Section 2.02 for the principal amount of Base Rate Loans, but subject to the amount of the unutilized portion of the Revolving Credit Commitments and the conditions set forth in Section 4.03 (other than the delivery of a Committed Loan Notice). Any notice given by the L/C Issuer or the Administrative Agent pursuant to this Section 2.03(c)(i) may be given by telephone if immediately confirmed in writing; provided that the lack of such an immediate confirmation shall not affect the conclusiveness or binding effect of such notice.
     (ii) Each Revolving Credit Lender shall upon any notice pursuant to Section 2.03(c)(i) make funds available to the Administrative Agent for the account of the L/C Issuer at the Administrative Agent’s Office in an amount equal to its Applicable Revolving Credit Percentage of the Unreimbursed Amount not later than 1:00 p.m. on the Business Day specified in such notice by the Administrative Agent, whereupon, subject to the provisions of Section 2.03(c)(iii), each Revolving Credit Lender that so makes funds available shall be deemed to have made a Base Rate Loan to the Borrowers in such amount. The Administrative Agent shall remit the funds so received to the L/C Issuer.
     (iii) With respect to any Unreimbursed Amount that is not fully refinanced by a Revolving Credit Borrowing of Base Rate Loans because the conditions set forth in Section 4.03 cannot be satisfied or for any other reason, the Borrowers shall be deemed to have incurred from the L/C Issuer an L/C Borrowing in the amount of the Unreimbursed Amount that is not so refinanced, which L/C Borrowing shall be due and payable on demand (together with interest) and shall bear interest at the Default Rate. In such event, each Revolving Credit Lender’s payment to the Administrative Agent for the account of the L/C Issuer pursuant to Section 2.03(c)(ii) shall be deemed payment in respect of its participation in such L/C Borrowing and shall constitute an L/C Advance from such Lender in satisfaction of its participation obligation under this Section 2.03.

     (iv) Until each Revolving Credit Lender funds its Revolving Credit Loan or L/C Advance pursuant to this Section 2.03(c) to reimburse the L/C Issuer for any amount drawn under any Letter of Credit, interest in respect of such Lender’s Applicable Revolving Credit Percentage of such amount shall be solely for the account of the L/C Issuer.
     (v) Each Revolving Credit Lender’s obligation to make Revolving Credit Loans or L/C Advances to reimburse the L/C Issuer for amounts drawn under Letters of Credit, as contemplated by this Section 2.03(c), shall be absolute and unconditional and shall not be affected by any circumstance, including (A) any setoff, counterclaim, recoupment, defense or other right which such Lender may have against the L/C Issuer, the Borrowers or any other Person for any reason whatsoever; (B) the occurrence or continuance of a Default, or (C) any other occurrence, event or condition, whether or not similar to any of the foregoing; provided, however, that each Revolving Credit Lender’s obligation to make Revolving Credit Loans pursuant to this Section 2.03(c) is subject to the conditions set forth in Section 4.03 (other than delivery by the Borrowers of a Committed Loan Notice ). No such making of an L/C Advance shall relieve or otherwise impair the obligation of the Borrowers to reimburse the L/C Issuer for the amount of any payment made by the L/C Issuer under any Letter of Credit, together with interest as provided herein.
     (vi) If any Revolving Credit Lender fails to make available to the Administrative Agent for the account of the L/C Issuer any amount required to be paid by such Lender pursuant to the foregoing provisions of this Section 2.03(c) by the time specified in Section 2.03(c)(ii), the L/C Issuer shall be entitled to recover from such Lender (acting through the Administrative Agent), on demand, such amount with interest thereon for the period from the date such payment is required to the date on which such payment is immediately available to the L/C Issuer at a rate per annum equal to the greater of the Federal Funds Rate and a rate determined by the L/C Issuer in accordance with banking industry rules on interbank compensation, plus any administrative, processing or similar fees customarily charged by the L/C Issuer in connection with the foregoing. A certificate of the L/C Issuer submitted to any Revolving Credit Lender (through the Administrative Agent) with respect to any amounts owing under this Section 2.03(c)(vi) shall be conclusive absent manifest error.
     (d) Repayment of Participations. (i) At any time after the L/C Issuer has made a payment under any Letter of Credit and has received from any Revolving Credit Lender such Lender’s L/C Advance in respect of such payment in accordance with Section 2.03(c), if the Administrative Agent receives for the account of the L/C Issuer any payment in respect of the related Unreimbursed Amount or interest thereon (whether directly from the Borrowers or otherwise, including proceeds of Cash Collateral applied thereto by the Administrative Agent), the Administrative Agent will distribute to such Lender its Applicable Revolving Credit Percentage thereof in the same funds as those received by the Administrative Agent.
     (ii) If any payment received by the Administrative Agent for the account of the L/C Issuer pursuant to Section 2.03(c)(i) is required to be returned under any of the circumstances described in Section 10.05 (including pursuant to any settlement entered into by the L/C Issuer in its discretion), each Revolving Credit Lender shall pay to the Administrative Agent for the account of the L/C Issuer its Applicable Revolving Credit Percentage thereof on demand of the Administrative Agent, plus interest thereon from the date of such demand to the date such amount is returned by such Lender, at a rate per annum equal to the Federal Funds Rate from time to time in effect. The obligations of the Lenders under this clause shall survive the payment in full of the Obligations and the termination of this Agreement.
     (e) Obligations Absolute. The obligation of the Borrowers to reimburse the L/C Issuer for each drawing under each Letter of Credit and to repay each L/C Borrowing shall be absolute, unconditional and irrevocable, and shall be paid strictly in accordance with the terms of this Agreement under all circumstances, including the following:
     (i) any lack of validity or enforceability of such Letter of Credit, this Agreement, or any other Loan Document;
     (ii) the existence of any claim, counterclaim, setoff, defense or other right that any Borrower or any Subsidiary may have at any time against any beneficiary or any transferee of such Letter of Credit (or any Person for whom any such beneficiary or any such transferee may be acting), the L/C Issuer or any other Person, whether in connection with this Agreement, the transactions contemplated hereby or by such Letter of Credit or any agreement or instrument relating thereto, or any unrelated transaction;
     (iii) any draft, demand, certificate or other document presented under such Letter of Credit proving to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect; or any loss or delay in the transmission or otherwise of any document required in order to make a drawing under such Letter of Credit;
     (iv) any payment by the L/C Issuer under such Letter of Credit against presentation of a draft or certificate that does not strictly comply with the terms of such Letter of Credit; or any payment made by the L/C Issuer under such Letter of Credit to any Person purporting to be a trustee in bankruptcy, debtor-in-possession, assignee for the benefit of creditors, liquidator, receiver or other representative of or successor to any beneficiary or any transferee of such Letter of Credit, including any arising in connection with any proceeding under any Debtor Relief Law; or
     (v) any other circumstance or happening whatsoever, whether or not similar to any of the foregoing, including any other circumstance that might otherwise constitute a defense available to, or a discharge of, the Borrowers or any of their Subsidiaries.
     Each Borrower shall promptly examine a copy of each Letter of Credit and each amendment thereto that is delivered to it and, in the event of any claim of noncompliance with the Borrowers’ instructions or other irregularity, the Borrower will immediately notify the L/C Issuer. Each Borrower shall be conclusively deemed to have waived any such claim against the L/C Issuer and its correspondents unless such notice is given as aforesaid.

     (f) Role of L/C Issuer. Each Lender and each Borrower agrees that, in paying any drawing under a Letter of Credit, the L/C Issuer shall not have any responsibility to obtain any document (other than any sight draft, certificates and documents expressly required by the Letter of Credit) or to ascertain or inquire as to the validity or accuracy of any such document or the authority of the Person executing or delivering any such document. None of the L/C Issuer, the Administrative Agent, any of their respective Related Parties nor any correspondent, participant or assignee of the L/C Issuer shall be liable to any Lender for (i) any action taken or omitted in connection herewith at the request or with the approval of the Revolving Credit Lenders or the Required Revolving Lenders, as applicable; (ii) any action taken or omitted in the absence of gross negligence or willful misconduct; or (iii) the due execution, effectiveness, validity or enforceability of any document or instrument related to any Letter of Credit or Issuer Document. Each Borrower hereby assumes all risks of the acts or omissions of any beneficiary or transferee with respect to its use of any Letter of Credit; provided, however, that this assumption is not intended to, and shall not, preclude such Borrower’s pursuing such rights and remedies as it may have against the beneficiary or transferee at law or under any other agreement. None of the L/C Issuer, the Administrative Agent, any of their respective Related Parties nor any correspondent, participant or assignee of the L/C Issuer shall be liable or responsible for any of the matters described in clauses (i) through (v) of Section 2.03(e); provided, however, that anything in such clauses to the contrary notwithstanding, any Borrower may have a claim against the L/C Issuer, and the L/C Issuer may be liable to such Borrower, to the extent, but only to the extent, of any direct, as opposed to consequential or exemplary, damages suffered by such Borrower which such Borrower proves were caused by the L/C Issuer’s willful misconduct or gross negligence or the L/C Issuer’s willful failure to pay under any Letter of Credit after the presentation to it by the beneficiary of a sight draft and certificate(s) strictly complying with the terms and conditions of a Letter of Credit. In furtherance and not in limitation of the foregoing, the L/C Issuer may accept documents that appear on their face to be in order, without responsibility for further investigation, regardless of any notice or information to the contrary, and the L/C Issuer shall not be responsible for the validity or sufficiency of any instrument transferring or assigning or purporting to transfer or assign a Letter of Credit or the rights or benefits thereunder or proceeds thereof, in whole or in part, which may prove to be invalid or ineffective for any reason.
     (g) Cash Collateral. Upon the request of the Administrative Agent, (i) if the L/C Issuer has honored any full or partial drawing request under any Letter of Credit and such drawing has resulted in an L/C Borrowing, or (ii) if, as of the Letter of Credit Expiration Date, any L/C Obligation for any reason remains outstanding, the Borrowers shall, in each case, immediately Cash Collateralize the then Outstanding Amount of all L/C Obligations. Sections 2.05 and 8.02(c) set forth certain additional requirements to deliver Cash Collateral hereunder. For purposes of this Section 2.03, Section 2.05 and Section 8.02(c), “Cash Collateralize” means to pledge and deposit with or deliver to the Administrative Agent, for the benefit of the L/C Issuer and the Lenders, as collateral for the L/C Obligations, cash or deposit account balances pursuant to documentation in form and substance satisfactory to the Administrative Agent and the L/C Issuer (which documents are hereby consented to by the Lenders). Derivatives of such term have corresponding meanings. Each Borrower hereby grants to the Administrative Agent, for the benefit of the L/C Issuer and the Lenders, a security interest in all such cash, deposit accounts and all balances therein and all proceeds of the foregoing. Cash Collateral shall be maintained in blocked, non-interest bearing deposit accounts at Bank of America. If at any time the Administrative Agent determines that any funds held as Cash Collateral are subject to any right or claim of any Person other than the Administrative Agent or that the total amount of such funds is less than the aggregate Outstanding Amount of all L/C Obligations, the Borrowers will, forthwith upon demand by the Administrative Agent, pay to the Administrative Agent, as additional funds to be deposited as Cash Collateral, an amount equal to the excess of (x) such aggregate Outstanding Amount over (y) the total amount of funds, if any, then held as Cash Collateral that the Administrative Agent determines to be free and clear of any such right and claim. Upon the drawing of any Letter of Credit for which funds are on deposit as Cash Collateral, such funds shall be applied, to the extent permitted under applicable Laws, to reimburse the L/C Issuer.
     (h) Applicability of ISP. Unless otherwise expressly agreed by the L/C Issuer and the Borrowers when a Letter of Credit is issued, the rules of the ISP shall apply to each Letter of Credit.
     (i) Letter of Credit Fees. The Borrowers shall pay to the Administrative Agent for the account of each Revolving Credit Lender in accordance with its Applicable Revolving Credit Percentage a Letter of Credit fee (the “Letter of Credit Fee”) equal to the Applicable Rate for Revolving Credit Loans that are Eurodollar Rate Loans times the daily amount available to be drawn under such Letter of Credit. For purposes of computing the daily amount available to be drawn under any Letter of Credit, the amount of such Letter of Credit shall be determined in accordance with Section 1.06. Letter of Credit Fees shall be (i) due and payable on the first Business Day after the end of each of March, June, September and December, commencing with the first such date to occur after the issuance of such Letter of Credit, on the Letter of Credit Expiration Date and thereafter on demand and (ii) computed on a quarterly basis in arrears. If there is any change in the Applicable Rate during any quarter, the daily amount available to be drawn under each Letter of Credit shall be computed and multiplied by the Applicable Rate separately for each period during such quarter that such Applicable Rate was in effect. Notwithstanding anything to the contrary contained herein, upon the request of the Required Revolving Lenders, while any Event of Default exists, all Letter of Credit Fees shall accrue at the Default Rate.
     (j) Fronting Fee and Documentary and Processing Charges Payable to L/C Issuer. The Borrowers shall pay directly to the L/C Issuer for its own account a fronting fee with respect to each Letter of Credit, in an amount equal to 0.125% per annum, computed on the daily amount available to be drawn under such Letter of Credit and on a quarterly basis in arrears. Such fronting fee shall be due and payable on the tenth (10th) Business Day after the end of each of March, June, September and December in respect of the most recently-ended quarterly period (or portion thereof, in the case of the first payment), commencing with the first such date to occur after the issuance of such Letter of Credit, on the Letter of Credit Expiration Date and thereafter on demand. For purposes of computing the daily amount available to be drawn under any Letter of Credit, the amount of such Letter of Credit shall be determined in accordance with Section 1.06. In addition, the Borrowers shall pay directly to the L/C Issuer for its own account the customary issuance, presentation, amendment and other processing fees, and other standard costs and charges, of the L/C Issuer relating to letters of credit as from time to time in effect. Such customary fees and standard costs and charges are due and payable on demand and are nonrefundable.

     (k) Conflict with Issuer Documents. In the event of any conflict between the terms hereof and the terms of any Issuer Document, the terms hereof shall control.
     2.04. Swing Line Loans. (a) The Swing Line. Subject to the terms and conditions set forth herein, the Swing Line Lender agrees, in reliance upon the agreements of the other Lenders set forth in this Section 2.04, to make loans (each such loan, a “Swing Line Loan”) to the Borrowers from time to time on any Business Day during the Availability Period in an aggregate amount not to exceed at any time outstanding the amount of the Swing Line Sublimit, notwithstanding the fact that such Swing Line Loans, when aggregated with the Applicable Revolving Credit Percentage of the Outstanding Amount of Revolving Credit Loans and L/C Obligations of the Lender acting as Swing Line Lender, may exceed the amount of such Lender’s Revolving Credit Commitment; provided, however, that after giving effect to any Swing Line Loan, (i) the Total Revolving Credit Outstandings shall not exceed the Revolving Credit Facility at such time, and (ii) the aggregate Outstanding Amount of the Revolving Credit Loans of any Revolving Credit Lender at such time, plus such Revolving Credit Lender’s Applicable Revolving Credit Percentage of the Outstanding Amount of all L/C Obligations at such time, plus such Revolving Credit Lender’s Applicable Revolving Credit Percentage of the Outstanding Amount of all Swing Line Loans at such time shall not exceed such Lender’s Revolving Credit Commitment, and provided further that no Borrower shall use the proceeds of any Swing Line Loan to refinance any outstanding Swing Line Loan. Within the foregoing limits, and subject to the other terms and conditions hereof, the Borrowers may borrow under this Section 2.04, prepay and repay under Sections 2.05 and 2.07, and reborrow under this Section 2.04. Each Swing Line Loan shall bear interest only at a rate based on the Base Rate. Immediately upon the making of a Swing Line Loan, each Revolving Credit Lender shall be deemed to, and hereby irrevocably and unconditionally agrees to, purchase from the Swing Line Lender a risk participation in such Swing Line Loan in an amount equal to the product of such Revolving Credit Lender’s Applicable Revolving Credit Percentage times the amount of such Swing Line Loan.
     (b) Borrowing Procedures. Each Swing Line Borrowing shall be made upon the Borrowers’ irrevocable notice to the Swing Line Lender and the Administrative Agent, which may be given by telephone. Unless otherwise agreed to by the Swing Line Lender, no more than three (3) Swing Line Loan Borrowings may be requested by Borrower in any thirty (30) day period. Each such notice must be received by the Swing Line Lender and the Administrative Agent not later than 1:00 p.m. on the requested borrowing date, and shall specify (i) the amount to be borrowed, which shall be a minimum of $250,000, or such other amount as acceptable to the Swing Line Lender and (ii) the requested borrowing date, which shall be a Business Day. Each such telephonic notice must be confirmed promptly by delivery to the Swing Line Lender and the Administrative Agent of a written Swing Line Loan Notice, appropriately completed and signed by a Responsible Officer of the Borrowers. Promptly after receipt by the Swing Line Lender of any telephonic Swing Line Loan Notice, the Swing Line Lender will confirm with the Administrative Agent (by telephone or in writing) that the Administrative Agent has also received such Swing Line Loan Notice and, if not, the Swing Line Lender will notify the Administrative Agent (by telephone or in writing) of the contents thereof. Unless the Swing Line Lender has received notice (by telephone or in writing) from the Administrative Agent (including at the request of any Revolving Credit Lender) prior to 2:00 p.m. on the date of the proposed Swing Line Borrowing (A) directing the Swing Line Lender not to make such Swing Line Loan as a result of the limitations set forth in the proviso to the first sentence of Section

2.04(a), or (B) that one or more of the applicable conditions specified in Article IV is not then satisfied, then, subject to the terms and conditions hereof, the Swing Line Lender will, not later than 3:00 p.m. on the borrowing date specified in such Swing Line Loan Notice, make the amount of its Swing Line Loan available to the Borrowers at its office by crediting the account of the Borrowers on the books of the Swing Line Lender in immediately available funds.
     (c) Refinancing of Swing Line Loans. (i) The Swing Line Lender at any time in its sole and absolute discretion may request, on behalf of the Borrowers (which hereby irrevocably authorize the Swing Line Lender to so request on their behalf), that each Revolving Credit Lender make a Base Rate Loan in an amount equal to such Lender’s Applicable Revolving Credit Percentage of the amount of Swing Line Loans then outstanding. Such request shall be made in writing (which written request shall be deemed to be a Committed Loan Notice for purposes hereof) and in accordance with the requirements of Section 2.02, without regard to the minimum and multiples specified therein for the principal amount of Base Rate Loans, but subject to the unutilized portion of the Revolving Credit Facility and the conditions set forth in Section 4.02. The Swing Line Lender shall furnish the Borrowers with a copy of the applicable Committed Loan Notice promptly after delivering such notice to the Administrative Agent. Each Revolving Credit Lender shall make an amount equal to its Applicable Revolving Credit Percentage of the amount specified in such Committed Loan Notice available to the Administrative Agent in immediately available funds for the account of the Swing Line Lender at the Administrative Agent’s Office not later than 1:00 p.m. on the day specified in such Committed Loan Notice, whereupon, subject to Section 2.04(c)(ii), each Revolving Credit Lender that so makes funds available shall be deemed to have made a Base Rate Loan to the Borrowers in such amount. The Administrative Agent shall remit the funds so received to the Swing Line Lender.
     (ii) If for any reason any Swing Line Loan cannot be refinanced by such a Revolving Credit Borrowing in accordance with Section 2.04(c)(i), the request for Base Rate Loans submitted by the Swing Line Lender as set forth herein shall be deemed to be a request by the Swing Line Lender that each of the Revolving Credit Lenders fund its risk participation in the relevant Swing Line Loan and each Revolving Credit Lender’s payment to the Administrative Agent for the account of the Swing Line Lender pursuant to Section 2.04(c)(i) shall be deemed payment in respect of such participation.
     (iii) If any Revolving Credit Lender fails to make available to the Administrative Agent for the account of the Swing Line Lender any amount required to be paid by such Lender pursuant to the foregoing provisions of this Section 2.04(c) by the time specified in Section 2.04(c)(i), the Swing Line Lender shall be entitled to recover from such Lender (acting through the Administrative Agent), on demand, such amount with interest thereon for the period from the date such payment is required to the date on which such payment is immediately available to the Swing Line Lender at a rate per annum equal to the greater of the Federal Funds Rate and a rate determined by the Swing Line Lender in accordance with banking industry rules on interbank compensation, plus any administrative, processing or similar fees customarily charged by the Swing Line Lender in connection with the foregoing. A certificate of the Swing Line Lender submitted to any Lender (through the Administrative Agent) with respect to any amounts owing under this clause (iii) shall be conclusive absent manifest error.

     (iv) Each Revolving Credit Lender’s obligation to make Revolving Credit Loans or to purchase and fund risk participations in Swing Line Loans pursuant to this Section 2.04(c) shall be absolute and unconditional and shall not be affected by any circumstance, including (A) any setoff, counterclaim, recoupment, defense or other right which such Lender may have against the Swing Line Lender, the Borrowers or any other Person for any reason whatsoever, (B) the occurrence or continuance of a Default, or (C) any other occurrence, event or condition, whether or not similar to any of the foregoing; provided, however, that each Revolving Credit Lender’s obligation to make Revolving Credit Loans pursuant to this Section 2.04(c) is subject to the conditions set forth in Section 4.03. No such funding of risk participations shall relieve or otherwise impair the obligation of the Borrowers to repay Swing Line Loans, together with interest as provided herein.
     (d) Repayment of Participations. (i) At any time after any Revolving Credit Lender has purchased and funded a risk participation in a Swing Line Loan, if the Swing Line Lender receives any payment on account of such Swing Line Loan, the Swing Line Lender will distribute to such Revolving Credit Lender its Applicable Revolving Credit Percentage thereof in the same funds as those received by the Swing Line Lender.
     (ii) If any payment received by the Swing Line Lender in respect of principal or interest on any Swing Line Loan is required to be returned by the Swing Line Lender under any of the circumstances described in Section 10.05 (including pursuant to any settlement entered into by the Swing Line Lender in its discretion), each Revolving Credit Lender shall pay to the Swing Line Lender its Applicable Revolving Credit Percentage thereof on demand of the Administrative Agent, plus interest thereon from the date of such demand to the date such amount is returned, at a rate per annum equal to the Federal Funds Rate. The Administrative Agent will make such demand upon the request of the Swing Line Lender. The obligations of the Lenders under this clause shall survive the payment in full of the Obligations and the termination of this Agreement.
     (e) Interest for Account of Swing Line Lender. The Swing Line Lender shall be responsible for invoicing the Borrowers for interest on the Swing Line Loans. Until each Revolving Credit Lender funds its Base Rate Loan or risk participation pursuant to this Section 2.04 to refinance such Revolving Credit Lender’s Applicable Revolving Credit Percentage of any Swing Line Loan, interest in respect of such Applicable Revolving Credit Percentage shall be solely for the account of the Swing Line Lender.
     (f) Payments Directly to Swing Line Lender. The Borrowers shall make all payments of principal and interest in respect of the Swing Line Loans directly to the Swing Line Lender.
     2.05. Prepayments.
     (a) Optional.
     (i) In addition to the required payments of principal of the Term Loan set forth in Section 2.07(a) and any mandatory prepayments of principal of the Revolving

Credit Loans and the Term Loan effected under Section 2.05(b), the Borrowers may, upon notice by the Borrowers to the Administrative Agent, at any time or from time to time voluntarily prepay Revolving Credit Loans or the Term Loan in whole or in part without premium or penalty; provided that (A) such notice must be received by the Administrative Agent not later than 11:00 a.m. (1) three (3) Business Days prior to any date of prepayment of Eurodollar Rate Loans and (2) on the date of prepayment of Base Rate Loans; (B) any prepayment of Eurodollar Rate Loans shall be in a principal amount of $250,000 or a whole multiple of $100,000 in excess thereof; and (C) any prepayment of Base Rate Loans shall be in a principal amount of $250,000 or a whole multiple of $100,000 in excess thereof or, in each case, if less, the entire principal amount thereof then outstanding. Each such notice shall specify the date and amount of such prepayment, whether such prepayment is applicable to the Revolving Credit Loans or the Term Loan and the Type(s) of Loans to be prepaid. The Administrative Agent will promptly notify each applicable Lender of its receipt of each such notice, and of the amount of such Lender’s Applicable Percentage, as applicable of such prepayment. If such notice is given by the Borrowers, the Borrowers shall make such prepayment and the payment amount specified in such notice shall be due and payable on the date specified therein. Any prepayment of a Eurodollar Rate Loan shall be accompanied by all accrued interest on the amount prepaid, together with any additional amounts required pursuant to Section 3.05. Each such prepayment of the Revolving Credit Loans shall be applied to the Revolving Credit Loans of the Lenders in accordance with their respective Applicable Percentage. Each such prepayment of principal of the Term Loan under this Section 2.05(a)(i) shall be applied to remaining installments of principal of the Term Loan, on a pro rata basis.
     (ii) The Borrowers may, upon notice to the Swing Line Lender (with a copy to the Administrative Agent), at any time or from time to time, voluntarily prepay Swing Line Loans in whole or in part without premium or penalty; provided that (A) such notice must be received by the Swing Line Lender and the Administrative Agent not later than 1:00 p.m. on the date of the prepayment, and (B) any such prepayment shall be in a minimum principal amount of $250,000. Each such notice shall specify the date and amount of such prepayment. If such notice is given by the Borrowers, the Borrowers shall make such prepayment and the payment amount specified in such notice shall be due and payable on the date specified therein.
     (b) Mandatory.
     (i) If for any reason the Total Revolving Credit Outstandings at any time exceed the Revolving Credit Facility at such time, the Borrowers shall immediately prepay the Revolving Credit Loans, Swing Line Loans and L/C Borrowings and/or Cash Collateralize the L/C Obligations (other than L/C Borrowings) in an aggregate amount equal to such excess.
     (ii) In addition to the required payments of principal of the Term Loan set forth in Section 2.07 and any optional or mandatory payments of principal of the Term Loan and the Revolving Credit Loans effected under Sections 2.05(a) and (b)(i), the Borrowers shall make the following required prepayments of the Term Loan and the

Revolving Credit Loans, each such payment to be made to the Administrative Agent for the benefit of the applicable Lenders within the time period specified below:
     (A) the Borrowers shall make, or cause each applicable Subsidiary to make, a prepayment in an amount equal to one hundred percent (100%) of the Net Cash Proceeds of each Property Sale by any Borrower or any Subsidiary, each such prepayment to be made immediately upon receipt of the Net Cash Proceeds thereof and upon not less than five (5) Business Days’ prior written notice to the Administrative Agent, which notice shall include a certificate of a Responsible Officer of the Borrowers setting forth in reasonable detail the calculations utilized in computing the Net Cash Proceeds of such Property Sale and the amount of such prepayment;
     (B) the Borrowers shall make, or cause each applicable Subsidiary to make, a prepayment in an amount equal to one hundred percent (100%) of the Net Cash Proceeds of each Debt Issuance, each such prepayment to be made immediately upon receipt of such proceeds and upon not less than five (5) Business Days’ prior written notice to the Administrative Agent, which notice shall include a certificate of a Responsible Officer of such Borrower setting forth in reasonable detail the calculations utilized in computing the Net Cash Proceeds of such Debt Issuance and the amount of such prepayment;
     (C) the Borrowers shall make, or cause each applicable Subsidiary to make, a prepayment in an amount equal to one hundred percent (100%) of the Net Cash Proceeds of each Equity Issuance, each such prepayment to be made immediately upon receipt of such proceeds and upon not less than five (5) Business Days’ prior written notice to the Administrative Agent, which notice shall include a certificate of a Responsible Officer of such Borrower setting forth in reasonable detail the calculations utilized in computing the Net Cash Proceeds of such Equity Issuance and the amount of such prepayment;
     (D) the Borrowers shall make, or cause each applicable Subsidiary to make, a prepayment equal to one hundred percent (100%) of all Extraordinary Receipts, each such prepayment to be made immediately upon receipt of such proceeds and upon not less than five (5) Business Days’ prior written notice to the Administrative Agent, which notice shall include a certificate of a Responsible Officer of the Borrowers setting forth in reasonable detail the amount of such prepayment; and
     (E) within five (5) Business Days after the financial statements have been delivered pursuant to Section 6.01(a) and the related Compliance Certificate has been delivered pursuant to Section 6.02(a), the Borrower shall make, or cause each applicable Subsidiary to make, a prepayment equal to the Excess Cash Flow Percentage multiplied by the amount of all Excess Cash Flow, which notice shall include a certificate of a Responsible Officer of the Borrowers setting forth in reasonable detail the amount of such prepayment.

     (c) Application. (i) Each prepayment of Loans pursuant to the foregoing provisions of Section 2.05(b) shall be applied; first, to the then remaining installments of principal of the Term Loan on a pro rata basis until the Term Loan is paid in full; second, to the Revolving Credit Facility in the manner set forth in clause (i) of this Section 2.05(c); and third, to pay all accrued interest on a pro rata basis and any other outstanding Obligations.
     (ii) Prepayments of the Revolving Credit Facility made pursuant to Section 2.05(c), first, shall be applied ratably to the L/C Borrowings and the Swing Line Loans, second, shall be applied ratably to the outstanding Revolving Credit Loans, and, third, shall be used to Cash Collateralize the remaining L/C Obligations; and, in the case of prepayments of the Revolving Credit Facility required pursuant to clauses (A) through (E) of Section 2.05(b), the amount remaining, if any, after the prepayment in full of all L/C Borrowings, Swing Line Loans and Revolving Credit Loans outstanding at such time and the Cash Collateralization of the remaining L/C Obligations in full (the sum of such prepayment amounts, cash collateralization amounts and remaining amount being, collectively, the “Reduction Amount”) may be retained by the Borrowers for use in the ordinary course of its business, and the Revolving Credit Facility shall be automatically and permanently reduced by the Reduction Amount as set forth in Section 2.06(b)(ii). Upon the drawing of any Letter of Credit that has been Cash Collateralized, the funds held as Cash Collateral shall be applied (without any further action by or notice to or from the Borrowers or any other Loan Party) to reimburse the L/C Issuer or the Revolving Credit Lenders, as applicable.
     2.06. Termination or Reduction of Commitments. (a) Optional. The Borrowers may, upon notice to the Administrative Agent, terminate the Revolving Credit Facility, the Letter of Credit Sublimit or the Swing Line Sublimit, or from time to time permanently reduce the Revolving Credit Facility, the Letter of Credit Sublimit or the Swing Line Sublimit; provided that (i) any such notice shall be received by the Administrative Agent not later than 11:00 a.m. five (5) Business Days prior to the date of termination or reduction, (ii) any such partial reduction shall be in an aggregate amount of $500,000 or any whole multiple of $100,000 in excess thereof and (iii) the Borrowers shall not terminate or reduce (A) the Revolving Credit Facility if, after giving effect thereto and to any concurrent prepayments hereunder, the Total Revolving Credit Outstandings would exceed the Revolving Credit Facility, (B) the Letter of Credit Sublimit if, after giving effect thereto, the Outstanding Amount of L/C Obligations not fully Cash Collateralized hereunder would exceed the Letter of Credit Sublimit, or (C) the Swing Line Sublimit if, after giving effect thereto and to any concurrent prepayments hereunder, the Outstanding Amount of Swing Line Loans would exceed the Letter of Credit Sublimit.
     (b) Mandatory. (i) The aggregate Term Loan Commitments shall be automatically and permanently reduced to zero on the date of the Term Loan Borrowing.
     (ii) The Revolving Credit Facility shall be automatically and permanently reduced on each date on which the prepayment of Revolving Credit Loans outstanding thereunder is required to be made pursuant to Sections 2.05(b)(A), (B), (C), (D), or (E) by an amount equal to the applicable Reduction Amount.

     (iii) If after giving effect to any reduction or termination of Revolving Credit Commitments under this Section 2.06, the Letter of Credit Sublimit or the Swing Line Sublimit exceeds the Revolving Credit Facility at such time, the Letter of Credit Sublimit or the Swing Line Sublimit, as the case may be, shall be automatically reduced by the amount of such excess.
     (c) Application of Commitment Reductions; Payment of Fees. The Administrative Agent will promptly notify the Lenders of any termination or reduction of the Letter of Credit Sublimit, Swing Line Sublimit or the Revolving Credit Commitment under this Section 2.06. Upon any reduction of the Revolving Credit Commitments, the Revolving Credit Commitment of each Revolving Credit Lender shall be reduced by such Lender’s Applicable Revolving Credit Percentage of such reduction amount. All fees in respect of the Revolving Credit Facility accrued until the effective date of any termination of the Revolving Credit Facility shall be paid on the effective date of such termination.
     2.07. Repayment of Loans. (a) Term Loans. Commencing on the first Business Day of the calendar month after the first full elapsed calendar month following the Funding Date and continuing on the first Business Day of each month thereafter through and including the first Business Day of the month prior to the Maturity Date with respect to the Term Loan Facility, the Borrowers shall repay to the Term Loan Lenders principal in an amount equal to $83,334 per month; provided, however, that the final principal repayment installment of the Term Loan shall be repaid on the Maturity Date for the Term Loan Facility and in any event shall be in an amount equal to the aggregate principal amount of all Term Loans outstanding on such date, together with all accrued but unpaid interest thereon.
     (b) Revolving Credit Loans. The Borrowers shall repay to the Revolving Credit Lenders on the Maturity Date for the Revolving Credit Facility the aggregate principal amount of all Revolving Credit Loans outstanding on such date.
     (c) Swing Line Loans. The Borrowers shall repay each Swing Line Loan on the earlier to occur of (i) the date ten (10) Business Days after such Loan is made and (ii) the Maturity Date for the Revolving Credit Facility.
     2.08. Interest. (a) Subject to the provisions of Section 2.08(b), (i) each Eurodollar Rate Loan under a Facility shall bear interest on the outstanding principal amount thereof for each Interest Period at a rate per annum equal to the Eurodollar Rate for such Interest Period plus the Applicable Rate for such Facility; (ii) each Base Rate Loan under a Facility shall bear interest on the outstanding principal amount thereof from the applicable borrowing date at a rate per annum equal to the Base Rate plus the Applicable Rate for such Facility; and (iii) each Swing Line Loan shall bear interest on the outstanding principal amount thereof from the applicable borrowing date at a rate per annum equal to the Base Rate plus the Applicable Rate for the Revolving Credit Facility.
     (b) (i) If any amount payable by any Borrower not paid when due (without regard to any applicable grace periods), whether at stated maturity, by acceleration or otherwise, such amount shall thereafter bear interest at a fluctuating interest rate per annum at all times equal to the Default Rate to the fullest extent permitted by applicable Laws.

     (ii) At the election of the Administrative Agent or upon the request of the Required Lenders, while any Event of Default exists, the Borrowers shall pay interest on the principal amount of all outstanding Obligations hereunder at a fluctuating interest rate per annum at all times equal to the Default Rate to the fullest extent permitted by applicable Laws.
     (iii) Accrued and unpaid interest on past due amounts (including interest on past due interest) shall be due and payable upon demand.
     (c) Interest on each Loan shall be due and payable in arrears on each Interest Payment Date applicable thereto and at such other times as may be specified herein. Interest hereunder shall be due and payable in accordance with the terms hereof before and after judgment, and before and after the commencement of any proceeding under any Debtor Relief Law.
     2.09. Fees. In addition to certain fees described in Sections 2.03(i) and (j):
     (a) Commitment Fee. The Borrowers shall pay to the Administrative Agent for the account of each Revolving Credit Lender in accordance with its Applicable Revolving Credit Percentage, a commitment fee equal to the Applicable Commitment Fee Percentage times the actual daily amount by which the Revolving Credit Facility exceeds the sum of (i) the Outstanding Amount of Revolving Credit Loans and (ii) the Outstanding Amount of L/C Obligations. For purposes hereof, Swing Line Loans shall not be added as or be considered usage of the Outstanding Amount of Revolving Credit Loans. The commitment fee shall accrue at all times during the Availability Period, including at any time during which one or more of the conditions in Article IV is not met, and shall be due and payable quarterly in arrears on the last Business Day of each of March, June, September and December, commencing with the first such date to occur after the commencement of the Availability Period, and on the last day of the Availability Period for the Revolving Credit Facility. The commitment fee shall be calculated quarterly in arrears, and if there is any change in the Applicable Rate during any quarter, the actual daily amount shall be computed and multiplied by the Applicable Rate separately for each period during such quarter that such Applicable Rate was in effect.
     (b) Other Fees. The Borrowers shall pay to the Arranger and the Administrative Agent for their own respective accounts fees in the amounts and at the times specified in the Fee Letter. Such fees shall be fully earned when paid and shall not be refundable for any reason whatsoever.
     2.10. Computation of Interest and Fees. All computations of interest for Base Rate Loans when the Base Rate is determined by Bank of America’s “prime rate” shall be made on the basis of a year of 365 or 366 days, as the case may be, and actual days elapsed. All other computations of fees and interest shall be made on the basis of a 360-day year and actual days elapsed (which results in more fees or interest, as applicable, being paid than if computed on the basis of a 365-day year). Interest shall accrue on each Loan for the day on which the Loan is made, and shall not accrue on a Loan, or any portion thereof, for the day on which the Loan or such portion is paid, provided that any Loan that is repaid on the same day on which it is made shall, subject to Section 2.12(a), bear interest for one (1) day. Each determination by the

Administrative Agent of an interest rate or fee hereunder shall be conclusive and binding for all purposes, absent manifest error.
     2.11. Evidence of Debt. (a) The Credit Extensions made by each Lender shall be evidenced by one or more accounts or records maintained by such Lender and by the Administrative Agent in the ordinary course of business. The accounts or records maintained by the Administrative Agent and each Lender shall be conclusive absent manifest error of the amount of the Credit Extensions made by the Lenders to the Borrowers and the interest and payments thereon. Any failure to so record or any error in doing so shall not, however, limit or otherwise affect the obligation of the Borrowers hereunder to pay any amount owing with respect to the Obligations. In the event of any conflict between the accounts and records maintained by any Lender and the accounts and records of the Administrative Agent in respect of such matters, the accounts and records of the Administrative Agent shall control in the absence of manifest error. Upon the request of any Lender made through the Administrative Agent, the Borrowers shall execute and deliver to such Lender (through the Administrative Agent) a Note, which shall evidence such Lender’s Loans in addition to such accounts or records. Each Lender may attach schedules to its Note and endorse thereon the date, Type (if applicable), amount and maturity of its Loans and payments with respect thereto.
     (b) In addition to the accounts and records referred to in Section 2.11(a), each Lender and the Administrative Agent shall maintain in accordance with its usual practice accounts or records evidencing the purchases and sales by such Lender of participations in Letters of Credit and Swing Line Loans. In the event of any conflict between the accounts and records maintained by the Administrative Agent and the accounts and records of any Lender in respect of such matters, the accounts and records of the Administrative Agent shall control in the absence of manifest error.
     2.12. Payments Generally; Administrative Agent’s Clawback. (a) General. All payments to be made by the Borrowers shall be made without condition or deduction for any counterclaim, defense, recoupment or setoff. Except as otherwise expressly provided herein, all payments by the Borrowers hereunder shall be made to the Administrative Agent, for the account of the respective Lenders to which such payment is owed, at the Administrative Agent’s Office in Dollars and in immediately available funds not later than 2:00 p.m. on the date specified herein. The Administrative Agent will promptly distribute to each Lender its Applicable Percentage in respect of the relevant Facility (or other applicable share as provided herein) of such payment in like funds as received by wire transfer to such Lender’s Lending Office. All payments received by the Administrative Agent after 2:00 p.m. shall be deemed received on the next succeeding Business Day and any applicable interest or fee shall continue to accrue. If any payment to be made by the Borrowers shall come due on a day other than a Business Day, payment shall be made on the next following Business Day, and such extension of time shall be reflected in computing interest or fees, as the case may be.
     (b) (i) Funding by Lenders; Presumption by Administrative Agent. Unless the Administrative Agent shall have received notice from a Lender prior to the proposed date of any Borrowing of Eurodollar Rate Loans (or, in the case of any Borrowing of Base Rate Loans, prior to 12:00 noon on the date of such Borrowing) that such Lender will not make available to the Administrative Agent such Lender’s share of such Borrowing, the Administrative Agent may assume that such Lender has made such share available on such date in accordance with Section 2.02 and may, in reliance upon such assumption, make available to the Borrowers a corresponding amount. In such event, if a Lender has not in fact made its share of the applicable Borrowing available to the Administrative Agent, then the applicable Lender and the Borrowers severally agree to pay to the Administrative Agent forthwith on demand such corresponding amount in immediately available funds with interest thereon, for each day from and including the date such amount is made available to the Borrowers to but excluding the date of payment to the Administrative Agent, at (A) in the case of a payment to be made by such Lender, the greater of the Federal Funds Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation, plus any administrative, processing or similar fees customarily charged by the Administrative Agent in connection with the foregoing, and (B) in the case of a payment to be made by the Borrowers, either of the Eurodollar Rate or the Base Rate, as applicable to such Borrowing, plus the corresponding Applicable Rate associated with such Borrowing; provided however, that if as a result of the Borrowers’ obligation to reimburse the Administrative Agent under this Section 2.12(b) any loss, cost or expense is incurred pursuant to Section 3.05 hereof in connection herewith, the Administrative Agent shall first seek reimbursement of such loss, cost or expense from the Defaulting Lender, and such Defaulting Lender hereby indemnifies the Administrative Agent therefor, and if such Defaulting Lender fails to reimburse the Administrative Agent for such loss, cost or expense after three (3) Business Days of demand therefor, the Borrowers shall reimburse the Administrative Agent therefor. If the Borrowers and such Lender shall pay such interest to the Administrative Agent for the same or an overlapping period, the Administrative Agent shall promptly remit to the Borrowers the amount of such interest paid by the Borrowers for such period. If such Lender pays its share of the applicable Borrowing to the Administrative Agent, then the amount so paid shall constitute such Lender’s Loan included in such Borrowing. Any payment by the Borrowers shall be without prejudice to any claim the Borrowers may have against a Lender that shall have failed to make such payment to the Administrative Agent.
     (ii) Payments by Borrowers; Presumptions by Administrative Agent. Unless the Administrative Agent shall have received notice from the Borrowers prior to the time at which any payment is due to the Administrative Agent for the account of the Lenders or the L/C Issuer hereunder that the Borrowers will not make such payment, the Administrative Agent may assume that the Borrowers have made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the Appropriate Lenders or the L/C Issuer, as the case may be, the amount due. In such event, if the Borrowers have not in fact made such payment, then each of the Appropriate Lenders or the L/C Issuer, as the case may be, severally agrees to repay to the Administrative Agent forthwith on demand the amount so distributed to such Lender or the L/C Issuer, in immediately available funds with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent, at the greater of the Federal Funds Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation.
     A notice of the Administrative Agent to any Lender or the Borrowers with respect to any amount owing under this subsection (b) shall be conclusive, absent manifest error.

     (c) Failure to Satisfy Conditions Precedent. If any Lender makes available to the Administrative Agent funds for any Loan to be made by such Lender as provided in the foregoing provisions of this Article II, and such funds are not made available to the Borrowers by the Administrative Agent because the conditions to the applicable Credit Extension set forth in Article IV are not satisfied or waived in accordance with the terms hereof, the Administrative Agent shall return such funds (in like funds as received from such Lender) to such Lender, without interest.
     (d) Obligations of Lenders Several. The obligations of the Lenders hereunder to make Term Loans and Revolving Credit Loans, to fund participations in Letters of Credit and Swing Line Loans and to make payments pursuant to Section 10.04(c) are several and not joint. The failure of any Lender to make any Loan, to fund any such participation or to make any payment under Section 10.04(c) on any date required hereunder shall not relieve any other Lender of its corresponding obligation to do so on such date, and no Lender shall be responsible for the failure of any other Lender to so make its Loan, to purchase its participation or to make its payment under Section 10.04(c).
     (e) Funding Source. Nothing herein shall be deemed to obligate any Lender to obtain the funds for any Loan in any particular place or manner or to constitute a representation by any Lender that it has obtained or will obtain the funds for any Loan in any particular place or manner.
     (f) Insufficient Funds. If at any time insufficient funds are received by and available to the Administrative Agent to pay fully all amounts of principal, L/C Borrowings, interest and fees then due hereunder, such funds shall be applied (i) first, toward payment of interest and fees then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of interest and fees then due to such parties, and (ii) second, toward payment of principal and L/C Borrowings then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of principal and L/C Borrowings then due to such parties.
     2.13. Sharing of Payments by Lenders. If any Lender shall, by exercising any right of setoff or counterclaim or otherwise, obtain payment in respect of (a) Obligations in respect of any of the Facilities due and payable to such Lender hereunder and under the other Loan Documents at such time in excess of its ratable share (according to the proportion of (i) the amount of such Obligations due and payable to such Lender at such time to (ii) the aggregate amount of the Obligations in respect of the Facilities due and payable to all Lenders hereunder and under the other Loan Documents at such time) of payments on account of the Obligations in respect of the Facilities due and payable to all Lenders hereunder and under the other Loan Documents at such time obtained by all the Lenders at such time or (b) Obligations in respect of any of the Facilities owing (but not due and payable) to such Lender hereunder and under the other Loan Documents at such time in excess of its ratable share (according to the proportion of (i) the amount of such Obligations owing (but not due and payable) to such Lender at such time to (ii) the aggregate amount of the Obligations in respect of the Facilities owing (but not due and payable) to all Lenders hereunder and under the other Loan Parties at such time) of payment on account of the Obligations in respect of the Facilities owing (but not due and payable) to all Lenders hereunder and under the other Loan Documents at such time obtained by all of the Lenders at such time then the Lender receiving such greater proportion shall (A) notify the

Administrative Agent of such fact, and (B) purchase (for cash at face value) participations in the Loans and subparticipations in L/C Obligations and Swing Line Loans of the other Lenders, or make such other adjustments as shall be equitable, so that the benefit of all such payments shall be shared by the Lenders ratably in accordance with the aggregate amount of Obligations in respect of the Facilities then due and payable to the Lenders or owing (but not due and payable) to the Lenders, as the case may be, provided that:
     (1) if any such participations or subparticipations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations or subparticipations shall be rescinded and the purchase price restored to the extent of such recovery, without interest; and
     (2) the provisions of this Section 2.13 shall not be construed to apply to (x) any payment made by the Borrowers pursuant to and in accordance with the express terms of this Agreement or (y) any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans or subparticipations in L/C Obligations or Swing Line Loans to any assignee or participant, other than to the Borrowers or any Subsidiary thereof (as to which the provisions of this Section shall apply).
     Each Borrower consents to the foregoing and agrees, to the extent it may effectively do so under applicable Law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against such Borrower’s rights of setoff and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of such Borrower in the amount of such participation.
ARTICLE III.
TAXES, YIELD PROTECTION AND ILLEGALITY
     3.01. Taxes. (a) Payments Free of Taxes. Any and all payments by or on account of any obligation of each Borrower hereunder or under any other Loan Document shall be made free and clear of and without reduction or withholding for any Indemnified Taxes or Other Taxes, provided that if such Borrower shall be required by applicable Law to deduct any Indemnified Taxes (including any Other Taxes) from such payments, then (i) the sum payable shall be increased as necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section 3.01) the Administrative Agent, any Lender or the L/C Issuer, as the case may be, receives an amount equal to the sum it would have received had no such deductions been made, (ii) such Borrower shall make such deductions and (iii) the Borrowers shall timely pay the full amount deducted to the relevant Governmental Authority in accordance with applicable Law.
     (b) Payment of Other Taxes by the Borrowers. Without limiting the provisions of subsection (a) above, the Borrowers shall timely pay any Other Taxes to the relevant Governmental Authority in accordance with applicable Law.
     (c) Indemnification by the Borrowers. The Borrowers shall indemnify the Administrative Agent, each Lender and the L/C Issuer, within thirty (30) days after demand therefor, for the full amount of any Indemnified Taxes or Other Taxes (including Indemnified Taxes or Other Taxes imposed or asserted on or attributable to amounts payable under this Section) paid by the Administrative Agent, such Lender or the L/C Issuer, as the case may be, and any penalties, interest and reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes or Other Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to the Borrowers by a Lender or the L/C Issuer (with a copy to the Administrative Agent), or by the Administrative Agent on its own behalf or on behalf of a Lender or the L/C Issuer, shall be conclusive absent manifest error.
     (d) Evidence of Payments. Upon reasonable request by the Administrative Agent, as soon as practicable after any payment of Indemnified Taxes or Other Taxes by any Borrower to a Governmental Authority, such Borrower shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority, if any, or a copy of a cashed check evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.
     (e) Status of Lenders. Any Foreign Lender that is entitled to an exemption from or reduction of withholding tax under the law of the jurisdiction in which any Borrower is resident for tax purposes, or any treaty to which such jurisdiction is a party, with respect to payments hereunder or under any other Loan Document shall deliver to the Borrowers (with a copy to the Administrative Agent), at the time or times prescribed by applicable Law or reasonably requested by the Borrowers or the Administrative Agent, such properly completed and executed documentation prescribed by applicable Law as will permit such payments to be made without withholding or at a reduced rate of withholding. In addition, any Lender, if requested by the Borrowers or the Administrative Agent, shall deliver such other documentation prescribed by applicable Law or reasonably requested by the Borrowers or the Administrative Agent as will enable the Borrowers or the Administrative Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements.
Without limiting the generality of the foregoing, if any Borrower is resident for tax purposes in the United States, any Foreign Lender shall deliver to the Borrowers and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the request of the Borrowers or the Administrative Agent, but only if such Foreign Lender is legally entitled to do so), whichever of the following is applicable:
     (i) duly completed copies of Internal Revenue Service Form W-BEN claiming eligibility for benefits of an income tax treaty to which the United States is a party,
     (ii) duly completed copies of Internal Revenue Service Form W-8ECI,
     (iii) in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under section 881(c) of the Code, (A) a certificate to the effect that such Foreign Lender is not (1) a “bank” within the meaning of section 881(c)(3)(A) of the Code, (2) a “10 percent shareholder” of any Borrower within the meaning of section

881(c)(3)(B) of the Code, or (3) a “controlled foreign corporation” described in section 881(c)(3)(C) of the Code and (B) duly completed copies of Internal Revenue Service Form W-BEN, or
     (iv) any other form prescribed by applicable Law as a basis for claiming exemption from or a reduction in United States Federal withholding tax duly completed together with such supplementary documentation as may be prescribed by applicable law to permit the Borrowers to determine the withholding or deduction required to be made.
     (f) Treatment of Certain Refunds. If the Administrative Agent, any Lender or the L/C Issuer determines, in its sole discretion, that it has received a refund of any Taxes or Other Taxes as to which it has been indemnified by any Borrower or with respect to which such Borrower has paid additional amounts pursuant to this Section 3.01, it shall pay to such Borrower an amount equal to such refund (but only to the extent of indemnity payments made, or additional amounts paid, by such Borrower under this Section 3.01 with respect to the Taxes or Other Taxes giving rise to such refund), net of all out-of-pocket expenses of the Administrative Agent, such Lender or the L/C Issuer, as the case may be, and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund), provided that the Borrowers, upon the request of the Administrative Agent, such Lender or the L/C Issuer, agrees to repay the amount paid over to any Borrower (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) to the Administrative Agent, such Lender or the L/C Issuer if the Administrative Agent, such Lender or the L/C Issuer is required to repay such refund to such Governmental Authority. This subsection shall not be construed to require the Administrative Agent, any Lender or the L/C Issuer to make available its tax returns (or any other information relating to its taxes that it deems confidential) to any Borrower or any other Person.
     3.02. Illegality. Subject to Sections 3.06 and 10.13, if any Lender determines that any Law has made it unlawful, or that any Governmental Authority has asserted that it is unlawful, for any Lender or its applicable Lending Office to make, maintain or fund Eurodollar Rate Loans, or to determine or charge interest rates based upon the Eurodollar Rate, or any Governmental Authority has imposed material restrictions on the authority of such Lender to purchase or sell, or to take deposits of, Dollars in the London interbank market, then, on notice thereof by such Lender to the Borrowers through the Administrative Agent, any obligation of such Lender to make or continue Eurodollar Rate Loans or to convert Base Rate Loans to Eurodollar Rate Loans shall be suspended until such Lender notifies the Administrative Agent and the Borrowers that the circumstances giving rise to such determination no longer exist. Upon receipt of such notice, the Borrowers shall, upon demand from such Lender (with a copy to the Administrative Agent), prepay or, if applicable, convert all Eurodollar Rate Loans of such Lender to Base Rate Loans, either on the last day of the Interest Period therefor, if such Lender may lawfully continue to maintain such Eurodollar Rate Loans to such day, or immediately, if such Lender may not lawfully continue to maintain such Eurodollar Rate Loans. Upon any such prepayment or conversion, the Borrowers shall also pay accrued interest on the amount so prepaid or converted.
     3.03. Inability to Determine Rates. Subject to Sections 3.06 and 10.13, if the Required Lenders determine that for any reason in connection with any request for a Eurodollar

Rate Loan or a conversion to or continuation thereof that (a) Dollar deposits are not being offered to banks in the London interbank eurodollar market for the applicable amount and Interest Period of such Eurodollar Rate Loan, (b) adequate and reasonable means do not exist for determining the Eurodollar Rate for any requested Interest Period with respect to a proposed Eurodollar Rate Loan, or (c) the Eurodollar Rate for any requested Interest Period with respect to a proposed Eurodollar Rate Loan does not adequately and fairly reflect the cost to such Lenders of funding such Loan, the Administrative Agent will promptly so notify the Borrowers and each Lender. Thereafter, the obligation of the Lenders to make or convert or continue Eurodollar Rate Loans shall be suspended until the Administrative Agent (upon the instruction of the Required Lenders) revokes such notice. Upon receipt of such notice, the Borrowers may revoke any pending request for a Borrowing of, conversion to or continuation of Eurodollar Rate Loans or, failing that, will be deemed to have converted such request into a request for a Borrowing of Base Rate Loans in the amount specified therein.
     3.04. Increased Costs; Reserves on Eurodollar Rate Loans. (a) Increased Costs Generally. Subject to Sections 3.06 and 10.13, if any Change in Law shall:
     (i) impose, modify or deem applicable any reserve, special deposit, compulsory loan, insurance charge or similar requirement against assets of, deposits with or for the account of, or credit extended or participated in by, any Lender (except any reserve requirement contemplated by Section 3.04(e)) or the L/C Issuer;
     (ii) subject any Lender or the L/C Issuer to any tax of any kind whatsoever with respect to this Agreement, any Letter of Credit, any participation in a Letter of Credit or any Eurodollar Rate Loan made by it, or change the basis of taxation of payments to such Lender or the L/C Issuer in respect thereof (except for Indemnified Taxes or Other Taxes covered by Section 3.01 and the imposition of, or any change in the rate of, any Excluded Tax payable by such Lender or the L/C Issuer); or
     (iii) impose on any Lender or the L/C Issuer or the London interbank market any other condition, cost or expense affecting this Agreement or Eurodollar Rate Loans made by such Lender or any Letter of Credit or participation therein;
and the result of any of the foregoing shall be to increase the cost to such Lender of making or continuing or converting any Eurodollar Rate Loan (or of maintaining its obligation to make any such future Loan), or to increase the cost to such Lender or the L/C Issuer of participating in, issuing or maintaining any Letter of Credit (or of maintaining its obligation to participate in or to issue any Letter of Credit), or to reduce the amount of any sum received or receivable by such Lender or the L/C Issuer hereunder (whether of principal, interest or any other amount) then, upon request of such Lender or the L/C Issuer, the Borrowers will pay to such Lender or the L/C Issuer, as the case may be, such additional amount or amounts as will compensate such Lender or the L/C Issuer, as the case may be, for such additional costs incurred or reduction suffered.
     (b) Capital Requirements. If any Lender or the L/C Issuer determines that any Change in Law affecting such Lender or the L/C Issuer or any Lending Office of such Lender or such Lender’s or the L/C Issuer’s holding company, if any, regarding capital requirements has or would have the effect of reducing the rate of return on such Lender’s or the L/C Issuer’s capital or on the capital of such Lender’s or the L/C Issuer’s holding company, if any, as a consequence of this Agreement, the Commitments of such Lender or the Loans made by, or participations in Letters of Credit held by, such Lender, or the Letters of Credit issued by the L/C Issuer, to a level below that which such Lender or the L/C Issuer or such Lender’s or the L/C Issuer’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s or the L/C Issuer’s policies and the policies of such Lender’s or the L/C Issuer’s holding company with respect to capital adequacy), then from time to time the Borrowers will pay to such Lender or the L/C Issuer, as the case may be, such additional amount or amounts as will compensate such Lender or the L/C Issuer or such Lender’s or the L/C Issuer’s holding company for any such reduction suffered.
     (c) Certificates for Reimbursement. A certificate of a Lender or the L/C Issuer setting forth the amount or amounts necessary to compensate such Lender or the L/C Issuer or its holding company, as the case may be, as specified in subsection (a) or (b) of this Section 3.04 and delivered to the Borrowers shall be conclusive absent manifest error. The Borrowers shall pay such Lender or the L/C Issuer, as the case may be, the amount shown as due on any such certificate within ten (10) days after receipt thereof.
     (d) Delay in Requests. Failure or delay on the part of any Lender or the L/C Issuer to demand compensation pursuant to the foregoing provisions of this Section 3.04 shall not constitute a waiver of such Lender’s or the L/C Issuer’s right to demand such compensation, provided that the Borrowers shall not be required to compensate a Lender or the L/C Issuer pursuant to the foregoing provisions of this Section 3.04 for any increased costs incurred or reductions suffered more than six (6) months prior to the date that such Lender or the L/C Issuer, as the case may be, notifies the Borrowers of the Change in Law giving rise to such increased costs or reductions and of such Lender’s or the L/C Issuer’s intention to claim compensation therefor (except that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the nine-month period referred to above shall be extended to include the period of retroactive effect thereof).
     (e) Reserves on Eurodollar Rate Loans. The Borrowers shall pay to each Lender, as long as such Lender shall be required to maintain reserves with respect to liabilities or assets consisting of or including Eurocurrency funds or deposits (currently known as “Eurocurrency liabilities”), additional interest on the unpaid principal amount of each Eurodollar Rate Loan equal to the actual costs of such reserves allocated to such Loan by such Lender (as determined by such Lender in good faith, which determination shall be conclusive), which shall be due and payable on each date on which interest is payable on such Loan, provided the Borrowers shall have received at least ten (10) days’ prior notice (with a copy to the Administrative Agent) of such additional interest from such Lender. If a Lender fails to give notice ten (10) days prior to the relevant Interest Payment Date, such additional interest shall be due and payable ten (10) days from receipt of such notice.
     3.05. Compensation for Losses. Upon demand of any Lender (with a copy to the Administrative Agent) from time to time, the Borrowers shall promptly compensate such Lender for and hold such Lender harmless from any loss, cost or expense incurred by it as a result of:

     (a) any continuation, conversion, payment or prepayment of any Loan other than a Base Rate Loan on a day other than the last day of the Interest Period for such Loan (whether voluntary, mandatory, automatic, by reason of acceleration, or otherwise);
     (b) any failure by any Borrower (for a reason other than the failure of such Lender to make a Loan) to prepay, borrow, continue or convert any Loan other than a Base Rate Loan on the date or in the amount notified by such Borrower; or
     (c) any assignment of a Eurodollar Rate Loan on a day other than the last day of the Interest Period therefor as a result of a request by the Borrowers pursuant to Section 10.13;
including any loss of anticipated profits and any loss or expense arising from the liquidation or reemployment of funds obtained by it to maintain such Loan or from fees payable to terminate the deposits from which such funds were obtained. The Borrowers shall also pay any customary administrative fees charged by such Lender in connection with the foregoing.
For purposes of calculating amounts payable by the Borrowers to the Lenders under this Section 3.05, each Lender shall be deemed to have funded each Eurodollar Rate Loan made by it at the Eurodollar Rate for such Loan by a matching deposit or other borrowing in the London interbank eurodollar market for a comparable amount and for a comparable period, whether or not such Eurodollar Rate Loan was in fact so funded.
     3.06. Mitigation Obligations; Replacement of Lenders. (a) Designation of a Different Lending Office. If any Lender requests compensation under Section 3.04, or any Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 3.01, or if any Lender gives a notice pursuant to Section 3.02, or if any Foreign Lender is unable to determine Eurodollar Rates pursuant to Section 3.03, then such Lender shall use reasonable efforts to designate a different Lending Office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the judgment of such Lender, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 3.01 or 3.04, as the case may be, in the future, or eliminate the need for the notice pursuant to Section 3.02, as applicable, and (ii) in each case, would not subject such Lender to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender. The Borrowers hereby agree to pay all reasonable costs and expenses incurred by any Lender in connection with any such designation or assignment.
     (b) Replacement of Lenders. If any Lender (i) requests compensation under Sections 3.02 or 3.04, (ii) its obligation to make Eurodollar Rate Loans is suspended pursuant to Section 3.03 and such Lender shall not have complied with or be unable to comply with Section 3.06(a), or (iii) if any Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 3.01, the Borrowers may replace such Lender in accordance with Section 10.13; provided, however that in respect of clause (ii) herein, the Borrowers shall not be permitted to replace Lender(s) constituting Required Lenders hereunder if the obligation of the Required Lenders, rather than Lenders constituting less than the Required Lenders, to make Eurodollar Rate Loans shall have been suspended pursuant to Section 3.03.

     3.07. Survival. Each Borrower’s obligations under this Article III shall survive termination of the Aggregate Commitments and repayment of all other Obligations hereunder.
ARTICLE IV.
CONDITIONS PRECEDENT TO CLOSING DATE AND TO CREDIT EXTENSIONS
     4.01. Conditions to Closing Date. Unless otherwise agreed to by the Administrative Agent in writing, the obligation of each Lender to execute and enter into this Agreement on the Closing Date is subject to satisfaction of the following conditions precedent:
     (a) The Administrative Agent’s receipt of the following, each of which shall be originals or telecopies (followed promptly by originals) unless otherwise specified, each properly executed by a Responsible Officer of the signing Loan Party, as applicable, each dated the Closing Date (or, in the case of certificates of governmental officials, a recent date before the Closing Date) and each in form and substance satisfactory to the Administrative Agent and each of the Lenders:
     (i) executed counterparts of this Agreement (other than by Main Street), sufficient in number for distribution to the Administrative Agent, each Lender and the Borrowers;
     (ii) duly executed copy of the Subordinated Credit Agreement;
     (iii) copies certified by a Responsible Officer of the Borrowers of each of the Related Documents (other than the Certificate of Merger), duly executed by the parties thereto, together with all agreements, instruments and other documents delivered in connection therewith as the Administrative Agent shall request;
     (iv) (i) copies of the (A) pro forma consolidated financial statements relating to the Borrowers, its Subsidiaries and any other entities or businesses that are the subject of the Acquisition and (B) financial statements of Main Street and its Subsidiaries for the Fiscal Year ended December 31, 2005, and any other financial statements as of the most recently ended Fiscal Quarter, and (ii) the forecasts, prepared by the senior management of the Borrowers, of consolidated balance sheets and statements of income or operations and cash flows of the Borrowers and the Designated Guarantors for each Fiscal Year from 2006 through and including 2011; and
     (v) a completed environmental questionnaire with respect to each Additional Restaurant.
     (b) Evidence, showing to the reasonable satisfaction of the Administrative Agent and the Lenders that on a Pro Forma Basis after giving effect to the completion of the Acquisition, the Merger, the Equity Investment, the Transaction and the making of the Loans on the Funding Date that,
     (i) the Consolidated Senior Debt of the Borrowers and the Designated Guarantors as at the Funding Date to the Consolidated EBITDA of the Borrowers and the

Designated Guarantors determined on a Pro Forma Basis for the period of twelve (12) consecutive months ended March 31, 2006, is not greater than 3.80:1.00; and
     (ii) the Consolidated Lease Adjusted Leverage Ratio of the Borrowers and the Designated Guarantors as determined on a Pro Forma Basis for the period of twelve (12) consecutive months ended March 31, 2006, is not greater than 5.90:1.00.
     (c) Each of the Loan Documents (other than this Agreement) and the Subordinated Debts Documents (other than the Subordinated Credit Agreement) shall be in form and substance satisfactory to the Administrative Agent and the Lenders, as applicable, subject only to execution by the parties thereto on the Funding Date.
     (d) The Administrative Services Agreement shall be in form and substance satisfactory to the Administrative Agent and the Lenders, subject only to execution by the parties thereto on the Funding Date.
     4.02. Conditions of Initial Credit Extension. Unless otherwise agreed to by the Administrative Agent in writing, the obligation of the L/C Issuer and each Lender to make its initial Credit Extension hereunder on the Funding Date is subject to satisfaction of the following conditions precedent:
     (a) The Administrative Agent’s receipt of the following, each of which shall be originals or telecopies (followed promptly by originals) unless otherwise specified, each properly executed by a Responsible Officer of the signing Loan Party, each dated the Funding Date (or, in the case of certificates of governmental officials, a recent date before the Funding Date) and each in form and substance reasonably satisfactory to the Administrative Agent and each of the Lenders:
     (i) executed counterparts of the Guaranty, sufficient in number for distribution to the Administrative Agent, each Lender and the Borrowers;
     (ii) a Note duly executed by the Borrowers in favor of each Lender requesting a Note;
     (iii) the Security Agreement, duly executed by each Loan Party, together with:
     (A) proper financing statements in form appropriate for filing under the Uniform Commercial Code of all jurisdictions that the Administrative Agent may deem necessary or desirable in order to perfect the Liens created under the Security Agreement, covering the Collateral described in the Security Agreement,
     (B) completed requests for information, dated on or before the date of the initial Credit Extension, listing the financing statements referred to in clause (B) above and all other effective financing statements filed in the jurisdictions referred to in clause (B) above that name any Loan Party as debtor, together with copies of such other financing statements,

     (C) evidence of the completion of all other actions, recordings and filings of or with respect to the Security Agreement that the Administrative Agent may reasonably deem necessary or desirable in order to perfect the Liens created thereby, and
     (D) evidence that all other action that the Administrative Agent may reasonably deem necessary or desirable in order to perfect the Liens created under the Security Agreement has been taken (including receipt of duly executed payoff letters, UCC-3 termination statements and landlords’ consent agreements);
     (iv) a Committed Loan Notice appropriately completed and signed by a Responsible Officer of the Borrowers, in respect of the initial Borrowing of the Term Loan as a single Eurodollar Rate Loan;
     (v) copies certified by a Responsible Officer of the Borrowers of each of the Subordinated Debt Documents (other than the Subordinated Credit Agreement), duly executed by the parties thereto;
     (vi) a copy certified by a Responsible Officer of the Borrowers of the Administrative Services Agreement, duly executed by the parties thereto and certifying that there has been no amendment to, or modification of, the form of Administrative Services Agreement delivered to the Administrative Agent on the Closing Date, unless such amendment or modification has been approved by the Administrative Agent;
     (vii) such certificates of resolutions or other action, incumbency certificates and/or other certificates of Responsible Officers of each Loan Party as the Administrative Agent may require evidencing the identity, authority and capacity of each Responsible Officer thereof authorized to act as a Responsible Officer in connection with this Agreement and the other Loan Documents to which such Loan Party is a party or is to be a party;
     (viii) such documents and certifications as the Administrative Agent may reasonably require to evidence that each Loan Party is duly organized or formed, including certified copies of Organization Documents certified by the applicable secretary of state of such jurisdiction of organization and that each Loan Party is validly existing, in good standing and qualified to engage in business in each jurisdiction where its ownership, lease or operation of properties or the conduct of its business requires such qualification, except to the extent that failure to do so could not reasonably be expected to have a Material Adverse Effect;
     (ix) a favorable opinion of Pryor Cashman Sherman & Flynn LLP, counsel to the Borrowers and the Designated Guarantors addressed to the Administrative Agent and each Lender, as to the matters set forth in Exhibit I-1 and such other matters concerning the Loan Parties and the Loan Documents as the Required Lenders may reasonably request;
     (x) favorable opinions of local counsel to the Borrowers and the Designated Guarantors in each of Arizona, California, Nevada and New Mexico, addressed to the

Administrative Agent and each Lender, as to certain matters set forth in Exhibit I-2 and such other matters concerning the Loan Parties and the Loan Documents as the Required Lenders may reasonably request;
     (xi) a copy certified by a Responsible Officer of the Borrowers of each Lease in effect on the Funding Date with respect to any Restaurant (other than Excluded Restaurants);
     (xii) a copy certified by a Responsible Officer of the Borrowers of each Franchise Agreement with respect to any Restaurant (other than the Excluded Restaurants);
     (xiii) evidence (A) of the consent and approval by the Franchisor of the transactions contemplated by this Agreement and the other Loan Documents and the Liens in favor of the Administrative Agent pursuant to the Loan Documents, or (B) that such consents and approvals are not required;
     (xiv) with respect to each Restaurant (other than any Excluded Restaurant) that is ground leased or Space Leased by any Loan Party, those Mortgages, Ground Leased Real Estate Support Documents or Space Leased Real Estate Support Documents, as applicable, as set forth on Schedule 4.02;
     (xv) [Intentionally Omitted.]
     (xvi) a certificate of a Responsible Officer of each Loan Party (A) attaching copies of the consent relating to the Orleans Restaurant required in connection with the Transaction, which consent shall be in full force and effect, or (B) stating that no other consents or approvals are required (other than the Change of Control of Ownership Interests and as to the Flagstaff Unit Location 2093) in connection with the Transaction;
     (xvii) a certificate signed by a Responsible Officer of the Borrowers certifying that (A) the conditions specified in Sections 4.03(a) and (b) have been satisfied, (B) there has been no event or circumstance since the date of the Audited Financial Statements that has had or could be reasonably expected to have a material adverse change in the business, results of operations or financial condition of the Parent, the Company or Main Street and the Designated Guarantors, taken as a whole, either alone or in combination, or the ability of the parties to consummate the Acquisition or Merger, other than a change or effect (x) resulting from a change in general economic conditions or a change in the securities markets in general, (y) resulting from a change affecting the restaurant industry generally that does not affect the Parent, the Company or Main Street to a materially disproportionate degree from other entities operating in such industry or (z) resulting primarily from the announcement or pendency of the Acquisition or Merger and (C) there has been no material adverse change to the financial statements delivered on the Closing Date pursuant to Section 4.01(a)(iv);
     (xviii) a certificate duly executed by the chief financial officer of the Borrowers (A) attesting to the Solvency of each Loan Party before and after giving effect to the Transaction, (B) demonstrating in reasonable detail that all costs and expenses incurred in connection with the Transaction and the Acquisition shall be paid on the Funding Date, and (C) attesting that all trade payables and other expenses and liabilities of Main Street have been or are being paid in the ordinary course of business consistent with the past practices and in any event are deemed current under the trade terms received by Main Street;
     (xix) a duly completed Compliance Certificate, executed by a Responsible Officer of the Borrowers, showing to the reasonable satisfaction of the Administrative Agent and the Lenders that, after giving pro forma effect to the completion of the Acquisition, the Merger, the Equity Investment, the Transaction and the making of the Loans on the Funding Date that the Borrowers are in compliance, on a Pro Forma Basis, with all of the financial covenants set forth in Section 7.11.
     (xx) evidence that all insurance required to be maintained pursuant to the Loan Documents has been obtained and is in effect, together with the certificates of insurance, naming the Administrative Agent, on behalf of the Lenders, as an additional insured or loss payee, as the case may be, under all insurance policies maintained with respect to the assets and properties of the Loan Parties that constitutes Collateral;
     (xxi) an executed counterpart of this Agreement executed by Main Street or a written acknowledgement from Main Street and the Parent that the Borrower Assumption and Assignment shall become effective immediately after the consummation of the Acquisition on the Funding Date;
     (xxii) a copy of the Certificate of Merger precleared with the Secretary of State of the State of Delaware;
     (xxiii) evidence that (A) the Main Street Credit Agreement, (B) the CNL Facility and (C) the GMAC Facility, have been, or concurrently with the Funding Date are being, terminated and all Liens securing obligations under each respective agreement have been, or concurrently with the Funding Date are being, released and (D) the cancellation of the promissory note issued by the Company for partial payment of the Top-Up Shares (as defined in the Merger Agreement) (which cancellation may occur by operation of Law) and the release of the related guaranty of the Parent shall have occurred;
     (xxiv) such other assurances, certificates, documents or consents as the Administrative Agent, the L/C Issuer, the Swing Line Lender or any Lender reasonably may require; and
     (xxv) certified copies of each written employment agreement and other compensation arrangement with each executive officer of any Loan Party as the Administrative Agent shall request;
     (xxvii) updated Schedules to this Agreement in form and substance acceptable to the Lenders which shall be deemed to have amended any Schedules delivered on the Closing Date unless a Lender shall have notified the Administrative Agent pursuant to the last paragraph of Section 4.02.

     (b) The Borrowers shall have delivered to the Administrative Agent disbursement instructions with respect to the disbursement of the proceeds of the Loans on the Funding Date.
     (c) All Loans under this Agreement shall be in full compliance with all margin regulations issued by the FRB (other than the margin stock purchase incident to the Acquisition).
     (d) All fees required to be paid to the Administrative Agent and the Arranger on or before the Funding Date shall have been paid.
     (e) Unless waived by the Administrative Agent, the Borrowers shall have paid all reasonable fees, charges and disbursements of counsel to the Administrative Agent (directly to such counsel) to the extent invoiced prior to or on the Funding Date, plus such additional amounts of such fees, charges and disbursements as shall constitute its reasonable estimate of such fees, charges and disbursements incurred or to be incurred by it through the closing proceedings (provided that such estimate shall not thereafter preclude a final settling of accounts between the Borrowers and the Administrative Agent).
     (f) The Funding Date shall have occurred on or before October 18, 2006.
     (g) All of the information made available to the Administrative Agent prior to the Funding Date shall be complete and correct in all material respects; and no changes or developments shall have occurred, and no new or additional information shall have been received or discovered by the Administrative Agent or the Lenders regarding the Borrowers or their Subsidiaries or the Transaction after the Closing Date that (A) could reasonably be expected to have a material adverse change in the business, results of operations or financial condition of the Parent, the Company or Main Street and the Designated Guarantors, taken as a whole, either alone or in combination, or the ability of the parties to consummate the Acquisition or Merger or any other aspect of the Transaction, other than a change or effect (x) resulting from a change in general economic conditions or a change in the securities markets in general, (y) resulting from a change affecting the restaurant industry generally that does not affect the Parent, the Company or Main Street to a materially disproportionate degree from other entities operating in such industry or (z) resulting primarily from the announcement or pendency of the Acquisition or Merger or (B) purports to materially and adversely affect the Facilities and the Collateral; and nothing shall have come to the attention of the Lenders during the course of the period from the Closing Date through the Funding Date (i) that the Information Memorandum was or has become misleading, incorrect or incomplete in any material respect, (ii) that, following the consummation of the Transaction, the Borrowers and their Subsidiaries would not have good and marketable title to all material assets of Main Street reflected in the Information Memorandum and (iii) that the Transaction will have a Material Adverse Effect.
     (h) The Merger Agreement shall be in full force and effect and each Related Document shall have been consummated strictly in accordance with the terms of such agreement, without any waiver or amendment not consented to by the Lenders of any term, provision or condition set forth therein, and in compliance with all applicable requirements of Law.

     (i) The Parent shall have received a new Equity Investment of not less than $12,400,000 from the Equity Investor which shall in turn have been contributed to the Company by the Parent.
     (j) Contemporaneously with the Borrowings hereunder on the Funding Date, the loans under the Subordinated Credit Agreement shall have been made.
     (k) If applicable, the Administrative Agent’s receipt of assignment and assumption agreements (including master assignment and assumption agreements if applicable) executed by each applicable Lender, in each case, substantially in the form of Exhibit E hereto or with such modifications as shall be agreed to by the Borrowers and the Administrative Agent.
     Without limiting the generality of the provisions of Section 9.04, for purposes of determining compliance with the conditions specified in this Section 4.02, each Lender that has signed this Agreement shall be deemed to have consented to, approved or accepted or to be satisfied with, each document or other matter required thereunder to be consented to or approved by or acceptable or satisfactory to a Lender unless the Administrative Agent shall have received notice from such Lender prior to the proposed Funding Date specifying its objection thereto.
     4.03. Conditions to all Credit Extensions. The obligation of each Lender to honor any Request for Credit Extension (other than a Committed Loan Notice requesting only a conversion of Loans to the other Type, or a continuation of Eurodollar Rate Loans) is subject to the following conditions precedent:
     (a) The representations and warranties of the Borrowers contained in Article V or any other Loan Document, or which are contained in any document furnished at any time under or in connection herewith or therewith, shall be true and correct in all material respects on and as of the date of such Credit Extension, except to the extent that such representations and warranties specifically refer to an earlier date, in which case they shall be true and correct as of such earlier date, and except that for purposes of this Section 4.03, the representations and warranties contained in Sections 5.05(a) and (b) shall be deemed to refer to the most recent statements furnished pursuant to Sections 6.01(a) and (b), respectively.
     (b) No Default shall exist, or would result from such proposed Credit Extension or from the application of the proceeds thereof.
     (c) The Administrative Agent and, if applicable, the L/C Issuer or the Swing Line Lender shall have received a Request for Credit Extension in accordance with the requirements hereof.
     Each Request for Credit Extension (other than a Committed Loan Notice requesting only a conversion of Loans to the other Type or a continuation of Eurodollar Rate Loans) submitted by the Borrowers shall be deemed to be a representation and warranty that the conditions specified in Sections 4.03(a) and (b) have been satisfied on and as of the date of the applicable Credit Extension.

ARTICLE V.
REPRESENTATIONS AND WARRANTIES
     Each Borrower represents and warrants to the Administrative Agent and the Lenders that as of the Funding Date and thereafter (provided, however, that on the Closing Date, each of the Parent and the Company represents and warrants in respect to itself to the Administrative Agent and the Lenders only as to Sections 5.01, 5.02 and 5.04):
     5.01. Existence, Qualification and Power. (a) Each Borrower and Designated Guarantor (i) is duly organized or formed, validly existing and, as applicable, in good standing under the Laws of the jurisdiction of its incorporation or organization, (ii) has (A) all requisite power and authority and (B) all requisite governmental licenses, authorizations, consents and approvals to (x) own or lease its assets and carry on its business (other than such licenses relating to food, liquor and tobacco that could not reasonably be expected to result in a Specified Event) and (y) execute, deliver and perform its obligations under the Loan Documents and Related Documents to which it is a party and consummate the Transaction, and (iii) is duly qualified and is licensed and, as applicable, in good standing under the Laws of each jurisdiction where its ownership, lease or operation of properties or the conduct of its business requires such qualification or license; except in respect of clause (iii), to the extent that failure to do so could not reasonably be expected to have a Material Adverse Effect.
     (b) Each Excluded Guarantor is duly organized or formed, validly existing and, as applicable, in good standing under the Laws of the jurisdiction of its incorporation or organization (other than pursuant to a dissolution permitted by Section 7.04(b)(ii)) and has all requisite power and authority to execute, deliver and perform its obligations under the Loan Documents to which it is a party and to consummate the Transaction.
     5.02. Authorization; No Contravention. The execution, delivery and performance by each Loan Party of each Loan Document and Related Document to which such Person is or is to be a party have been duly authorized by all necessary corporate or other organizational action, and do not and will not (a) contravene the terms of any of such Person’s Organization Documents; (b) except as set forth on Schedule 5.02(b) in respect of any payments to be made pursuant to certain Contractual Obligations, conflict with or result in any breach or contravention of, or the creation of any Lien under, or require any payment to be made under (i) any Contractual Obligation (including any Franchise Agreement) to which such Person is a party or affecting such Person or the properties of such Person or any of its Subsidiaries, other than the CNL Facility, the GMAC Facility and the Main Street Credit Agreement solely during the period from the Closing Date through the Funding Date or (ii) any order, injunction, writ or decree of any Governmental Authority or any arbitral award to which such Person or its property is subject; or (c) violate any Law, except in respect of clauses (b) and (c), to the extent that such conflict, breach, contravention or violation could not reasonably be expected to have a Material Adverse Effect.
     5.03. Governmental Authorization; Other Consents. No approval, consent, exemption, authorization, or other action by, or notice to, or filing with, any Governmental Authority, or any other Person is necessary or required in connection with (a) the execution, delivery or performance by, or enforcement against, any Loan Party of this Agreement or any other Loan Document or Related Document, or for the consummation of the Transaction which will not be or has not been obtained as of the Funding Date, except pursuant to Section 5.27 or as to any consent set forth on Schedule 5.03(a); provided, however that the failure to have received any such consent listed on Schedule 5.03(a) could not reasonably be expected to result in a Specified Event, (b) the grant by any Borrower or Designated Guarantor of the Liens granted by it pursuant to the Collateral Documents, (c) the perfection or maintenance of the Liens created under the Collateral Documents (including the first priority nature thereof) or (d) the exercise by the Administrative Agent or any Lender of its rights under the Loan Documents or the remedies in respect of the Collateral pursuant to the Collateral Documents. All applicable waiting periods in connection with the Transaction have expired without any action having been taken by any Governmental Authority restraining, preventing or imposing materially adverse conditions upon the Transaction or the rights of any of the Loan Parties or their Subsidiaries freely to transfer or otherwise dispose of, or to create any Lien on, any properties now owned or hereafter acquired by any of them. The Merger has been consummated in accordance with the Merger Agreement and applicable Law.
     5.04. Binding Effect. This Agreement has been, and each other Loan Document, when delivered hereunder, will have been, duly executed and delivered by each Loan Party that is party thereto. This Agreement constitutes, and each other Loan Document when so delivered will constitute, a legal, valid and binding obligation of such Loan Party, enforceable against each Loan Party that is party thereto in accordance with its terms.
     5.05. Financial Statements; No Material Adverse Effect. (a) The Audited Financial Statements (i) were prepared in accordance with GAAP consistently applied throughout the period covered thereby, except as otherwise expressly noted therein; (ii) fairly present in all material respects the financial condition of the Borrowers and their Subsidiaries as of the date thereof and their results of operations for the period covered thereby in accordance with GAAP consistently applied throughout the period covered thereby, except as otherwise expressly noted therein; and (iii) show all material indebtedness and other liabilities, direct or contingent, of the Borrowers and their Subsidiaries as of the date thereof, including liabilities for taxes, material commitments and Indebtedness.
     (b) The unaudited consolidated balance sheet of the Borrowers and the Designated Guarantors dated March 31, 2006, and the related consolidated statements of income or operations, shareholders’ equity and cash flows for the Fiscal Quarter ended on that date (i) were prepared in accordance with GAAP consistently applied throughout the period covered thereby, except as otherwise expressly noted therein, and (ii) fairly present in all material respects the financial condition of the Borrowers and the Designated Guarantors as of the date thereof and their results of operations for the period covered thereby, subject, in the case of clauses (i) and (ii), to the absence of footnotes and to normal year-end audit adjustments.
     (c) Except as set forth on Schedule 5.05, since the date of the Audited Financial Statements, there has been no event or circumstance, either individually or in the aggregate, that has had or could reasonably be expected to have a Material Adverse Effect.
     (d) The consolidated pro forma balance sheet of the Borrowers and the Designated Guarantors as at March 31, 2006, and the related consolidated and consolidating pro forma statements of income and cash flows of the Borrowers and the Designated Guarantors for the twelve (12) months then ended, certified by the chief financial officer or treasurer of the Borrowers, copies of which have been furnished to each Lender, fairly present the consolidated pro forma financial condition of the Borrowers and the Designated Guarantors as of such date and the consolidated pro forma results of operations of the Borrowers and the Designated Guarantors for the period ended on such date, in each case giving effect to the Transaction, all in accordance with GAAP.
     (e) The consolidated and forecasted balance sheet, statements of income and cash flows of the Borrowers and the Designated Guarantors delivered pursuant to Section 4.01(a)(iv) or Section 6.01(c) were prepared in good faith on the basis of the assumptions stated therein, which assumptions were fair in light of the conditions existing at the time of delivery of such forecasts, and represented, at the time of delivery, the Borrowers’ best estimate of its future financial condition and performance.
     5.06. Litigation. Except as set forth on Schedule 5.06, there are no actions, suits, proceedings or claims pending or, to the knowledge of any Borrower after due and diligent investigation, threatened, at law, in equity, in arbitration or before any Governmental Authority, by or against any Loan Party or against any of their properties or revenues that (a) purport to affect or pertain to this Agreement, any other Loan Document, any Related Document or the consummation of the Transaction, or (b) either individually or in the aggregate, if determined adversely, could reasonably be expected to have a Material Adverse Effect.
     5.07. No Default. No Loan Party is in default under or with respect to, or a party to, any Contractual Obligation that could, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. No Default has occurred and is continuing or would result from the consummation of the transactions contemplated by this Agreement or any other Loan Document.
     5.08. Ownership of Property; Liens; Investments. (a) Each Loan Party, other than the Excluded Guarantors, has good record and marketable title in fee simple to, or valid leasehold interests in, all real property necessary or used in the ordinary conduct of its business, except for such defects in title as could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. The property of each Borrower and the Designated Guarantors is subject to no Liens, other than Liens permitted by Section 7.01.
     (b) Schedule 5.08(b) sets forth a complete and accurate list of all Liens on the property or assets of each Loan Party, other than the Excluded Guarantors, showing as of the date hereof the lienholder thereof, the principal amount of the obligations secured thereby and the property or assets of such Loan Party subject thereto.
     (c) (i) Schedule 1.01G sets forth a complete and accurate list of all Unit Locations of each Loan Party, other than the Excluded Guarantors, showing as of the date hereof the street address, county or other relevant jurisdiction, state, and to the extent such Unit Location is owned by such Loan Party, the record owner, and book and estimated fair value thereof.

     (ii) Schedule 1.01F sets forth a complete and accurate list of all Leases of real property under which any Loan Party, other than the Excluded Guarantors, is the lessee or the lessor, showing as of the date hereof the street address, county or other relevant jurisdiction, state, lessor, lessee and expiration date. Each such lease is the legal, valid and binding obligation of the lessor or lessee, as applicable thereof, enforceable in accordance with its terms.
     (d) Schedule 5.08(d) sets forth a complete and accurate list of all Investments held by any Loan Party, other than the Excluded Guarantors, on the Funding Date, showing as of the Funding Date, the amount, obligor or issuer and maturity, if any, thereof.
     5.09. Environmental Compliance. The Loan Parties, other than the Excluded Guarantors, conduct in the ordinary course of business a review of the effect of existing Environmental Laws and claims alleging potential liability or responsibility for violation of any Environmental Law on their respective businesses, operations and properties, and as a result thereof the Borrowers have reasonably concluded that such Environmental Laws and claims could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.
     5.10. Insurance. The properties of each Borrower and the Designated Guarantors are insured with financially sound and reputable insurance companies not Affiliates of any Borrower, in such minimum amounts that such Borrower or Designated Guarantor will not be deemed a co-insurer under applicable insurance laws, regulations and policies and otherwise contain such terms, be in such forms, for such periods, with such deductibles and covering such risks as are customarily carried by companies engaged in similar businesses and owning similar properties in localities where any Borrower or the applicable Designated Guarantor operates, including, without limitation, liquor, larceny and coverage against loss or damage by fire, flood (if in flood zone “A”), theft, burglary, pilferage, loss in transit, explosions and hazards.
     5.11. Taxes. Each Borrower and the Designated Guarantors have filed all Federal, state and other material tax returns and reports required to be filed, and have paid all Federal, state and other material taxes, assessments, fees and other governmental charges levied or imposed upon them or their properties, income or assets otherwise due and payable, except those which are being contested in good faith by appropriate proceedings diligently conducted and for which adequate reserves have been provided in accordance with GAAP. To the Borrowers’ knowledge, there is no proposed tax assessment against any Loan Party that would, if made, have a Material Adverse Effect. No Loan Party is party to any tax sharing agreement. The Merger will not be taxable to any Loan Party or any of their respective Affiliates.
     5.12. ERISA Compliance. (a) Each Plan is in compliance in all material respects with the applicable provisions of ERISA, the Code and other Federal or state Laws. Each Plan that is intended to qualify under Section 401(a) of the Code has received a favorable determination letter from the IRS, or a Borrower has adopted and the Plan is maintained pursuant to a form of plan which has been approved by the IRS through the issuance of an opinion letter upon which such Borrower is entitled to rely, or an application for such a letter is currently being processed by the IRS with respect thereto and, to the knowledge of each Borrower, nothing has occurred which would prevent, or cause the loss of, such qualification. Each Borrower and each ERISA

Affiliate have made all required contributions to each Plan subject to Section 412 of the Code, and no application for a funding waiver or an extension of any amortization period pursuant to Section 412 of the Code has been made with respect to any Plan.
     (b) There are no pending or, to the knowledge of each Borrower, threatened claims, actions or lawsuits, or action by any Governmental Authority, with respect to any Plan that could reasonably be expected to have a Material Adverse Effect. There has been no prohibited transaction or violation of the fiduciary responsibility rules with respect to any Plan that has resulted or could reasonably be expected to result in a Material Adverse Effect.
     (c) (i) No ERISA Event has occurred or is reasonably expected to occur; (ii) no Pension Plan has any Unfunded Pension Liability; (iii) neither the Borrowers nor any ERISA Affiliate has incurred, or reasonably expects to incur, any liability under Title IV of ERISA with respect to any Pension Plan (other than premiums due and not delinquent under Section 4007 of ERISA); (iv) no Borrower nor any ERISA Affiliate has incurred, or reasonably expects to incur, any liability (and no event has occurred which, with the giving of notice under Section 4219 of ERISA, would result in such liability) under Sections 4201 or 4243 of ERISA with respect to a Multiemployer Plan; and (v) no Borrower nor any ERISA Affiliate has engaged in a transaction that could be subject to Sections 4069 or 4212(c) of ERISA.
     5.13. Subsidiaries; Equity Interests; Loan Parties.
     (a) No Loan Party has any Subsidiaries other than those specifically disclosed in Part (a) of Schedule 5.13, and all of the outstanding Equity Interests in such Subsidiaries have been validly issued, are fully paid and non-assessable and are owned by a Loan Party in the amounts specified on Part (a) of Schedule 5.13 free and clear of all Liens.
     (b) No Loan Party has any equity investments in any other corporation or entity other than those specifically disclosed in Part (b) of Schedule 5.13.
     (c) All of the outstanding Equity Interests in Main Street have been validly issued, are fully paid and non-assessable and are owned by the Parent, in the amounts specified on Part (c) of Schedule 5.13 free and clear of all Liens.
     (d) Set forth on Part (d) of Schedule 5.13 is a complete and accurate list of all Loan Parties, showing as of the Funding Date (as to each Loan Party) the jurisdiction of its incorporation, the address of its principal place of business and its U.S. taxpayer identification number or, in the case of any non-U.S. Loan Party that does not have a U.S. taxpayer identification number, its unique identification number issued to it by the jurisdiction of its incorporation. The copy of the charter of each Loan Party and each amendment thereto provided pursuant to Section 4.02(a)(viii) is a true and correct copy of each such document, each of which is valid and in full force and effect.
     5.14. Margin Regulations; Investment Company Act; Public Utility Holding Company Act. (a) No Borrower is engaged and will not engage, principally or as one of its important activities, in the business of purchasing or carrying margin stock (within the meaning of Regulation U issued by the FRB), or extending credit for the purpose of purchasing or carrying margin stock.

     (b) None of the Borrowers, any Person Controlling a Borrower, or any Subsidiary (i) is a “public utility”, as that term is defined under the Federal Power Act, as amended, and the regulations of the Federal Energy Regulatory Commission (“FERC”) promulgated thereunder. None of the Borrowers, any Person Controlling a Borrower, nor any Subsidiary is subject to any of the accounting or cost-allocation requirements of the Public Utility Holding Company Act of 2005, or the regulations or orders of the FERC promulgated thereunder or (ii) is or is required to be registered as an “investment company” under the Investment Company Act of 1940.
     5.15. Disclosure. Each Borrower has disclosed to the Administrative Agent and the Lenders all agreements, instruments and corporate or other restrictions to which it or any Designated Guarantor is subject, and all other matters known to it, that, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect. No report, financial statement, certificate or other written information furnished by or on behalf of any Loan Party to the Administrative Agent or any Lender in connection with the transactions contemplated hereby and the negotiation of this Agreement or delivered hereunder or under any other Loan Document (in each case as modified or supplemented by other information so furnished) contains any material misstatement of fact or omits to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading; provided that, with respect to projected financial information, each Borrower represents only that such information was prepared in good faith based upon assumptions believed to be reasonable at the time.
     5.16. Compliance with Laws. Each Loan Party is in compliance in all material respects with the requirements of all Laws and all orders, writs, injunctions and decrees applicable to it or to its properties, except in such instances in which (a) such requirement of Law or order, writ, injunction or decree is being contested in good faith by appropriate proceedings diligently conducted or (b) the failure to comply therewith, either individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect.
     5.17. Intellectual Property; Licenses, Etc. Other than as a licensee under any Franchise Agreement, no Loan Party (other than an Excluded Guarantor) owns, or possesses the right to use, any trademarks, service marks, trade names, copyrights, patents, patent rights, franchises, licenses and other intellectual property rights (collectively, the “IP Rights”). Each Loan Party (other than an Excluded Guarantor) possess all licenses of IP Rights that are reasonably necessary for the operation of their respective businesses, without conflict with the rights of any other Person. To the knowledge of each Borrower, no slogan or other advertising device, product, process, method, substance, part or other material now employed, or now contemplated to be employed, by any Loan Party infringes upon any rights held by any other Person. Except as set forth in Schedule 5.06, no claim or litigation regarding any of the foregoing is pending or, to the best knowledge of each Borrower, threatened, which, either individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect.
     5.18. Solvency. Each Borrower and Designated Guarantor is, individually and together with its Subsidiaries on a consolidated basis, Solvent.
     5.19. Casualty, Etc. Neither the businesses nor the properties of any Loan Party are affected by any fire, explosion, accident, strike, lockout or other labor dispute, drought, storm,

hail, earthquake, embargo, act of God or of the public enemy or other casualty (whether or not covered by insurance) that, either individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect.
     5.20. Labor Matters. There are no collective bargaining agreements or Multiemployer Plans covering the employees of any Loan Party as of the Funding Date.
     5.21. Collateral Documents. The provisions of the Collateral Documents are effective to create in favor of the Administrative Agent for the benefit of the Secured Parties a legal, valid and enforceable first priority Lien (subject to Liens permitted by Section 7.01) on all right, title and interest of the respective Borrowers and Designated Guarantors in the Collateral described therein. Except for filings completed prior to the Funding Date and as contemplated hereby and by the Collateral Documents, no filing or other action will be necessary to perfect or protect such Liens.
     5.22. Locations of Loan Parties. Each Loan Party’s correct legal name, type of organization, jurisdiction of organization, state organization number and federal employers identification number are set forth on Schedule 5.22. Each Loan Party’s chief executive office is located at the address set forth in Schedule 5.22. The Borrowers shall immediately report to the Administrative Agent any change in any of (a) any Loan Party’s name, type of organization, state of organization or organization number, (b) the location of any Loan Party’s chief executive office, or (c) the location of any material Collateral.
     5.23. Franchise Agreements. There is a Franchise Agreement in force for each Unit Location (other than any Unit Location of an Excluded Restaurant), each Franchise Agreement (other than any Franchise Agreement in respect of an Excluded Restaurant or a Disposition under Section 7.05(i)) is in full force and effect without amendment or modification from the form or copy delivered to the Lenders except for amendments permitted hereunder; no default by any Loan Party exists under any Franchise Agreement (other than any Franchise Agreement in respect of an Excluded Restaurant) that could result in termination of such Franchise Agreement, nor has any event occurred which, with the passage of time or the giving of notice, or both, would constitute such a default other than the failure to so maintain or breach of which could not reasonably be expected to result in a Specified Event. Schedule 1.01E is a complete and correct listing of all Franchise Agreements (other than those Franchise Agreements which may have been terminated after the Funding Date in connection with Dispositions under Section 7.05(i) or of an Excluded Restaurant, a Permitted Restaurant Sale or a Unit Relocation Closing Location).
     5.24. Leases. There is a Lease in force for each Unit Location (other than any Unit Location of an Excluded Restaurant) which is ground leased or Space Leased by any Loan Party, each Lease (other than any Lease in respect of an Excluded Restaurant or in connection with a Disposition under Section 7.05(i)) is in full force and effect without amendment or modification from the form or copy delivered to the Lenders except for amendments permitted hereunder; no default by any party exists under any such Lease (other than any Lease in respect of an Excluded Restaurant) that could result in termination of such Lease, nor has any event occurred which, with the passage of time or the giving of notice, or both, would constitute such a default other than the failure to so maintain or breach of which could not reasonably be expected to result in a Specified Event. Schedule 1.01F is a complete and correct listing of all Leases (other than those

Leases which may be terminated after the Funding Date in connection with Dispositions under Section 7.05(i) or of an Excluded Restaurant, a Permitted Restaurant Sale or a Unit Relocation Closing Location).
     5.25. Administrative Services Agreement. The Administrative Services Agreement is full force and effect without amendment or modification from the copy delivered to the Lenders except for amendments permitted pursuant to Section 6.18; no default by any party exists under the Administrative Services Agreement that could result in the termination of such agreement, nor has any event occurred which, with the passage of time or the giving of notice, or both, would constitute such a default.
     5.26. Use of Proceeds. The Borrowers will use the proceeds of the Credit Extensions to (a) repay the indebtedness of Main Street, (b) to fund the Acquisition and the fees and expenses relating thereto, and (c) for general corporate purposes (including the funding of Capital Expenditures permitted hereunder) not in contravention of any Law or of any Loan Document.
     5.27. Status of Liquor License Approvals. Except with respect to the Change of Control of Ownership Interests approvals to be obtained on and after the Funding Date as described in Schedule 5.27 and by the deadlines set forth for such approvals on Schedule 5.27, any and all approvals by any federal, state or local food or liquor authority necessary for the continued operation of any Restaurant operated by any Loan Party on the Funding Date with full food and liquor service have been received and are in full force and effect, other than the failure to have so obtained or to keep in full force and effect which could not reasonably be expected to result in a Specified Event.
     5.28. Bank Accounts. The account numbers, names of the applicable financial institutions (which such financial institutions shall be acceptable to the Administrative Agent), and locations of all bank accounts, deposit accounts, and investment accounts of any Borrower and/or any Designated Guarantor as of the Funding Date are set forth on Schedule 5.28 (as such Schedule may be amended with the consent of the Administrative Agent) hereto (the “Operating Accounts”), which schedule identifies all Operating Accounts (if any) used as sales tax accounts or for payroll, payroll taxes and other employee wage and benefit payments to or for the benefit of any Borrower’s or any Subsidiary’s salaried employees.
ARTICLE VI.
AFFIRMATIVE COVENANTS
     So long as any Lender shall have any Commitment hereunder, any Loan or other Obligation hereunder shall remain unpaid or unsatisfied, or any Letter of Credit shall remain outstanding, each Borrower shall, and shall (except in the case of the covenants set forth in Sections 6.01, 6.02, 6.03, 6.11, 6.18 through 6.22 and 6.26) cause each Subsidiary to:
     6.01. Financial Statements. Deliver to the Administrative Agent and each Lender, in form and detail satisfactory to the Administrative Agent and the Required Lenders:
     (a) as soon as available, but in any event within one hundred and twenty (120) days after the end of each Fiscal Year of the Borrowers (commencing with the Fiscal Year ended

December 31, 2006), a consolidated and consolidating balance sheet of the Borrowers and the Designated Guarantors as at the end of such Fiscal Year, and the related consolidated and consolidating statements of income or operations, shareholders’ equity and cash flows for such Fiscal Year, setting forth in each case in comparative form the figures for the previous Fiscal Year, all in reasonable detail and prepared in accordance with GAAP, such consolidated statements to be audited and accompanied by a report and opinion of an independent certified public accounting firm of nationally recognized standing reasonably acceptable to the Required Lenders, which report and opinion shall be prepared in accordance with generally accepted auditing standards and applicable Securities Laws and shall not be subject to any “going concern” or like qualification or exception or any qualification or exception as to the scope of such audit or with respect to the absence of any material misstatement;
     (b) as soon as available, but in any event within forty-five (45) days after the end of each of the first three Fiscal Quarters of each Fiscal Year of the Borrowers (commencing with the Fiscal Quarter ended June 30, 2006), a consolidated and consolidating balance sheet of the Borrowers and the Designated Guarantors as at the end of such Fiscal Quarter, and the related consolidated and consolidating statements of income or operations, shareholders’ equity and cash flows for such Fiscal Quarter and for the portion of the Borrowers’ Fiscal Year then ended, setting forth in each case in comparative form the figures for the corresponding Fiscal Quarter of the previous Fiscal Year and the corresponding portion of the previous Fiscal Year, all in reasonable detail, such consolidated statements to be certified by the chief executive officer, chief financial officer, treasurer or controller of the Borrowers as fairly presenting the financial condition, results of operations, shareholders’ equity and cash flows of the Borrowers and the Designated Guarantors in accordance with GAAP, subject only to normal year-end audit adjustments and the absence of footnotes;
     (c) as soon as available, but in any event at least fifteen (15) days before the end of each Fiscal Year of the Borrowers, an annual business plan and budget of the Borrowers and the Designated Guarantors on a consolidated basis, including forecasts prepared by management of the Borrowers, in form satisfactory to the Administrative Agent, of consolidated balance sheets and statements of income or operations and cash flows of the Borrowers and the Designated Guarantors on a monthly and quarterly basis for the immediately following Fiscal Year and on an annual basis for each Fiscal Year thereafter; and
     (d) as soon as available, but in any event within forty-five (45) days after the end of each Fiscal Year of the Borrowers (commencing with the Fiscal Year ended December 31, 2006), internally prepared store level statements of income with respect to each Restaurant (other than Excluded Restaurants), such statements to be certified by a Responsible Officer of the Borrowers and fairly presenting the profits and/or losses of each such Restaurant.
As to any information contained in materials furnished pursuant to Section 6.02(c), the Borrowers shall not be separately required to furnish such information under Section 6.01(a) or (b) above, but the foregoing shall not be in derogation of the obligation of the Borrowers to furnish the information and materials described in Sections 6.01(a) and (b) above at the times specified therein.

     6.02. Certificates; Other Information. Deliver to the Administrative Agent and each Lender, in form and detail satisfactory to the Administrative Agent and the Required Lenders:
     (a) concurrently with the delivery of the financial statements referred to in Sections 6.01(a) and (b), (i) a duly completed Compliance Certificate signed by the chief executive officer, chief financial officer, treasurer or controller of the Borrowers, and in the event of any change in GAAP used in the preparation of such financial statements, the Borrowers shall also provide, if necessary for the determination of compliance with Section 7.11, a statement of reconciliation conforming such financial statements to GAAP and (ii) a copy of management’s discussion and analysis with respect to such financial statements;
     (b) promptly (but no later than five (5) Business Days) after any request by the Administrative Agent or any Lender, copies of any detailed audit reports, management letters or recommendations submitted to the board of directors (or the audit committee of the board of directors) of any Loan Party by independent accountants in connection with the accounts or books of any Loan Party, or any audit of any of them;
     (c) promptly (but no later than five (5) Business Days) after the same are available, copies of each annual report, proxy or financial statement or other report or communication sent to the stockholders of any Borrower, and in any case not otherwise required to be delivered to the Administrative Agent pursuant hereto;
     (d) promptly after the furnishing thereof, copies of any statement or report furnished to any holder of debt securities of any Loan Party, other than the Excluded Guarantors, pursuant to the terms of any indenture, loan or credit or similar agreement and not otherwise required to be furnished to the Lenders pursuant to Section 6.01 or any other clause of this Section 6.02;
     (e) as soon as available, but in any event within thirty (30) days after the end of each Fiscal Year of the Borrowers, a report summarizing the insurance coverage (specifying type, amount and carrier) in effect for each Loan Party, other than the Excluded Guarantors, and containing such additional information as the Administrative Agent, or any Lender through the Administrative Agent, may reasonably specify;
     (f) promptly, and in any event within five (5) Business Days after receipt thereof by any Loan Party, other than the Excluded Guarantors, copies of each notice or other correspondence received from any Governmental Authority concerning any material investigation or possible material investigation or other material inquiry by such agency regarding financial or other operational results of any Loan Party;
     (g) not later than five (5) Business Days after receipt thereof by any Loan Party, copies of all notices, requests and other documents (including amendments, waivers and other modifications) so received under or pursuant to any Related Document, Subordinated Debt Document or material instrument, indenture, loan or credit or similar agreement and, from time to time upon request by the Administrative Agent, such information and reports regarding the Related Documents, Subordinated Debt Documents and such instruments, indentures and loan and credit and similar agreements as the Administrative Agent may reasonably request;

     (h) promptly after the Borrower’s knowledge of the assertion or occurrence thereof, notice of any action or proceeding against or of any noncompliance by any Loan Party with any Environmental Law or Environmental Permit that could (i) reasonably be expected to have a Material Adverse Effect or (ii) cause any Restaurant described in the Mortgages to be subject to any restrictions on ownership, occupancy, use or transferability under any Environmental Law;
     (i) concurrently with the delivery of the financial statements referred to in Sections 6.01(a) and (b), a report supplementing (i) Schedules 1.01F and 1.01G, including an identification of all owned and leased real property disposed of by any Borrower or any Subsidiary thereof during such Fiscal Year, a list and description (including the street address, county or other relevant jurisdiction, state, record owner, book value thereof and, in the case of any Leases, lessor, lessee, expiration date and annual rental cost thereof) of all real property acquired or leased during such Fiscal Year and a description of such other changes in the information included in such Schedules as may be necessary for such Schedules to be accurate and complete; and (ii) all other Schedules containing a description of all changes in the information included in such Schedules as may be necessary for such Schedules to be accurate and complete, each such report to be signed by a Responsible Officer of the Borrowers and to be in a form reasonably satisfactory to the Administrative Agent; provided, that no such report supplementing any Schedule (other than explicitly permitted updates to Schedules following compliance with Sections 6.12, 6.13 and 7.05(a)) shall be deemed to amend, supplement or otherwise modify any Schedule or representation, or result in a waiver of any Default or Event of Default resulting from the matters disclosed therein, except as expressly consented to by the Administrative Agent and the Required Lenders in writing;
     (j) promptly, such additional information regarding the business, financial, legal or corporate affairs of any Loan Party, or compliance with the terms of the Loan Documents, as the Administrative Agent or any Lender may from time to time reasonably request.
     Documents required to be delivered pursuant to Section 6.01(a) or (b) or Section 6.02(c) may be delivered electronically and if so delivered, shall be deemed to have been delivered on the date (i) on which the Borrowers post such documents, or provides a link thereto on the Borrower’s website on the Internet at the website address listed on Schedule 10.02; or (ii) on which such documents are posted on the Borrowers’ behalf on an Internet or intranet website, if any, to which each Lender and the Administrative Agent have access (whether a commercial, third-party website or whether sponsored by the Administrative Agent); provided that: (i) the Borrowers shall deliver paper copies of such documents to the Administrative Agent or any Lender that requests the Borrowers to deliver such paper copies until a written request to cease delivering paper copies is given by the Administrative Agent or such Lender and (ii) the Borrowers shall notify the Administrative Agent and each Lender (by telecopier or electronic mail) of the posting of any such documents and provide to the Administrative Agent by electronic mail electronic versions (i.e., soft copies) of such documents. Notwithstanding anything contained herein, in every instance the Borrowers shall be required to provide paper copies of the Compliance Certificates required by Section 6.02(a) to the Administrative Agent. Except for such Compliance Certificates, the Administrative Agent shall have no obligation to request the delivery or to maintain copies of the documents referred to above, and in any event shall have no responsibility to monitor compliance by the Borrowers with any such request for delivery, and each Lender shall be solely responsible for requesting delivery to it or maintaining its copies of such documents.
     Each Borrower hereby acknowledges that (a) the Administrative Agent and/or the Arranger will make available to the Lenders and the L/C Issuer materials and/or information provided by or on behalf of the Borrowers hereunder (collectively, “Borrower Materials”) by posting the Borrower Materials on IntraLinks or another similar electronic system (the “Platform”) and (b) certain of the Lenders may be “public-side” Lenders (i.e., Lenders that do not wish to receive material non-public information with respect to any Borrower or its securities) (each, a “Public Lender”). Each Borrower hereby agrees that so long as such Borrower is the issuer of any outstanding debt or equity securities that are registered or issued pursuant to a private offering or is actively contemplating issuing any such securities it will use commercially reasonable efforts to identify that portion of the Borrower Materials that may be distributed to the Public Lenders and that (w) all such Borrower Materials shall be clearly and conspicuously marked “PUBLIC” which, at a minimum, shall mean that the word “PUBLIC” shall appear prominently on the first page thereof; (x) by marking Borrower Materials “PUBLIC,” the Borrowers shall be deemed to have authorized the Administrative Agent, the Arranger, the L/C Issuer and the Lenders to treat such Borrower Materials as not containing any material non-public information (although it may be sensitive and proprietary) with respect to any Borrower or its securities for purposes of United States Federal and state securities laws (provided, however, that to the extent such Borrower Materials constitute Information, they shall be treated as set forth in Section 10.07); (y) all Borrower Materials marked “PUBLIC” are permitted to be made available through a portion of the Platform designated “Public Investor;” and (z) the Administrative Agent and the Arranger shall be entitled to treat any Borrower Materials that are not marked “PUBLIC” as being suitable only for posting on a portion of the Platform not designated “Public Investor.”
     6.03. Notices. Promptly notify the Administrative Agent and each Lender:
     (a) of the occurrence of any Default;
     (b) of any matter that has resulted or could reasonably be expected to result in a Material Adverse Effect, including (i) breach or non-performance of, or any default under, a material Contractual Obligation of any Loan Party; (ii) any dispute, litigation, investigation, proceeding or suspension between any Loan Party, other than an Excluded Guarantor, and any Governmental Authority; or (iii) the commencement of, or any material development in, any litigation or proceeding affecting any Loan Party, including pursuant to any applicable Environmental Laws;
     (c) of the occurrence of any ERISA Event;
     (d) of any material change in accounting policies or financial reporting practices by any Loan Party;
     (e) of the (i) occurrence of any Disposition of property or assets for which the Borrowers are required to make a mandatory prepayment pursuant to Section 2.05(b)(ii)(A), (ii) occurrence of any Equity Issuance for which the Borrowers are required to make a mandatory prepayment pursuant to Section 2.05(b)(ii)(C), (iii) occurrence of any Debt Issuance for which the Borrowers are required to make a mandatory prepayment pursuant to Section 2.05(b)(ii)(B), and (iv) receipt of any Extraordinary Receipt for which the Borrowers are required to make a mandatory prepayment pursuant to Section 2.05(b)(ii)(D);
     (f) any default or termination under (i) any Franchise Agreement or any Lease other than any default or termination which could not reasonably be expected to result in a Specified Event or (ii) the Administrative Services Agreement, in each case other than as such may relate to an Excluded Restaurant;
     (g) any default under the Subordinated Debt Documents; and
     (h) the loss or revocation of any liquor license other than any such loss or revocation which could not reasonably be expected to result in a Specified Event.
     Each notice pursuant to this Section 6.03 (other than Section 6.03(f)) shall be accompanied by a statement of a Responsible Officer of the Borrowers setting forth details of the occurrence referred to therein and stating what action the Borrowers have taken and proposes to take with respect thereto. Each notice pursuant to Section 6.03(a) shall describe with particularity any and all provisions of this Agreement and any other Loan Document that have been breached.
     6.04. Payment of Obligations. Pay and discharge as the same shall become due and payable, all its obligations and liabilities, including (a) all tax liabilities, assessments and governmental charges or levies upon it or its properties or assets, unless the same are being contested in good faith by appropriate proceedings diligently conducted and adequate reserves in accordance with GAAP are being maintained by such Borrower or such Designated Guarantor; (b) all lawful claims which, if unpaid, would by law become a Lien upon its property; and (c) all Indebtedness, as and when due and payable, but subject to any subordination provisions contained in any instrument or agreement evidencing such Indebtedness.
     6.05. Preservation of Existence, Etc. (a) Preserve, renew and maintain in full force and effect its legal existence and good standing under the Laws of the jurisdiction of its organization except in a transaction permitted by Section 7.04 or 7.05; provided, however, that the Borrowers and their Subsidiaries may consummate the Merger and any other merger or consolidation permitted under Section 7.04; (b) take all reasonable action to maintain all rights, privileges, permits, licenses (including liquor licenses), approvals, and franchises necessary or desirable in the normal conduct of its business; and (c) preserve or renew all of its registered patents, trademarks, trade names and service marks, the non-preservation of which could reasonably be expected to have a Material Adverse Effect.
     6.06. Maintenance of Properties. (a) Maintain, preserve and protect all of its Restaurants and other material properties and equipment necessary in the operation of its business in good working order and condition, ordinary wear and tear excepted; and (b) make all necessary repairs thereto and renewals and replacements thereof except where the failure to do so could not reasonably be expected to have a Material Adverse Effect; and (c) use the standard of care typical in the industry in the operation and maintenance of its facilities.

     6.07. Maintenance of Insurance. Maintain with financially sound and reputable insurance companies not Affiliates of any Borrower, insurance with respect to its properties and business in such minimum amounts that it will not be deemed a co-insurer under applicable insurance laws, regulations and policies and otherwise contain such terms, be in such forms, for such periods, with such deductibles and covering such risks as are customarily carried by companies engaged in similar businesses and owning similar properties in localities in which it operates, including, without limitation, liquor, larceny, and coverage against loss or damage by fire, flood (if in flood zone “A”), theft, burglary, pilferage, loss in transit, explosions and hazards. In addition, all such insurance shall be payable to the Administrative Agent as loss payee under a “standard” or “New York” loss payee clause for the benefit of the Lenders and the Administrative Agent. The Administrative Agent for the benefit of the Lenders will be named as additional insured under the policies of liability insurance. All such policies shall provide for no less than thirty (30) days’ prior notice of termination, lapse or cancellation of insurance.
     6.08. Compliance with Laws, Licenses. Comply in all material respects with the requirements of all Laws and all orders, writs, injunctions and decrees applicable to it or to its business or property, except in such instances in which (a) such requirement of Law or order, writ, injunction or decree is being contested in good faith by appropriate proceedings diligently conducted; or (b) the failure to comply therewith could not reasonably be expected to have a Material Adverse Effect. The Borrowers will, and will cause each Designated Guarantor to, obtain any and all approvals by any federal, state or local liquor authority necessary for the continued operation at all times of any Restaurant operated by any Borrower or any of its Subsidiaries with full liquor service, other than the failure of which could not reasonably be expected to result in a Specified Event.
     6.09. Books and Records. (a) Maintain proper books of record and account, in which full, true and correct entries in conformity with GAAP consistently applied shall be made of all financial transactions and matters involving the assets and business of the Borrowers or such Designated Guarantor, as the case may be; and (b) maintain such books of record and account in material conformity with all applicable requirements of any Governmental Authority having regulatory jurisdiction over any Borrower or such Subsidiary, as the case may be.
     6.10. Inspection Rights. Permit representatives and independent contractors of the Administrative Agent and each Lender, once each Fiscal Quarter and more frequently if an Event of Default shall have occurred and be continuing, to visit and inspect any of its corporate headquarters and offices to examine its corporate, financial and operating records, and make copies thereof or abstracts therefrom, and to discuss its affairs, finances and accounts with its directors, officers, and independent public accountants, and at such reasonable times during normal business hours and upon reasonable advance notice to the Borrowers; provided, however, that (a) except during the existence of an Event of Default, only two (2) such visits per Fiscal Year shall be at the expense of the Borrowers, (b) so long as a Default or an Event of Default is continuing, the Administrative Agent or such Lender (or any of their respective representatives or independent contractors) may (x) visit and inspect any Restaurant (other than an Excluded Restaurant) and (y) do any of the foregoing at the expense of the Borrowers as frequently as deemed reasonably necessary at any time during normal business hours and without advance notice; provided, further, that such representatives or independent contractors shall have acknowledged and agreed to abide by the confidentiality provisions of Section 10.07 hereof and that the Loan Parties shall be third party beneficiaries thereof.
     6.11. Use of Proceeds. Use the proceeds of the Credit Extensions solely for the purposes set forth in Section 5.26.
     6.12. New Subsidiaries. Within ten (10) days of the acquisition or creation of any new Subsidiary pursuant to Section 7.03, the Borrowers shall (and shall cause its Subsidiaries to) cause to be delivered to the Administrative Agent for the benefit of the Lenders each of the following (in form and substance satisfactory to the Administrative Agent):
     (a) with respect to such Subsidiary which shall thereafter be deemed a Designated Guarantor:
     (i) a Guaranty Joinder Agreement and Security Joinder Agreement;
     (ii) with respect to each Restaurant or other real property owned by such Subsidiary: (A) the Mortgage and evidence of the proper recordation of each such Mortgage (or the delivery of any such Mortgage to the applicable title insurance company for recordation, on or immediately after the date of such delivery to such company) in the appropriate filing office, and (B) the Owned Real Estate Support Documents with respect to such Restaurant or other real property;
     (iii) with respect to each Restaurant or other real property that is ground leased by such Subsidiary: (A) the Mortgage and a memorandum of lease for such Restaurant or other real property, and evidence of the proper recordation of each such Mortgage and memorandum of lease (or the delivery of any such Mortgage or memorandum of lease to the applicable title insurance company for recordation, on or immediately after the date of delivery thereof) in the appropriate filing office, and (B) the Ground Leased Real Estate Support Documents with respect to such Restaurant or other real property;
     (iv) with respect to each Restaurant or other real property that is Space Leased by such Subsidiary: (A) the Assignment of Leases and a memorandum of lease for such Restaurant or other real property, and evidence of the proper recordation of each such Assignment of Leases and memorandum of lease (or the delivery of any such Assignment of Leases or memorandum of lease to the applicable title insurance company for recordation, on or immediately after the date of such Borrowing) in the appropriate filing office with respect to such Restaurant or other real property, and (B) the Space Leased Real Estate Support Documents with respect to such Restaurant or other real property;
     (v) a copy of each Lease with respect to each Unit Location leased by the Subsidiary;
     (vi) a copy of each Franchise Agreement with respect to each Unit Location owned or leased by the Subsidiary;
     (b) such Uniform Commercial Code financing statements or other documents as are required to perfect the security interest of the Secured Parties in the Collateral;

     (c) opinions of counsel to the Subsidiary dated as of the date of delivery of the Guaranty Joinder Agreement or Security Joinder Agreement, as applicable, and addressed to the Administrative Agent and the Lenders, in form and substance reasonably acceptable to the Administrative Agent;
     (d) documents of the types identified in Section 4.02(a)(vii) and (viii) as appropriate to such Subsidiary;
     (e) updated Schedules 1.01E, 1.01F, 1.01G, 5.13, 5.22 and 5.28, as applicable, to reflect the addition of such new Subsidiary and resulting new Unit Location; and
     (f) evidence satisfactory to the Administrative Agent that all taxes, filing fees and recording fees and other related transaction costs have been paid.
     6.13. New Unit Location and Other Real Property. Give the Administrative Agent prompt notice of the acquisition or lease of any new Unit Location including in connection with a Unit Relocation Opening Location or other real property by any Borrower or any of its Subsidiaries and within fifteen (15) days of the acquisition or lease of any such Unit Location or of such Unit Relocation Opening Location or other real property, cause to be delivered to the Administrative Agent for the benefit of the Lenders each of the following (in form and substance satisfactory to the Administrative Agent):
     (a) such environmental questionnaire with respect to the applicable Restaurant or other real property as shall be reasonably requested by the Administrative Agent;
     (b) if such Restaurant or other real property is to be owned by any Loan Party: (i) the Mortgage and evidence of the proper recordation of each such Mortgage (or the delivery of any such Mortgage to the applicable title insurance company for recordation, on or immediately after the closing date of such acquisition or lease) in the appropriate filing office, and (ii) the Owned Real Estate Support Documents with respect to such Restaurant or other real property;
     (c) if such Restaurant is to be ground leased by any Loan Party: (i) the Mortgage and a memorandum of lease for such Restaurant or other real property, and evidence of the proper recordation of each such Mortgage and memorandum of lease (or the delivery of any such Mortgage or memorandum of lease to the applicable title insurance company for recordation, on or immediately after the date of such Borrowing) in the appropriate filing office, and (ii) the Ground Leased Real Estate Support Documents with respect to such Restaurant or other real property;
     (d) if such Restaurant or other real property is to be Space Leased by any Loan Party: (i) the Assignment of Leases and a memorandum of lease for such Restaurant or other real property, and evidence of the proper recordation of each such Assignment of Leases and memorandum of lease (or the delivery of any such Assignment of Leases or memorandum of lease to the applicable title insurance company for recordation, on or immediately after the date of such Borrowing) in the appropriate filing office with respect to such Restaurant or other real property, and (ii) the Space Leased Real Estate Support Documents with respect to such Restaurant or other real property;

     (e) such Uniform Commercial Code financing statements or other documents as are required to perfect the security interest of the Secured Parties in such Restaurant or other real property;
     (f) opinions of counsel to the applicable Loan Party dated as of the date of delivery of such Mortgage or Assignment of Lease, and addressed to the Administrative Agent and the Lenders, in form and substance reasonably acceptable to the Administrative Agent;
     (g) a copy of each Lease with respect to such Restaurant or other real property;
     (h) a copy of each Franchise Agreement with respect to such Restaurant or other real property;
     (i) updated Schedules 1.01E, 1.01F, 1.01G, 5.13, 5.22 and 5.28, as applicable, to reflect the addition of such new Lease and Unit Location; and
     (j) evidence reasonably satisfactory to the Administrative Agent that all taxes, filing fees and recording fees and other related transaction costs have been paid.
     6.14. Franchise Agreements, Leases and Other Material Contracts. (a) At all times, comply in all material respects with the terms and provisions of the Franchise Agreements and Leases of the Unit Locations and any other material contracts of any Loan Party (other than the Excluded Guarantors or in respect of any Excluded Restaurant or a Unit Relocation Closing Location or a Disposition under Section 7.05(i)), and to cause the Franchise Agreements and Leases (in each case, other than in respect of an Excluded Restaurant or of an Excluded Guarantor) of the Unit Locations to be kept in full force and effect without termination, amendment or modification, except (i) for renewals or extensions on substantially the same terms as the existing Lease of the Unit Location or the existing Franchise Agreement (but, with respect to the existing Franchise Agreement, subject to such changes that have been included in the UFOC’s since such existing Franchise Agreement has been entered into and so long as either (x) such changes would not materially impair the rights or interests of the Administrative Agent or any Lender hereunder or (y) if such change shall materially impair the rights or interests of the Administrative Agent or any Lender hereunder then the Administrative Agent shall have been provided notice thereof, (ii) as otherwise approved by the Administrative Agent in writing, which approval shall not be unreasonably withheld, (iii) for such amendments and modifications that would not impair the value of the interests or rights of any Loan Party thereunder or the rights or interests of the Administrative Agent or any Lender, (iv) to the extent such termination, amendment or modification could not reasonably be expected to result in a Specified Event or (v) to the extent such termination, amendment or modification relates to a Permitted Restaurant Sale or a Disposition under Section 7.05(i) or a Unit Relocation Closing Location.
     (b) No Loan Party, other than an Excluded Guarantor, shall cause or permit any Franchise Agreement to expire in accordance with its terms, unless (i) such Loan Party obtains a replacement Franchise Agreement on substantially the same terms as the expiring Franchise Agreement, (ii) such expiration relates directly to a Permitted Restaurant Sale or a Unit Relocation Closing Location or Dispositions under Section 7.05(i) or of an Excluded Restaurant,

(iii) the Administrative Agent otherwise consents in writing, such consent not to be unreasonably withheld or (iv) such expiration could not reasonably be expected to result in a Specified Event.
     (c) If any Loan Party acquires fee title to any Unit Location which was theretofore subject to a Lease on the Funding Date or thereafter, such Loan Party will grant (as soon as practicable and, in any event, within ten (10) days) to the Administrative Agent a first priority Mortgage thereon, and deliver to the Administrative Agent the Owned Real Estate Support Documents.
     6.15. Compliance with Environmental Laws. Comply, and cause all lessees and other Persons operating or occupying its properties to comply, in all material respects, with all applicable Environmental Laws and Environmental Permits; obtain and renew all Environmental Permits necessary for its operations and properties; and conduct any investigation, study, sampling and testing, and undertake any cleanup, removal, remedial or other action necessary to remove and clean up all Hazardous Materials at or above concentrations at which such actions are required by applicable Environmental Laws from any of its properties as required by all applicable Environmental Laws; provided, however, that no Borrower nor any of its Subsidiaries shall be required to undertake any such cleanup, removal, remedial or other action to the extent that its obligation to do so is being contested in good faith and by proper proceedings and appropriate reserves are being maintained with respect to such circumstances in accordance with GAAP.
     6.16. Preparation of Environmental Reports. If (i) an Event of Default exists or the Administrative Agent or any Lender has reasonable grounds to believe that there exists an Environmental Liability occurring at any new Unit Location with respect to a new Restaurant, and (ii) such new Restaurant is not located in a mall, shopping center or strip center or is a Space Lease, provide to the Lenders within ninety (90) days after receipt of a written request of the Administrative Agent, at the expense of the Borrowers, an environmental site assessment report for any new Unit Location(s) not existing on the Funding Date described in such request, prepared by an environmental consulting firm reasonably acceptable to the Administrative Agent, indicating the presence or absence of Hazardous Materials and the estimated cost of any compliance, removal or remedial action in connection with any such Hazardous Materials on such properties; without limiting the generality of the foregoing, if the Administrative Agent determines at any time that a material risk exists that any such report will not be provided within the time referred to above, the Administrative Agent may retain an environmental consulting firm to prepare such report at the expense of the Borrowers, and such Borrower hereby grants and agrees to cause any Designated Guarantor that owns any such Restaurant described in such request to grant at the time of such request to the Administrative Agent, the Lenders, such firm and any agents or representatives thereof an irrevocable non-exclusive license, subject to the rights of tenants, to enter onto their respective properties to undertake such an assessment.
     6.17. Interest Rate Hedging. Within sixty (60) days of the Funding Date, enter into and maintain at all times thereafter, interest rate Swap Contracts with Persons acceptable to the Administrative Agent, covering a notional amount of not less than fifty percent (50%) of the aggregate outstanding Term Loan, and providing for such Persons to make payments thereunder for an initial period of no less than three (3) years.

     6.18. Administrative Services Agreement. The Borrowers shall, at all times, comply in all material respects with the terms and provisions of the Administrative Services Agreement, and cause the Administrative Services Agreement to be kept in full force and effect without termination, amendment or modification, except as otherwise approved by the Administrative Agent in writing.
     6.19. Certificate of Merger; Delisting. On the Funding Date, (a) the Borrowers shall deliver to the Administrative Agent a Certificate of Merger precleared by, and filed with, the Secretary of State of the State of Delaware evidencing the Merger and (b) the Main Street Stock shall have been delisted by filing a Form 15 with the SEC.
     6.20. Status as SEC Reporting Company. After the occurrence of a Public Offering, the Borrowers shall (a) cause the financial statements required to be delivered pursuant to Section 6.01(a) to be accompanied by an attestation of a Registered Public Accounting Firm as to such Person’s internal controls pursuant to Section 404 of the Sarbanes Oxley Act of 2002 expressing a conclusion to which the Required Lenders do not object and (b) promptly notify the Administrative Agent of the occurrence of a material weakness in or fraud with respect to such Person’s internal controls over financial reporting.
     6.21. Lien Searches. Promptly following receipt of the acknowledgment copy of any financing statements filed under the Uniform Commercial Code in any jurisdiction by or on behalf of the Secured Parties, deliver to the Administrative Agent completed requests for information listing such financing statement and all other effective financing statements filed in such jurisdiction that name any Loan Party, other than an Excluded Guarantor, as debtor, together with copies of such other financing statements.
     6.22. Designation as Senior Debt. Designate all Obligations as “Senior Debt” under, and defined in, the Subordinated Debt Documents.
     6.23. Treasury Management Services.
     (a) Within ninety (90) days of the Funding Date, maintain a Concentration Account with a Treasury Management Bank and subject to a Treasury Management Agreement, if such agreement is required by the Administrative Agent, and cause all funds received in each local Operating Account in excess of $25,000 (other than Operating Accounts specially and exclusively used as sales tax accounts or for payroll, payroll taxes and other employee wage and benefit payments to or for the benefit of any Loan Party’s salaried employees) to be forwarded to the Concentration Account every other Business Day.
     (b) Deposit in the local Operating Accounts or Concentration Account, on a daily basis all funds and collections, in excess of $10,000 per Unit Location, received from the operation of each Unit Location.
     6.24. Dissolution of Excluded Guarantors. Within one hundred and eighty (180) days after the Disposition of all Excluded Restaurants of an Excluded Guarantor, dissolve or liquidate such Excluded Guarantor.

     6.25. Post Closing Real Estate Documents. The Borrowers or the applicable Designated Guarantor shall use their commercially reasonable efforts to deliver to the Administrative Agent the applicable Space Leased Real Estate Support Documents or Ground Leased Real Estate Support Documents, as applicable, described in the applicable portion of Schedule 6.25 and by the deadlines specified therefore on Schedule 6.25, it being understood and agreed that the failure to deliver any such documents listed on Schedule 6.25 shall not be deemed a Default or Event of Default.
     6.26. Further Assurances. Promptly upon request by the Administrative Agent, or any Lender through the Administrative Agent, (a) correct any material defect or manifest error that may be discovered in any Loan Document or in the execution, acknowledgment, filing or recordation thereof, and (b) do, execute, acknowledge, deliver, record, re-record, file, re-file, register and re-register any and all such further acts, deeds, certificates, assurances and other instruments as the Administrative Agent, or any Lender through the Administrative Agent, may reasonably require from time to time in order to (i) carry out more effectively the purposes of the Loan Documents, (ii) to the fullest extent permitted by applicable Law, subject any Borrower’s or Designated Guarantor’s properties, assets, rights or interests to the Liens now or hereafter intended to be covered by any of the Collateral Documents, (iii) perfect and maintain the validity, effectiveness and priority of any of the Collateral Documents and any of the Liens intended to be created thereunder and (iv) assure, convey, grant, assign, transfer, preserve, protect and confirm more effectively unto the Secured Parties the rights granted or now or hereafter intended to be granted to the Secured Parties under any Loan Document or under any other instrument executed in connection with any Loan Document to which any Loan Party is or is to be a party.
ARTICLE VII.
NEGATIVE COVENANTS
     So long as any Lender shall have any Commitment hereunder, any Loan or other Obligation hereunder shall remain unpaid or unsatisfied, or any Letter of Credit shall remain outstanding, no Borrower shall, nor shall it permit any Designated Guarantor to, directly or indirectly:
     7.01. Liens. Create, incur, assume or suffer to exist any Lien upon any of its property, assets or revenues, whether now owned or hereafter acquired, or sign or file or suffer to exist under the Uniform Commercial Code of any jurisdiction a financing statement that names any Borrower or any Designated Guarantor as debtor, or assign any accounts or other right to receive income, other than the following:
     (a) Liens pursuant to any Loan Document;
     (b) Liens existing on the date hereof and listed on Schedule 5.08(b) and any renewals or extensions thereof, provided that (i) the property covered thereby is not changed, (ii) the amount secured or benefited thereby is not increased except as contemplated by Section 7.02(d), (iii) the direct or any contingent obligor with respect thereto is not changed, and (iv) any renewal or extension of the obligations secured or benefited thereby is permitted by Section 7.02(d);

     (c) Liens for taxes not yet due or which are being contested in good faith and by appropriate proceedings diligently conducted, if adequate reserves with respect thereto are maintained on the books of the applicable Person in accordance with GAAP;
     (d) landlords’, carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s or other like Liens, and minor encumbrances on liquor licenses resulting from late payment to a liquor or alcoholic beverage distributor, in each case arising in the ordinary course of business which are not overdue for a period of more than sixty (60) days or which are being contested in good faith and by appropriate proceedings diligently conducted, if adequate reserves with respect thereto are maintained on the books of the applicable Person;
     (e) pledges or deposits in the ordinary course of business in connection with workers’ compensation, unemployment insurance and other social security legislation, other than any Lien imposed by ERISA;
     (f) deposits to secure the performance of bids, tenders, trade contracts and leases (other than Indebtedness for borrowed money or purchase money obligations), statutory obligations, surety and appeal bonds, performance bonds and other obligations of a like nature incurred in the ordinary course of business;
     (g) easements, rights-of-way, restrictions, covenants, consents, reservations, encroachments, minor defects or irregularities in title, variations and other restrictions, charges and other similar encumbrances (whether or not recorded) affecting real property which, in the aggregate do not in any case materially detract from the value of the property subject thereto or materially interfere with the ordinary conduct of the business of the applicable Person;
     (h) Liens securing judgments for the payment of money not constituting an Event of Default under Section 8.01(h); and
     (i) Liens securing Indebtedness permitted under Section 7.02(f); provided that (i) such Liens do not at any time encumber any property other than the property financed by such Indebtedness and (ii) the Indebtedness secured thereby does not exceed the cost or fair market value, whichever is lower, of the property being acquired on the date of acquisition.
     7.02. Indebtedness. Create, incur, assume or suffer to exist any Indebtedness, except:
     (a) Indebtedness existing or arising under any Swap Contract entered into or maintained pursuant to Section 6.17;
     (b) Indebtedness under the Loan Documents;
     (c) Indebtedness evidenced by the Subordinated Debt Documents;
     (d) Indebtedness outstanding on the Funding Date and listed on Schedule 7.02 and any refinancings, refundings, renewals or extensions thereof; provided that the amount of such Indebtedness is not increased at the time of such refinancing, refunding, renewal or extension except by an amount equal to a reasonable premium or other reasonable amount paid, and fees and expenses reasonably incurred, in connection with such refinancing and by an amount equal to any existing commitments unutilized thereunder and the direct or any contingent obligor with respect thereto is not changed, as a result of or in connection with such refinancing, refunding, renewal or extension; and provided, still further, that the terms relating to principal amount, amortization, maturity, collateral (if any) and subordination (if any), and other material terms taken as a whole, of any such refinancing, refunding, renewing or extending Indebtedness, and of any agreement entered into and of any instrument issued in connection therewith, are no less favorable in any material respect to the Loan Parties or the Lenders than the terms of any agreement or instrument governing the Indebtedness being refinanced, refunded, renewed or extended and the interest rate applicable to any such refinancing, refunding, renewing or extending Indebtedness does not exceed the then applicable market interest rate;
     (e) Guarantees of any Borrower or any Guarantor in respect of Indebtedness otherwise permitted hereunder of the Borrowers or any other Designated Guarantor;
     (f) Indebtedness in respect of Capitalized Leases, Synthetic Lease Obligations and purchase money obligations for fixed or capital assets within the limitations set forth in Section 7.01(i); provided, however, that the aggregate amount of all such Indebtedness at any one time outstanding shall not exceed $3,000,000;
     (g) inter-company Indebtedness among Borrowers and Designated Guarantors;
     (h) Indebtedness in respect of surety bonds, performance bonds, maintenance bonds and other similar instruments incurred in the ordinary course of business as part of operations and development; and
     (i) unsecured subordinated Indebtedness payable to the Equity Investor in an amount not to exceed $3,000,000 in the aggregate at any time and subject to a subordination agreement in form and substance reasonably acceptable to the Administrative Agent.
     7.03. Investments. Make or hold any Investments, except:
     (a) Investments held by the Borrowers and the Designated Guarantors in the form of Cash Equivalents ;
     (b) advances to officers, directors and employees of the Borrowers and the Designated Guarantors in an aggregate amount not to exceed $250,000 in the aggregate in any Fiscal Year and $500,000 in the aggregate at any time outstanding, for travel, entertainment, relocation and analogous ordinary business purposes and short term salary/wage advances;
     (c) (i) Investments by the Borrowers and the Designated Guarantors in Borrowers and Designated Guarantors;
  (ii) Investments by the Borrowers and the Designated Guarantors in any Excluded Guarantor in an amount not to exceed $1,500,000 at any time outstanding;
     (d) Investments consisting of extensions of credit in the nature of accounts receivable or notes receivable arising from the grant of trade credit in the ordinary course of business, and

Investments received in satisfaction or partial satisfaction thereof from financially troubled account debtors to the extent reasonably necessary in order to prevent or limit loss;
     (e) Guarantees permitted by Section 7.02;
     (f) Investments existing on the date hereof (other than those referred to in Section 7.03(c)(i)) and set forth on Schedule 5.08(d);
     (g) Investments by the Borrowers in Swap Contracts permitted under Section 7.02(a);
     (h) the purchase or other acquisition of all of the Equity Interests in, or all or substantially all of the property of, any Person that, upon the consummation thereof, will be wholly-owned directly by any Borrower or one or more of its wholly-owned Subsidiaries (including as a result of a merger or consolidation) that shall be a Designated Guarantor including the acquisition of any new Unit Location; provided that, with respect to each purchase or other acquisition made pursuant to this Section 7.03(h):
     (i) any such newly-created or acquired Subsidiary shall comply with the requirements of Section 6.12;
     (A) the business of the entity or assets to be acquired consists of a T.G.I. Friday’s Unit and shall remain a T.G.I Friday’s Unit and the acquisition thereof shall comply in all respect with the terms of the Development Agreements;
     (B) such purchase or other acquisition shall not include or result in any contingent liabilities that could reasonably be expected to be material to the business, financial condition, operations or prospects of the Borrowers and the Designated Guarantors, taken as a whole (as determined in good faith by the board of directors (or the persons performing similar functions) of the Borrowers or such Subsidiary if the board of directors is otherwise approving such transaction and, in each other case, by a Responsible Officer);
     (C) (1) the total cash and non-cash consideration (including the fair market value of all Equity Interests issued or transferred to the sellers thereof, all indemnities, earnouts and other contingent payment obligations to, and the aggregate amounts paid or to be paid under noncompete, consulting and other affiliated agreements with, the sellers thereof, all write-downs of property and reserves for liabilities with respect thereto and all assumptions of debt, liabilities and other obligations in connection therewith) paid by or on behalf of the Borrowers and the Designated Guarantors for any such purchase or other acquisition, when aggregated with the total cash and non-cash consideration paid by or on behalf of the Borrowers and the Designated Guarantors for all other purchases and other acquisitions made by the Borrowers and the Designated Guarantors pursuant to this Section 7.03(h), but excluding Unit Relocation Opening Locations, shall not exceed $15,000,000 and (2) the Borrowers shall engage in no more than three (3) such purchases in any Fiscal Year and no more than five (5) such purchases in the aggregate at all times;

     (D) (1) immediately before and immediately after giving pro forma effect to any such purchase or other acquisition, no Default shall have occurred and be continuing and (2) immediately after giving effect to such purchase or other acquisition, the Borrowers and the Designated Guarantors shall be in pro forma compliance with all of the covenants set forth in Section 7.11, such compliance to be determined on the basis of the financial information most recently delivered to the Administrative Agent and the Lenders pursuant to Section 6.01(a) or (b) as though such purchase or other acquisition had been consummated as of the first day of the fiscal period covered thereby;
     (E) the Borrowers shall have delivered to the Administrative Agent and each Lender, at least five (5) Business Days prior to the date on which any such purchase or other acquisition is to be consummated, a certificate of a Responsible Officer, in form and substance reasonably satisfactory to the Administrative Agent and the Required Lenders, certifying that all of the requirements set forth in this clause (i) have been satisfied or will be satisfied on or prior to the consummation of such purchase or other acquisition; and
     (F) any and all consents and approvals of any Governmental Authority, franchisor or landlord necessary for the consummation of such purchase or acquisition shall have been received.
     7.04. Fundamental Changes. Merge, dissolve, liquidate, consolidate with or into another Person, or Dispose of (whether in one transaction or in a series of transactions) all or substantially all of its assets (whether now owned or hereafter acquired) to or in favor of any Person, except that, so long as no Default exists or would result therefrom:
     (a) any Designated Guarantor may merge with (i) any Borrower, provided that such Borrower shall be the continuing or surviving Person, or (ii) any one or more other Designated Guarantors;
     (b) (i) any Designated Guarantor may Dispose of all or substantially all of its assets (upon voluntary liquidation or otherwise) to any Borrower or to another Designated Guarantor; and
     (ii) any Excluded Guarantor may be dissolved or liquidated pursuant to Section 6.24 or any Excluded Guarantor may merge with any other Excluded Guarantor.
     (c) the Borrowers and their Subsidiaries may consummate the Merger including the Disposition of Main Street Stock incident to the Merger (which may comprise margin stock);
     (d) any Borrower may merge with and into the other Borrower; and
     (e) any Borrower or any Designated Guarantor may reorganize and convert into a limited liability company; provided, that such Borrower or Designated Guarantor provides the Administrative Agent with thirty (30) days’ prior written notice thereof and complies with all of the terms of Section 6.12, including the execution and delivery of replacement Notes for any Notes previously issued, as appropriate, as if such Borrower or Designated Guarantor were a new

Subsidiary and a ratification that the obligations hereunder shall have been assumed by such Borrower or Designated Guarantor, as converted, by operation of law.
     7.05. Dispositions. Make any Disposition or enter into any agreement to make any Disposition, except:
     (a) Dispositions of obsolete or worn out property, whether now owned or hereafter acquired, in the ordinary course of business;
     (b) Dispositions of inventory in the ordinary course of business;
     (c) Dispositions of Excluded Restaurants;
     (d) Dispositions in respect of Permitted Restaurant Sales;
     (e) Dispositions of equipment or real property to the extent that (i) such property is exchanged for credit against the purchase price of similar replacement property or (ii) the proceeds of such Disposition are reasonably promptly applied to the purchase price of such replacement property;
     (f) Dispositions of property by any Designated Guarantor to any Borrower or to any other Designated Guarantor;
     (g) Dispositions of property by any Borrower to the other Borrower or to any Designated Guarantor;
     (h) Dispositions permitted by Section 7.04;
     (i) Dispositions of not more than five (5) Restaurants in the aggregate, not otherwise set forth in clauses (a) through (h) hereof, or as otherwise consented to by the Administrative Agent; and
     (j) Dispositions resulting from a Unit Relocation Closing Location;
provided, however, that any Disposition pursuant to clauses (a), (b), (e), (h) and (i) shall be for fair market value.
     7.06. Restricted Payments. Declare or make, directly or indirectly, any Restricted Payment, or incur any obligation (contingent or otherwise) to do so, or issue or sell any Equity Interests, except that, so long as no Default shall have occurred and be continuing at the time of any action described below or would result therefrom:
     (a) any Borrower and any Designated Guarantor may make Restricted Payments to any other Borrower or any other Designated Guarantor;
     (b) any Excluded Guarantor may make Restricted Payments to any Borrower or any Designated Guarantor;

     (c) the Borrowers may declare or pay cash dividends to the Equity Investor so long as after giving pro forma effect to such proposed distribution the Borrowers shall be in pro forma compliance with the financial covenants set forth in Section 7.11 as demonstrated by delivery of a Compliance Certificate to the Administrative Agent in form and substance satisfactory to the Administrative Agent provided that (i) in FYE 2006, such Restricted Payments shall not exceed $1,000,000 and shall not be paid prior to December 2006, (ii) such Restricted Payments shall not exceed $2,000,000 in the aggregate per Fiscal Year for each of FYE 2007 and FYE 2008, (iii) such Restricted Payments shall not exceed $3,000,000 in the aggregate per Fiscal Year for FYE 2009 to FYE 2011, (iv) as to each Restricted Payment under clauses (ii) and (iii) above, such Restricted Payments shall be made at any time between May 15 and December 31 of each such Fiscal Year, (iv) any such Restricted Payments under this clause (c) shall be inclusive of any pass-through tax distributions attributable to the Equity Investor in the event any Borrower or Guarantor converts to a limited liability company and (v) any portion of any Restricted Payment set forth in this clause (c) not distributed in the Fiscal Year described above may be carried over, without duplication, for payment or distribution in subsequent Fiscal Years.
     7.07. Change in Nature of Business. Engage in any material line of business substantially different from the Business conducted by the Borrowers and their Subsidiaries on the date hereof or any business substantially related or incidental thereto, other than in connection with the operation of, and the eventual Disposition of in accordance with Section 6.24, the Excluded Restaurants.
     7.08. Transactions with Affiliates. Enter into any transaction of any kind with any Affiliate of any Borrower, whether or not in the ordinary course of business, other than on fair and reasonable terms substantially as favorable to such Borrower or such Designated Guarantor as would be obtainable by such Borrower or such Designated Guarantor at the time in a comparable arm’s length transaction with a Person other than an Affiliate, other than payments to the Servicer solely in accordance with the terms of the Administrative Services Agreement.
     7.09. Burdensome Agreements. Enter into or permit to exist any Contractual Obligation (other than (x) this Agreement or any other Loan Document and (y) the Subordinated Debt Documents) that (a) limits the ability (i) of any Subsidiary to make Restricted Payments to any Borrower or any Guarantor or to otherwise transfer property (other than, as to transfers of property, any Franchise Agreement or any transfer of a leasehold interest in respect of any Lease) to or invest (other than any change of control provision in any of the Franchise Agreements or any Lease) in any Borrower or any Guarantor, (ii) of any Subsidiary to Guarantee the Indebtedness of any Borrower or (iii) of any Borrower or any Subsidiary to create, incur, assume or suffer to exist Liens on property of such Person (other than the Lease in respect of the Orleans Restaurant or the Main Street Stock) of such Person; provided, however, that this clause (iii) shall not prohibit any negative pledge incurred or provided in favor of the holders of any Indebtedness permitted under Section 7.02(f) solely to the extent any such negative pledge relates to the property financed by or the subject of such Indebtedness; or (b) requires the grant of a Lien to secure an obligation of such Person if a Lien is granted to secure another obligation of such Person.
     7.10. Use of Proceeds. Use the proceeds of any Credit Extension (a) to purchase or carry margin stock (within the meaning of Regulation U of the FRB) secured directly or indirectly by margin stock or (b) to extend credit to others for the purpose of purchasing or carrying margin stock or to refund indebtedness originally incurred for such purpose.
     7.11. Financial Covenants.
     (a) Consolidated Fixed Charge Coverage Ratio. Permit the Consolidated Fixed Charge Coverage Ratio as of the end of any Fiscal Quarter of the Borrowers ending during any period set forth in the table below to be less than the ratio set forth below opposite such period in such table:

Minimum
Consolidated Fixed
Charge Coverage
Period Ending	Ratio
Funding Date through FQ3 of FYE 2009	1.30 to 1.00
FQ4 of FYE 2009 through the Maturity Date	1.40 to 1.00
     (b) Consolidated Senior Leverage Ratio. Permit the Consolidated Senior Leverage Ratio as of the end of any Fiscal Quarter of the Borrowers ending during any period set forth in the table below to be greater than the ratio set forth opposite such period in such table:

Maximum
Consolidated Senior Leverage
Period Ending	Ratio
Funding Date through FQ3 of FYE 2006	4.25 to 1.00
FQ4 of FYE 2006 through FQ3 of FYE 2007	4.15 to 1.00
FQ 4 of FYE 2007 through FQ3 of FYE 2008	3.85 to 1.00
FQ 4 of FYE 2008 through FQ3 of FYE 2009	3.50 to 1.00
FQ 4 of FYE 2009 through FQ3 of FYE 2010	3.25 to 1.00
FQ 4 of FYE 2010 through the Maturity Date	3.00 to 1.00
     (c) Consolidated Lease Adjusted Leverage Ratio. Permit the Consolidated Lease Adjusted Leverage Ratio as of the end of any Fiscal Quarter of the Borrowers ending during any period set forth in the table below to be greater than the ratio set forth opposite such period in such table:

Maximum
Consolidated Lease Adjusted
Period Ending	Leverage Ratio
Funding Date through FQ3 of FYE 2006	6.25 to 1.00
FQ4 of FYE 2006 through FQ3 of FYE 2007	6.15 to 1.00
FQ4 of FYE 2007 through FQ3 of FYE 2008	5.85 to 1.00

Maximum
Consolidated Lease Adjusted
Period Ending	Leverage Ratio
FQ4 of FYE 2008 through FQ3 of FYE 2009	5.50 to 1.00
FQ4 of FYE 2009 through FQ3 of FYE 2010	5.25 to 1.00
FQ4 of FYE 2010 through FQ3 of FYE 2011	5.00 to 1.00
FQ4 of FYE 2011 through the Maturity Date	4.75 to 1.00
     7.12. Capital Expenditures. Other than in connection with a Unit Relocation Opening Location, make or become legally obligated to make any Consolidated Growth Capital Expenditures if at such time, the Consolidated Senior Leverage Ratio as at the end of the most recently ended Reference Period for which the Borrowers have delivered a Compliance Certificate exceeds the Incurrence Ratio provided, however, notwithstanding the requirement of compliance with the Incurrence Ratio, Consolidated Growth Capital Expenditures may be made with the proceeds of a cash capital infusion from the Equity Investor so long as no Default shall have occurred and be continuing or would result therefrom as determined on a pro forma basis as of the date of such proposed capital infusion.
     7.13. Amendments of Organization Documents. Amend any of its Organization Documents unless (a) otherwise expressly permitted hereunder and so long as the Borrower provides the Administrative Agent with a copy of such Organizational Documents, or (b) with the consent of the Administrative Agent.
     7.14. Accounting Changes. Make any change in (a) accounting policies or reporting practices, except as required by GAAP, or (b) fiscal year from the Monday closest to December 31 of each year (each a “Fiscal Year”), with fiscal quarters consisting of four (4) thirteen week periods (each a “Fiscal Quarter”); provided, however, that during the term of this Facility one (1) Fiscal Quarter shall consist of fourteen (14) weeks and one (1) Fiscal Year shall be a fifty-three (53) week Fiscal Year.
     7.15. Management Agreements. No Loan Party shall, without the consent of the Administrative Agent, enter into, amend, modify, supplement, replace or terminate any management or administrative services agreement (other than the Administrative Services Agreement which shall be subject to Section 6.18), or incur any management fees or other similar fees or payments to the Servicer or any of its Affiliates or any employees of the Servicer or its Affiliates, other than as expressly permitted by Section 7.08.
     7.16. General Partner. No Loan Party shall become a general partner, either directly or indirectly, in any partnership.
     7.17. Prepayments, Etc. of Indebtedness. Prepay, redeem, purchase, defease or otherwise satisfy prior to the scheduled maturity thereof in any manner, or make any payment in violation of any subordination terms of, any Indebtedness, including any Indebtedness under the Subordinated Debt Documents, except (a) the prepayment of the Credit Extensions in accordance with the terms of this Agreement, (b) regularly scheduled interest payments under the Subordinated Debt Documents and refinancings and refundings of Indebtedness in compliance with Sections 7.02(d), (c) payment of Indebtedness in respect of Capitalized Leases, Synthetic Lease Obligations and purchase money obligations in compliance with Section 7.02(f), (d) prepayment of the Indebtedness under the Subordinated Credit Agreement up to any aggregate amount not to exceed $5,000,000 and solely from the Net Cash Proceeds of Dispositions of any

Excluded Restaurant, and (e) payments of subordinated Indebtedness to the Equity Investor so long as such payments are expressly permitted under any subordination agreement entered into pursuant to Section 7.02(i) which subordination agreement shall be in form and substance reasonably acceptable to the Administrative Agent.
     7.18. Amendment, Etc. of Related Documents, Subordinated Debt Documents and Indebtedness.
     (a) Without the prior consent of the Administrative Agent, (i) cancel or terminate any Related Document or consent to or accept any cancellation or termination thereof, (ii) amend, modify or change in any manner any material term or condition of any Related Document, or give any consent, waiver or approval thereunder, (iii) waive any default under or any breach of any material term or condition of any Related Document, or (iv) take any other action in connection with any Related Document that would impair the value of the interest or rights of any Loan Party thereunder or that would impair the rights or interests of the Administrative Agent or any Lender;
     (b) (i) Cancel or terminate any Subordinated Debt Document or consent to or accept any cancellation or termination thereof, (ii) amend, modify or change in any manner any material term or condition of any Subordinated Debt Document, or give any consent, waiver or approval thereunder, (iii) waive any default under or any breach of any material term or condition of any Subordinated Debt Document, or (iv) take any other action in connection with any Subordinated Debt Document that would impair the value of the interest or rights of any Loan Party thereunder or that would impair the rights or interests of the Administrative Agent or any Lender; or
     (c) Amend, modify or change in any manner any material term or condition of any Indebtedness set forth in Schedule 7.02, except for any refinancing, refunding, renewal or extension thereof permitted by Section 7.02(d).
     7.19. Sale and Leaseback. Enter into any arrangement, directly or indirectly, whereby any Borrower or any of its Subsidiaries shall sell or transfer any property owned by it in order then or thereafter to lease such property or lease other property that such Borrower or such Subsidiary intends to use for substantially the same purpose as the property being sold or transferred, other than the CNL/FFCA Sale/Leaseback.
ARTICLE VIII.
EVENTS OF DEFAULT AND REMEDIES
     8.01. Events of Default. Any of the following shall constitute an Event of Default:
     (a) Non-Payment. Any Borrower or any other Loan Party fails to (i) pay when and as required to be paid herein, any amount of principal of any Loan or any L/C Obligation or deposit any funds as Cash Collateral in respect of L/C Obligations, or (ii) pay within three (3) Business Days after the same becomes due, any interest on any Loan or on any L/C Obligation, or any fee due hereunder, or (iii) pay within five (5) Business Days after the same becomes due, any other amount payable hereunder or under any other Loan Document; or

     (b) Specific Covenants. (i) Any Borrower fails to perform or observe any term, covenant or agreement contained in any of Sections 6.01, 6.02 (other than as set forth in Section 8.01(b)(iii) below), 6.03 (other than as set forth in Section 8.01(b)(iii) below), 6.05(a), 6.10 (other than as set forth in Section 8.01(b)(iii) below), 6.11, 6.12, 6.13, 6.14, 6.18, 6.23, 6.24, 6.26, or Article VII, (ii) any of the Loan Parties fails to perform or observe any term, covenant or agreement contained in any of the Mortgages to which it is a party or the Security Agreement; and any applicable grace or cure period therefor has expired, or (iii) any Borrower fails to perform or observe any term, covenant or agreement contained in any of Sections 6.02(d) through (j), 6.03(c) and (d), 6.05(b) and (c), 6.10 as to inspections when an Event of Default exists, 6.17, or 6.19, or any of the Guarantors fails to perform or observe any term, covenant or agreement contained in the Guaranty and such failure continues for five (5) Business Days following receipt of notice thereof; or
     (c) Other Defaults. Any Loan Party fails to perform or observe any other covenant or agreement (not specified in Section 8.01(a) or (b) above) contained in any Loan Document on its part to be performed or observed and such failure continues for thirty (30) days; or
     (d) Representations and Warranties. Any representation, warranty, certification or statement of fact made or deemed made by or on behalf of any Borrower or any other Loan Party herein, in any other Loan Document, or in any document delivered in connection herewith or therewith shall be incorrect or misleading in any material respect when made or deemed made; or
     (e) Cross-Default. (i) Any Loan Party (A) fails to make any payment when due (whether by scheduled maturity, required prepayment, acceleration, demand, or otherwise) in respect of any Indebtedness or Guarantee (other than Indebtedness hereunder and under the Subordinated Debt Documents and Indebtedness under Swap Contracts) having an aggregate principal amount (including undrawn committed or available amounts and including amounts owing to all creditors under any combined or syndicated credit arrangement) of more than the Threshold Amount, or (B) fails to observe or perform any other agreement or condition relating to any such Indebtedness or Guarantee (other than Indebtedness hereunder and under the Subordinated Debt Documents and Indebtedness under Swap Contracts) or contained in any instrument or agreement evidencing, securing or relating thereto, or any other event occurs, the effect of which default or other event is to cause, or to permit the holder or holders of such Indebtedness or the beneficiary or beneficiaries of such Guarantee (or a trustee or agent on behalf of such holder or holders or beneficiary or beneficiaries) to cause, with the giving of notice if required, such Indebtedness to be demanded or to become due or to be repurchased, prepaid, defeased or redeemed (automatically or otherwise), or an offer to repurchase, prepay, defease or redeem such Indebtedness to be made, prior to its stated maturity, or such Guarantee to become payable or cash collateral in respect thereof to be demanded; or (ii) there occurs under any Swap Contract an Early Termination Date (as defined in such Swap Contract) resulting from (A) any event of default under such Swap Contract as to which a Loan Party is the Defaulting Party (as defined in such Swap Contract) or (B) any Termination Event (as so defined) under such Swap Contract as to which a Loan Party is an Affected Party (as so defined) and, in either event, the Swap Termination Value owed by such Loan Party as a result thereof is greater than the Threshold Amount or (iii) any Loan Party defaults in the performance of any other

Contractual Obligations which defaults described in this clause (iii) have, or could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect; or
     (f) Insolvency Proceedings, Etc. Any Loan Party, other than an Excluded Guarantor, institutes or consents to the institution of any proceeding under any Debtor Relief Law, or makes an assignment for the benefit of creditors; or applies for or consents to the appointment of any receiver, trustee, custodian, conservator, liquidator, rehabilitator or similar officer for it or for all or any material part of its property; or any receiver, trustee, custodian, conservator, liquidator, rehabilitator or similar officer is appointed without the application or consent of such Person and the appointment continues undischarged or unstayed for sixty (60) calendar days; or any proceeding under any Debtor Relief Law relating to any such Person or to all or any material part of its property is instituted without the consent of such Person and continues undismissed or unstayed for sixty (60) calendar days, or an order for relief is entered in any such proceeding; or
     (g) Inability to Pay Debts; Attachment. (i) Any Loan Party, other than an Excluded Guarantor, becomes unable or admits in writing its inability or fails generally to pay its debts as they become due, or (ii) any writ or warrant of attachment or execution or similar process is issued or levied against all or any material part of the property of any such Person and is not released, vacated or fully bonded within thirty (30) days after its issue or levy; or
     (h) Judgments. There is entered against any Loan Party, other than an Excluded Guarantor, (i) one or more final judgments or orders for the payment of money in an aggregate amount at any one time (as to all such judgments and orders) exceeding $3,000,000 (to the extent not covered by independent third-party insurance as to which the insurer is rated at least “A” by A.M. Best Company, has been notified of the potential claim and does not dispute coverage), or (ii) any one or more non-monetary final judgments that have, or could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect and, in either case, (A) enforcement proceedings are commenced by any creditor upon such judgment or order, or (B) there is a period of thirty (30) consecutive days during which a stay of enforcement of such judgment, by reason of a pending appeal or otherwise, is not in effect; or
     (i) ERISA. (i) An ERISA Event occurs with respect to a Pension Plan or Multiemployer Plan which has resulted or could reasonably be expected to result in liability of any Borrower under Title IV of ERISA to the Pension Plan, Multiemployer Plan or the PBGC in an aggregate amount in excess of the Threshold Amount, or (ii) any Borrower or any ERISA Affiliate fails to pay when due, after the expiration of any applicable grace period, any installment payment with respect to its withdrawal liability under Section 4201 of ERISA under a Multiemployer Plan in an aggregate amount in excess of the Threshold Amount; or
     (j) Invalidity of Loan Documents. Any provision of any Loan Document, at any time after its execution and delivery and for any reason other than as expressly permitted hereunder or thereunder or satisfaction in full of all the Obligations, ceases to be in full force and effect; or any Loan Party contests in any manner the validity or enforceability of any provision of any Loan Document; or any Loan Party denies that it has any or further liability or obligation under any provision of any Loan Document, or purports to revoke, terminate or rescind any provision of any Loan Document; or

     (k) Change of Control. There occurs any Change of Control; or
     (l) Collateral Documents. Any Collateral Document after delivery thereof pursuant to Section 4.02, 6.12 or 6.13 shall for any reason (other than pursuant to the terms thereof), cease to create a valid and perfected first priority Lien (subject to Liens permitted by Section 7.01) on the Collateral purported to be covered thereby; or
     (m) Franchise Agreements; Leases. Other than in connection with (v) Dispositions permitted under Section 7.05(i), (w) a Unit Relocation Closing Location, (x) the Excluded Restaurants, (y) the Permitted Restaurant Sales, or (z) a default as to any Franchise Agreement or any Lease which could not reasonably be expected to result in a Specified Event, there shall occur any default by any Loan Party under any Franchise Agreement or any Lease of any Unit Location; or
     (n) Administrative Services Agreement. There shall occur any default or termination under the Administrative Services Agreement after the expiration of any grace or cure periods set forth therein; or
     (o) Briad Credit Agreement. There shall occur (i) any payment event of default under the Briad Credit Agreement which has not been cured or waived or (ii) any other event of default under the Briad Credit Agreement and such event of default shall not have been cured by the borrowers thereunder or waived by the lenders thereunder within 180 days of the occurrence of such event of default; or
     (p) Subordinated Debt Documents. (i) There shall occur any default under any of the Subordinated Debt Documents, after the expiration of all applicable grace and cure periods; (ii) the subordination provisions of the Subordinated Debt Documents (the “Subordination Provisions”) shall, in whole or in part, terminate, cease to be effective or cease to be legally valid, binding and enforceable against any holder of the applicable subordinated Indebtedness; or (iii) any Borrower or any other Loan Party shall, directly or indirectly, disavow or contest in any manner (A) the effectiveness, validity or enforceability of any of the Subordination Provisions, (B) that the Subordination Provisions exist for the benefit of the Administrative Agent, the Lenders and the L/C Issuer or (C) that all payments of principal of or premium and interest on the applicable subordinated Indebtedness, or realized from the liquidation of any property of any Loan Party, shall be subject to any of the Subordination Provisions; or
     (q) Licenses and Permits. There shall occur the loss, suspension or revocation of, or failure to renew, any license (including liquor licenses) or permit now held or hereafter acquired by any Borrower or any Designated Guarantor, other than those that could not reasonably be expected to result in a Specified Event.
     8.02. Remedies Upon Event of Default. If any Event of Default occurs and is continuing, the Administrative Agent shall, at the request of, or may, with the consent of, the Required Lenders, take any or all of the following actions:
     (a) declare the commitment of each Lender to make Loans and any obligation of the L/C Issuer to make L/C Credit Extensions to be terminated, whereupon such commitments and obligation shall be terminated;

     (b) declare the unpaid principal amount of all outstanding Loans, all interest accrued and unpaid thereon, and all other amounts owing or payable hereunder or under any other Loan Document to be immediately due and payable, without presentment, demand, protest or other notice of any kind, all of which are hereby expressly waived by each Borrower;
     (c) require that the Borrowers Cash Collateralize the L/C Obligations (in an amount equal to 102% of the then Outstanding Amount thereof); and
     (d) exercise on behalf of itself, the Lenders and the L/C Issuer all rights and remedies available to it, the Lenders and the L/C Issuer under the Loan Documents;
provided, however, that upon the occurrence of an actual or deemed entry of an order for relief with respect to any Borrower under the Bankruptcy Code of the United States, the obligation of each Lender to make Loans and any obligation of the L/C Issuer to make L/C Credit Extensions shall automatically terminate, the unpaid principal amount of all outstanding Loans and all interest and other amounts as aforesaid shall automatically become due and payable, and the obligation of the Borrowers to Cash Collateralize the L/C Obligations as aforesaid shall automatically become effective, in each case without further act of the Administrative Agent or any Lender.
     8.03. Application of Funds. After the exercise of remedies provided for in Section 8.02 (or after the Loans have automatically become immediately due and payable and the L/C Obligations have automatically been required to be Cash Collateralized as set forth in the proviso to Section 8.02), any amounts received on account of the Obligations shall be applied by the Administrative Agent in the following order:
     First, to payment of that portion of the Obligations constituting fees, indemnities, expenses and other amounts (including reasonable fees, charges and disbursements of counsel to the Administrative Agent and amounts payable under Article III) payable to the Administrative Agent in its capacity as such;
     Second, to payment of that portion of the Obligations constituting fees, indemnities and other amounts (other than principal, interest and Letter of Credit Fees) payable to the Lenders and the L/C Issuer (including reasonable fees, charges and disbursements of counsel to the respective Lenders and the L/C Issuer and amounts payable under Article III, ratably among them in proportion to the respective amounts described in this clause Second payable to them;
     Third, to payment of that portion of the Obligations constituting accrued and unpaid Letter of Credit Fees and interest on the Loans, L/C Borrowings and other Obligations, ratably among the Lenders and the L/C Issuer in proportion to the respective amounts described in this clause Third payable to them;
     Fourth, to payment of that portion of the Obligations constituting unpaid principal of the Loans, L/C Borrowings and amounts owing under Secured Hedge Agreements and Secured Treasury Management Agreements, ratably among the Lenders, the L/C Issuer, the Hedge Banks and the Treasury Management Bank in proportion to the respective amounts described in this clause Fourth held by them;

     Fifth, to the Administrative Agent for the account of the L/C Issuer, to Cash Collateralize that portion of L/C Obligations comprised of the aggregate undrawn amount of Letters of Credit; and
     Last, the balance, if any, after all of the Obligations have been indefeasibly paid in full, to the Borrowers or as otherwise required by Law.
Subject to Section 2.03(c), amounts used to Cash Collateralize the aggregate undrawn amount of Letters of Credit pursuant to clause Fifth above shall be applied to satisfy drawings under such Letters of Credit as they occur. If any amount remains on deposit as Cash Collateral after all Letters of Credit have either been fully drawn or expired, such remaining amount shall be applied to the other Obligations, if any, in the order set forth above.
ARTICLE IX.
ADMINISTRATIVE AGENT
     9.01. Appointment and Authority. (a) Each of the Lenders and the L/C Issuer hereby irrevocably appoints Bank of America to act on its behalf as the Administrative Agent hereunder and under the other Loan Documents and authorizes the Administrative Agent to take such actions on its behalf and to exercise such powers as are delegated to the Administrative Agent by the terms hereof or thereof, together with such actions and powers as are reasonably incidental thereto. Except for Sections 9.06 and 9.10, the provisions of this Article are solely for the benefit of the Administrative Agent, the Lenders and the L/C Issuer, and no Borrower nor any other Loan Party shall have rights as a third party beneficiary of any of such provisions.
     (b) The Administrative Agent shall also act as the “collateral agent” under the Loan Documents, and each of the Lenders (in its capacities as a Lender, Swing Line Lender (if applicable), potential Hedge Bank and potential Treasury Management Bank) and the L/C Issuer hereby irrevocably appoints and authorizes the Administrative Agent to act as the agent of such Lender and the L/C Issuer for purposes of acquiring, holding and enforcing any and all Liens on Collateral granted by any of the Loan Parties to secure any of the Obligations, together with such powers and discretion as are reasonably incidental thereto. In this connection, the Administrative Agent, as “collateral agent” and any co-agents, sub-agents and attorneys-in-fact appointed by the Administrative Agent pursuant to Section 9.05 for purposes of holding or enforcing any Lien on the Collateral (or any portion thereof) granted under the Collateral Documents, or for exercising any rights and remedies thereunder at the direction of the Administrative Agent), shall be entitled to the benefits of all provisions of this Article IX and Article X (including Section 10.04(c), as though such co-agents, sub-agents and attorneys-in-fact were the “collateral agent” under the Loan Documents) as if set forth in full herein with respect thereto.
     9.02. Rights as a Lender. The Person serving as the Administrative Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not the Administrative Agent and the term “Lender” or “Lenders” shall, unless otherwise expressly indicated or unless the context otherwise requires, include the Person serving as the Administrative Agent hereunder in its individual capacity. Such Person and its Affiliates may accept deposits from, lend money to, act as the financial advisor or in any other advisory capacity for and generally engage in any kind of business with any Borrower or any Subsidiary or other Affiliate thereof as if such Person were not the Administrative Agent hereunder and without any duty to account therefor to the Lenders.
     9.03. Exculpatory Provisions. The Administrative Agent shall not have any duties or obligations except those expressly set forth herein and in the other Loan Documents. Without limiting the generality of the foregoing, the Administrative Agent:
     (a) shall not be subject to any fiduciary or other implied duties, regardless of whether a Default has occurred and is continuing;
     (b) shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby or by the other Loan Documents that the Administrative Agent is required to exercise as directed in writing by the Required Lenders (or such other number or percentage of the Lenders as shall be expressly provided for herein or in the other Loan Documents), provided that the Administrative Agent shall not be required to take any action that, in its opinion or the opinion of its counsel, may expose the Administrative Agent to liability or that is contrary to any Loan Document or applicable law; and
     (c) shall not, except as expressly set forth herein and in the other Loan Documents, have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to the Borrowers or any of their Affiliates that is communicated to or obtained by the Person serving as the Administrative Agent or any of its Affiliates in any capacity.
     The Administrative Agent shall not be liable for any action taken or not taken by it (i) with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary, or as the Administrative Agent shall believe in good faith shall be necessary, under the circumstances as provided in Sections 10.01 and 8.02) or (ii) in the absence of its own gross negligence or willful misconduct. The Administrative Agent shall be deemed not to have knowledge of any Default unless and until notice describing such Default is given to the Administrative Agent by the Borrowers, a Lender or the L/C Issuer.
     The Administrative Agent shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with this Agreement or any other Loan Document, (ii) the contents of any certificate, report or other document delivered hereunder or thereunder or in connection herewith or therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein or therein or the occurrence of any Default, (iv) the validity, enforceability, effectiveness or genuineness of this Agreement, any other Loan Document or any other agreement, instrument or document, or the creation, perfection or priority of any Lien purported to be created by the Collateral Documents, (v) the value or the sufficiency of any Collateral, or (v) the satisfaction of any condition set forth in Article IV or elsewhere herein, other than to confirm receipt of items expressly required to be delivered to the Administrative Agent.
     9.04. Reliance by Administrative Agent. The Administrative Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate,

consent, statement, instrument, document or other writing (including any electronic message, Internet or intranet website posting or other distribution) believed by it to be genuine and to have been signed, sent or otherwise authenticated by the proper Person. The Administrative Agent also may rely upon any statement made to it orally or by telephone and believed by it to have been made by the proper Person, and shall not incur any liability for relying thereon. In determining compliance with any condition hereunder to the making of a Loan, or the issuance of a Letter of Credit, that by its terms must be fulfilled to the satisfaction of a Lender or the L/C Issuer, the Administrative Agent may presume that such condition is satisfactory to such Lender or the L/C Issuer unless the Administrative Agent shall have received notice to the contrary from such Lender or the L/C Issuer prior to the making of such Loan or the issuance of such Letter of Credit. The Administrative Agent may consult with legal counsel (who may be counsel for the Borrowers), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.
     9.05. Delegation of Duties. The Administrative Agent may perform any and all of its duties and exercise its rights and powers hereunder or under any other Loan Document by or through any one or more sub-agents appointed by the Administrative Agent. The Administrative Agent and any such sub-agent may perform any and all of its duties and exercise its rights and powers by or through their respective Related Parties. The exculpatory provisions of this Article shall apply to any such sub-agent and to the Related Parties of the Administrative Agent and any such sub-agent, and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as Administrative Agent.
     9.06. Resignation of Administrative Agent. The Administrative Agent may at any time give notice of its resignation to the Lenders, the L/C Issuer and the Borrowers. Upon receipt of any such notice of resignation, the Required Lenders shall have the right, in consultation with the Borrowers, to appoint a successor, which shall be a bank with an office in the United States, or an Affiliate of any such bank with an office in the United States. If no such successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within thirty (30) days after the retiring Administrative Agent gives notice of its resignation, then the retiring Administrative Agent may on behalf of the Lenders and the L/C Issuer, appoint a successor Administrative Agent meeting the qualifications set forth above; provided that if the Administrative Agent shall notify the Borrowers and the Lenders that no qualifying Person has accepted such appointment, then such resignation shall nonetheless become effective in accordance with such notice and (a) the retiring Administrative Agent shall be discharged from its duties and obligations hereunder and under the other Loan Documents (except that in the case of any collateral security held by the Administrative Agent on behalf of the Lenders or the L/C Issuer under any of the Loan Documents, the retiring Administrative Agent shall continue to hold such collateral security until such time as a successor Administrative Agent is appointed) and (b) all payments, communications and determinations provided to be made by, to or through the Administrative Agent shall instead be made by or to each Lender and the L/C Issuer directly, until such time as the Required Lenders appoint a successor Administrative Agent as provided for above in this Section. Upon the acceptance of a successor’s appointment as Administrative Agent hereunder, such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring (or retired) Administrative Agent, and the retiring Administrative Agent shall be discharged from all of its duties and obligations hereunder or under the other Loan Documents (if not already discharged therefrom as provided above in this Section). The fees payable by the Borrowers to a successor Administrative Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Borrowers and such successor. After the retiring Administrative Agent’s resignation hereunder and under the other Loan Documents, the provisions of this Article and Section 10.04 shall continue in effect for the benefit of such retiring Administrative Agent, its sub-agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while the retiring Administrative Agent was acting as Administrative Agent.
     Any resignation by Bank of America as Administrative Agent pursuant to this Section shall also constitute its resignation as L/C Issuer and Swing Line Lender. Upon the acceptance of a successor’s appointment as Administrative Agent hereunder, (i) such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring L/C Issuer and Swing Line Lender, (ii) the retiring L/C Issuer and Swing Line Lender shall be discharged from all of their respective duties and obligations hereunder or under the other Loan Documents, and (iii) the successor L/C Issuer shall issue letters of credit in substitution for the Letters of Credit, if any, outstanding at the time of such succession or make other arrangements satisfactory to the retiring L/C Issuer to effectively assume the obligations of the retiring L/C Issuer with respect to such Letters of Credit.
     9.07. Non-Reliance on Administrative Agent and Other Lenders. Each Lender and the L/C Issuer acknowledges that it has, independently and without reliance upon the Administrative Agent or any other Lender or any of their Related Parties and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Lender and the L/C Issuer also acknowledges that it will, independently and without reliance upon the Administrative Agent or any other Lender or any of their Related Parties and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any other Loan Document or any related agreement or any document furnished hereunder or thereunder.
     9.08. No Other Duties, Etc. Anything herein to the contrary notwithstanding, none of the Book Managers or Arrangers listed on the cover page hereof shall have any powers, duties or responsibilities under this Agreement or any of the other Loan Documents, except in its capacity, as applicable, as the Administrative Agent, a Lender or the L/C Issuer hereunder.
     9.09. Administrative Agent May File Proofs of Claim. In case of the pendency of any proceeding under any Debtor Relief Law or any other judicial proceeding relative to any Loan Party, the Administrative Agent (irrespective of whether the principal of any Loan or L/C Obligation shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether the Administrative Agent shall have made any demand on any Borrower) shall be entitled and empowered, by intervention in such proceeding or otherwise
     (a) to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Loans, L/C Obligations and all other Obligations that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Lenders, the L/C Issuer and the Administrative Agent (including any claim for the reasonable compensation, expenses, disbursements and advances of the Lenders, the L/C Issuer and the Administrative Agent and their respective agents and counsel and all other amounts due the Lenders, the L/C Issuer and the Administrative Agent under Sections 2.03(i) and (j), 2.09 and 10.04) allowed in such judicial proceeding; and
     (b) to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same;
and any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Lender and the L/C Issuer to make such payments to the Administrative Agent and, in the event that the Administrative Agent shall consent to the making of such payments directly to the Lenders and the L/C Issuer, to pay to the Administrative Agent any amount due for the reasonable compensation, expenses, disbursements and advances of the Administrative Agent and its agents and counsel, and any other amounts due the Administrative Agent under Sections 2.09 and 10.04.
     Nothing contained herein shall be deemed to authorize the Administrative Agent to authorize or consent to or accept or adopt on behalf of any Lender or the L/C Issuer any plan of reorganization, arrangement, adjustment or composition affecting the Obligations or the rights of any Lender or the L/C Issuer to authorize the Administrative Agent to vote in respect of the claim of any Lender or the L/C Issuer or in any such proceeding.
     9.10. Collateral and Guaranty Matters. The Lenders and the L/C Issuer irrevocably authorize the Administrative Agent, at its option and in its discretion,
     (a) to release any Lien on any property granted to or held by the Administrative Agent under any Loan Document (i) upon termination of the Aggregate Commitments and payment in full of all Obligations (other than contingent indemnification obligations) and the expiration or termination of all Letters of Credit, (ii) that is sold or to be sold as part of or in connection with any sale permitted hereunder or under any other Loan Document, or (iii) if approved, authorized or ratified in writing in accordance with Section 10.01;
     (b) to release any Guarantor from its obligations under the Guaranty if such Person ceases to be a Subsidiary as a result of a transaction permitted hereunder; and
     (c) to subordinate any Lien on any property granted to or held by the Administrative Agent under any Loan Document to the holder of any Lien on such property that is permitted by Section 7.01(i).
     Upon request by the Administrative Agent at any time, the Required Lenders will confirm in writing the Administrative Agent’s authority to release or subordinate its interest in particular types or items of property, or to release any Guarantor from its obligations under the Guaranty pursuant to this Section 9.10. In each case as specified in this Section 9.10, the Administrative Agent will, at the Borrowers’ expense, execute and deliver to the applicable Loan Party such documents as such Loan Party may reasonably request to evidence the release of such item of Collateral from the assignment and security interest granted under the Collateral Documents or to subordinate its interest in such item, or to release such Guarantor from its obligations under the Guaranty, in each case in accordance with the terms of the Loan Documents and this Section 9.10.
ARTICLE X.
MISCELLANEOUS
     10.01. Amendments, Etc. No amendment or waiver of any provision of this Agreement or any other Loan Document, and no consent to any departure by any Borrower or any other Loan Party therefrom, shall be effective unless in writing signed by the Required Lenders and the Borrowers or the applicable Loan Party, as the case may be, and acknowledged by the Administrative Agent, and each such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given; provided, however, that no such amendment, waiver or consent shall:
     (a) waive any condition set forth in Section 4.03 as to any Credit Extension under a particular Facility without the written consent of the Required Revolving Lenders and the Required Term Loan Lenders;
     (b) extend or increase the Commitment of any Lender (or reinstate any Commitment terminated pursuant to Section 8.02) without the written consent of such Lender;
     (c) postpone any date fixed by this Agreement or any other Loan Document for (i) any payment (excluding mandatory prepayments) of principal, interest, fees or other amounts due to the Lenders (or any of them) hereunder or under such other Loan Document without the written consent of each Lender entitled to such payment or (ii) any scheduled reduction of any Facility hereunder or under any other Loan Document without the written consent of each Appropriate Lender;
     (d) reduce the principal of, or the rate of interest specified herein on, any Loan or L/C Borrowing, or (subject to clause (iv) of the second proviso to this Section 10.01) any fees or other amounts payable hereunder or under any other Loan Document without the written consent of each Lender directly affected thereby, provided, however, that only the consent of the Required Lenders shall be necessary (i) to amend the definition of “Default Rate” or to waive any obligation of the Borrowers to pay interest or Letter of Credit Fees at the Default Rate; or (ii) to amend any financial covenant hereunder (or any defined term used therein even if the effect of such amendment would be to reduce the rate of interest on any Loan or L/C Borrowing or to reduce any fee payable hereunder);
     (e) change Section 8.03 in a manner that would alter the pro rata sharing of payments required thereby without the written consent of each Lender;
     (f) change (i) any provision of this Section 10.01 or the definition of “Required Lenders” or any other provision hereof specifying the number or percentage of Lenders required to amend, waive or otherwise modify any rights hereunder or make any determination or grant any consent hereunder (other than the definitions specified in clause (ii) of this Section 10.01(f)), without the written consent of each Lender or (ii) the definition of “Required Revolving Lenders,” or “Required Term Loan Lenders,” without the written consent of each Lender under the applicable Facility;

     (g) release (i) any Guarantor from the Guaranty or (ii) any Collateral, in each case without the written consent of each Lender; provided however, the Administrative Agent may release any Lien on any real or personal property that is sold or transferred in accordance with Section 7.05 to a Person other than a Borrower or any Subsidiary and may release any Excluded Guarantor;
     (h) impose any greater restriction on the ability of any Lender under a Facility to assign any of its rights or obligations hereunder without the written consent of (i) if such Facility is the Term Loan Facility, the Required Term Loan Lenders, and (ii) if such Facility is the Revolving Credit Facility, the Required Revolving Lenders;
and provided, further, that (i) no amendment, waiver or consent shall, unless in writing and signed by the L/C Issuer in addition to the Lenders required above, affect the rights or duties of the L/C Issuer under this Agreement or any Issuer Document relating to any Letter of Credit issued or to be issued by it; (ii) no amendment, waiver or consent shall, unless in writing and signed by the Swing Line Lender in addition to the Lenders required above, affect the rights or duties of the Swing Line Lender under this Agreement; (iii) no amendment, waiver or consent shall, unless in writing and signed by the Administrative Agent in addition to the Lenders required above, affect the rights or duties of the Administrative Agent under this Agreement or any other Loan Document; and (iv) the Fee Letter may be amended, or rights or privileges thereunder waived, in a writing executed only by the parties thereto. Notwithstanding anything to the contrary herein, no Defaulting Lender shall have any right to approve or disapprove any amendment, waiver or consent hereunder, except that the Commitment of such Lender may not be increased or extended without the consent of such Lender.
     If any Lender does not consent to a proposed amendment, waiver, consent or release with respect to any Loan Document that requires the consent of each Lender and that has been approved by the Required Lenders, the Borrowers may replace such non-consenting Lender in accordance with Section 10.13; provided that such amendment, waiver, consent or release can be effected as a result of the assignment contemplated by such Section (together with all other such assignments, if any, required by the Borrowers to be made pursuant to this paragraph).
     10.02. Notices; Effectiveness; Electronic Communications. (a) Notices Generally. Except in the case of notices and other communications expressly permitted to be given by telephone (and except as provided in subsection (b) below), all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by telecopier as follows, and all notices and other communications expressly permitted hereunder to be given by telephone shall be made to the applicable telephone number, as follows:
     (i) if to the Borrowers, the Administrative Agent, the L/C Issuer or the Swing Line Lender, to the address, telecopier number, electronic mail address or telephone number specified for such Person on Schedule 10.02; and
     (ii) if to any other Lender, to the address, telecopier number, electronic mail address or telephone number specified in its Administrative Questionnaire.

Notices sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received; notices sent by telecopier shall be deemed to have been given when sent (except that, if not given during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next business day for the recipient). Notices delivered through electronic communications to the extent provided in subsection (b) below shall be effective as provided in such subsection (b).
     (b) Electronic Communications. Notices and other communications to the Lenders and the L/C Issuer hereunder may be delivered or furnished by electronic communication (including e-mail and Internet or intranet websites) pursuant to procedures approved by the Administrative Agent, provided that the foregoing shall not apply to notices to any Lender or the L/C Issuer pursuant to Article II if such Lender or the L/C Issuer, as applicable, has notified the Administrative Agent that it is incapable of receiving notices under such Article by electronic communication. The Administrative Agent or any Borrower may, in their discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it, provided that approval of such procedures may be limited to particular notices or communications.
     Unless the Administrative Agent otherwise proscribes, (i) notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement), provided that if such notice or other communication is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been sent at the opening of business on the next business day for the recipient, and (ii) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient at its e-mail address as described in the foregoing clause (i) of notification that such notice or communication is available and identifying the website address therefor.
     (c) The Platform. THE PLATFORM IS PROVIDED “AS IS” AND “AS AVAILABLE.” THE AGENT PARTIES (AS DEFINED BELOW) DO NOT WARRANT THE ACCURACY OR COMPLETENESS OF THE BORROWER MATERIALS OR THE ADEQUACY OF THE PLATFORM, AND EXPRESSLY DISCLAIM LIABILITY FOR ERRORS IN OR OMISSIONS FROM THE BORROWER MATERIALS. NO WARRANTY OF ANY KIND, EXPRESS, IMPLIED OR STATUTORY, INCLUDING ANY WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT OF THIRD PARTY RIGHTS OR FREEDOM FROM VIRUSES OR OTHER CODE DEFECTS, IS MADE BY ANY AGENT PARTY IN CONNECTION WITH THE BORROWER MATERIALS OR THE PLATFORM. In no event shall the Administrative Agent or any of its Related Parties (collectively, the “Agent Parties”) have any liability to any Borrower, any Lender, the L/C Issuer or any other Person for losses, claims, damages, liabilities or expenses of any kind (whether in tort, contract or otherwise) arising out of any Borrower’s or the Administrative Agent’s transmission of Borrower Materials through the Internet, except to the extent that such losses, claims, damages, liabilities or expenses are determined by a court of competent jurisdiction by a final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of such Agent Party; provided, however, that in no event shall any Agent Party have any liability to any Borrower, any Lender, the L/C Issuer or any other

Person for indirect, special, incidental, consequential or punitive damages (as opposed to direct or actual damages).
     (d) Change of Address, Etc. Each Borrower, the Administrative Agent, the L/C Issuer and the Swing Line Lender may change its address, telecopier or telephone number for notices and other communications hereunder by notice to the other parties hereto. Each other Lender may change its address, telecopier or telephone number for notices and other communications hereunder by notice to the Borrowers, the Administrative Agent, the L/C Issuer and the Swing Line Lender. In addition, each Lender agrees to notify the Administrative Agent from time to time to ensure that the Administrative Agent has on record (i) an effective address, contact name, telephone number, telecopier number and electronic mail address to which notices and other communications may be sent and (ii) accurate wire instructions for such Lender.
     (e) Reliance by Administrative Agent, L/C Issuer and Lenders. The Administrative Agent, the L/C Issuer and the Lenders shall be entitled to rely and act upon any notices (including telephonic Committed Loan Notices and Swing Line Loan Notices) purportedly given by or on behalf of the Borrowers even if (i) such notices were not made in a manner specified herein, were incomplete or were not preceded or followed by any other form of notice specified herein, or (ii) the terms thereof, as understood by the recipient, varied from any confirmation thereof. Each Borrower shall indemnify the Administrative Agent, the L/C Issuer, each Lender and the Related Parties of each of them from all losses, costs, expenses and liabilities resulting from the reliance by such Person on each notice purportedly given by or on behalf of any Borrower, except to the extent such losses have resulted from the gross negligence or willful misconduct of such Person. All telephonic notices to and other telephonic communications with the Administrative Agent may be recorded by the Administrative Agent, and each of the parties hereto hereby consents to such recording.
     10.03. No Waiver; Cumulative Remedies. No failure by any Lender, the L/C Issuer or the Administrative Agent to exercise, and no delay by any such Person in exercising, any right, remedy, power or privilege hereunder or under any other Loan Document shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege. The rights, remedies, powers and privileges herein provided, and provided under each other Loan Document, are cumulative and not exclusive of any rights, remedies, powers and privileges provided by law.
     10.04. Expenses; Indemnity; Damage Waiver. (a) Costs and Expenses. The Borrowers shall pay (i) all reasonable out-of-pocket expenses incurred by the Administrative Agent and its Affiliates (including the reasonable fees, charges and disbursements of counsel for the Administrative Agent) and as may be subject to the terms of the Fee Letter, in connection with the syndication of the credit facilities provided for herein, the preparation, negotiation, execution, delivery and administration of this Agreement and the other Loan Documents or any amendments, modifications or waivers of the provisions hereof or thereof (whether or not the transactions contemplated hereby or thereby shall be consummated), (ii) all reasonable out-of-pocket expenses incurred by the L/C Issuer in connection with the issuance, amendment, renewal or extension of any Letter of Credit or any demand for payment thereunder and (iii) all out-of-pocket expenses incurred by the Administrative Agent, any Lender or the L/C Issuer

(including the fees, charges and disbursements of any counsel for the Administrative Agent, any Lender or the L/C Issuer), and the fees, charges and expenses or any other professionals or service providers for the Administrative Agent in connection with the enforcement or protection of its rights (A) in connection with this Agreement and the other Loan Documents, including its rights under this Section, or (B) in connection with Loans made or Letters of Credit issued hereunder, including all such out-of-pocket expenses incurred during any workout, restructuring or negotiations in respect of such Loans or Letters of Credit.
     (b) Indemnification by the Borrowers. Each Borrower shall indemnify the Administrative Agent (and any sub-agent thereof), each Lender and the L/C Issuer, and each Related Party of any of the foregoing Persons (each such Person being called an “Indemnitee”) against, and hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities and related expenses (including the fees, charges and disbursements of any counsel for any Indemnitee), incurred by any Indemnitee or asserted against any Indemnitee by any third party or by any Borrower or any other Loan Party arising out of, in connection with, or as a result of (i) the execution or delivery of this Agreement, any other Loan Document or any agreement or instrument contemplated hereby or thereby, the performance by the parties hereto of their respective obligations hereunder or thereunder or the consummation of the transactions contemplated hereby or thereby, or, in the case of the Administrative Agent (and any sub-agent thereof) and its Related Parties only, the administration of this Agreement and the other Loan Documents, (ii) any Loan or Letter of Credit or the use or proposed use of the proceeds therefrom (including any refusal by the L/C Issuer to honor a demand for payment under a Letter of Credit if the documents presented in connection with such demand do not strictly comply with the terms of such Letter of Credit), (iii) any actual or alleged presence or release of Hazardous Materials on or from any property owned or operated by any Borrower or any of its Subsidiaries, or any Environmental Liability related in any way to any Borrower or any of its Subsidiaries, or (iv) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory, whether brought by a third party or by any Borrower or any other Loan Party or any of the Borrower’s or such Loan Party’s directors, shareholders or creditors and regardless of whether any Indemnitee is a party thereto; provided that such indemnity shall not be available to the extent that such losses, claims, damages, liabilities or related expenses (x) are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of any Indemnitee or (y) result from a claim brought by any Borrower or any other Loan Party against an Indemnitee for breach in bad faith of such Indemnitee’s obligations hereunder or under any other Loan Document, if such Borrower or such Loan Party has obtained a final and nonappealable judgment in its favor on such claim as determined by a court of competent jurisdiction.
     (c) Reimbursement by Lenders. To the extent that the Borrowers for any reason fail to indefeasibly pay any amount required under subsection (a) or (b) of this Section to be paid by it to the Administrative Agent (or any sub-agent thereof), the L/C Issuer or any Related Party of any of the foregoing, each Lender severally agrees to pay to the Administrative Agent (or any such sub-agent), the L/C Issuer or such Related Party, as the case may be, such Lender’s Applicable Percentage (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought) of such unpaid amount, provided that the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against the Administrative Agent (or any such sub-agent) or the L/C Issuer in its capacity as such, or against any Related Party of any of the foregoing acting for the Administrative Agent (or any such sub-agent) or L/C Issuer in connection with such capacity. The obligations of the Lenders under this subsection (c) are subject to the provisions of Section 2.12(d).
     (d) Waiver of Consequential Damages, Etc. To the fullest extent permitted by applicable Law, no Borrower shall assert, and each Borrower hereby waives, any claim against any Indemnitee, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement, any other Loan Document or any agreement or instrument contemplated hereby, the transactions contemplated hereby or thereby, any Loan or Letter of Credit or the use of the proceeds thereof. No Indemnitee referred to in subsection (b) above shall be liable for any damages arising from the use by unintended recipients of any information or other materials distributed to such unintended recipients by such Indemnitee through telecommunications, electronic or other information transmission systems in connection with this Agreement or the other Loan Documents or the transactions contemplated hereby or thereby other than for direct or actual damages resulting from the gross negligence or willful misconduct of such Indemnitee as determined by a final and nonappealable judgment of a court of competent jurisdiction.
     (e) Payments. All amounts due under this Section shall be payable not later than ten Business Days after demand therefor.
     (f) Survival. The agreements in this Section shall survive the resignation of the Administrative Agent, the L/C Issuer and the Swing Line Lender, the replacement of any Lender, the termination of the Aggregate Commitments and the repayment, satisfaction or discharge of all the other Obligations.
     10.05. Payments Set Aside. To the extent that any payment by or on behalf of any Borrower is made to the Administrative Agent, the L/C Issuer or any Lender, or the Administrative Agent, the L/C Issuer or any Lender exercises its right of setoff, and such payment or the proceeds of such setoff or any part thereof is subsequently invalidated, declared to be fraudulent or preferential, set aside or required (including pursuant to any settlement entered into by the Administrative Agent, the L/C Issuer or such Lender in its discretion) to be repaid to a trustee, receiver or any other party, in connection with any proceeding under any Debtor Relief Law or otherwise, then (a) to the extent of such recovery, the obligation or part thereof originally intended to be satisfied shall be revived and continued in full force and effect as if such payment had not been made or such setoff had not occurred, and (b) each Lender and the L/C Issuer severally agrees to pay to the Administrative Agent upon demand its applicable share (without duplication) of any amount so recovered from or repaid by the Administrative Agent, plus interest thereon from the date of such demand to the date such payment is made at a rate per annum equal to the Federal Funds Rate from time to time in effect. The obligations of the Lenders and the L/C Issuer under clause (b) of the preceding sentence shall survive the payment in full of the Obligations and the termination of this Agreement.
     10.06. Successors and Assigns. (a) Successors and Assigns Generally. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that no Borrower nor any other Loan Party may assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of the Administrative Agent and each Lender and no Lender may assign or otherwise transfer any of its rights or obligations hereunder except (i) to an Eligible Assignee in accordance with the provisions of Section 10.06(b), (ii) by way of participation in accordance with the provisions of Section 10.06(d), or (iii) by way of pledge or assignment of a security interest subject to the restrictions of Section 10.06(f) (and any other attempted assignment or transfer by any party hereto shall be null and void). Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants to the extent provided in subsection (d) of this Section and, to the extent expressly contemplated hereby, the Related Parties of each of the Administrative Agent, the L/C Issuer and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.
     (b) Assignments by Lenders. Any Lender may at any time assign to one or more Eligible Assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment(s) and the Loans (including for purposes of this Section 10.06(b), participations in L/C Obligations and in Swing Line Loans) at the time owing to it); provided that any such assignment shall be subject to the following conditions:
     (i) Minimum Amounts.
     (A) in the case of an assignment of the entire remaining amount of the assigning Lender’s Commitment under any Facility and the Loans at the time owing to it under such Facility or in the case of an assignment to a Lender, an Affiliate of a Lender or an Approved Fund, no minimum amount need be assigned; and
     (B) in any case not described in subsection (b)(i)(A) of this Section, the aggregate amount of the Commitment (which for this purpose includes Loans outstanding thereunder) or, if the Commitment is not then in effect, the principal outstanding balance of the Loans of the assigning Lender subject to each such assignment, determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent or, if “Trade Date” is specified in the Assignment and Assumption, as of the Trade Date, shall not be less than $5,000,000, in the case of any assignment in respect of the Revolving Credit Facility, or $1,000,000, in the case of any assignment in respect of the Term Loan Facility, unless, in either case, each of the Administrative Agent and, so long as no Event of Default has occurred and is continuing, the Borrowers otherwise consent (each such consent not to be unreasonably withheld or delayed); provided, however, that concurrent assignments to members of an Assignee Group and concurrent assignments from members of an Assignee Group to a single Eligible Assignee (or to an Eligible Assignee and members of its Assignee Group) will be treated as a single assignment for purposes of determining whether such minimum amount has been met;

     (ii) Proportionate Amounts. Each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement with respect to the Loans or the Commitment assigned, except that this clause (ii) shall not (A) apply to the Swing Line Lender’s rights and obligations in respect of Swing Line Loans or (B) prohibit any Lender from assigning all or a portion of its rights and obligations among separate Facilities on a non-pro rata basis;
     (iii) Required Consents. No consent shall be required for any assignment except to the extent required by subsection (b)(i)(B) of this Section and, in addition:
     (A) the consent of the Borrowers (such consent not to be unreasonably withheld or delayed) shall be required unless (1) an Event of Default has occurred and is continuing at the time of such assignment or (2) such assignment is to a Lender, an Affiliate of a Lender that is an Eligible Assignee or an Approved Fund;
     (B) the consent of the Administrative Agent (such consent not to be unreasonably withheld or delayed) shall be required for assignments in respect of (i) any Term Loan Commitment or Revolving Credit Commitment if such assignment is to a Person that is not a Lender with a Commitment in respect of the applicable Facility, an Affiliate of such Lender or an Approved Fund with respect to such Lender or (ii) any Term Loan to a Person that is not a Lender, an Affiliate of a Lender or an Approved Fund; and
     (C) the consent of the L/C Issuer (such consent not to be unreasonably withheld or delayed) shall be required for any assignment that increases the obligation of the assignee to participate in exposure under one or more Letters of Credit (whether or not then outstanding); and
     (D) the consent of the Swing Line Lender (such consent not to be unreasonably withheld or delayed) shall be required for any assignment in respect of the Revolving Credit Facility.
     (iv) Assignment and Assumption. The parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption, together with a processing and recordation fee in the amount, if any, required as set forth in Schedule 10.06; provided, however, that the Administrative Agent may, in its sole discretion, elect to waive such processing and recordation fee in the case of any assignment. The assignee, if it shall not be a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire.
     (v) No Assignment to Borrowers. No such assignment shall be made to any Borrower or any Affiliates of a Borrower or Subsidiaries.
     (vi) No Assignment to Natural Persons. No such assignment shall be made to a natural person.
Subject to acceptance and recording thereof by the Administrative Agent pursuant to subsection (c) of this Section, from and after the effective date specified in each Assignment and Assumption, the Eligible Assignee thereunder shall be a party to this Agreement and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of Sections 3.01, 3.04, 3.05 and 10.04 with respect to facts and circumstances occurring prior to the effective date of such assignment). Upon request, the Borrowers (at their expense) shall execute and deliver a Note to the assignee Lender. Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this subsection shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with Section 10.06(d).
     (c) Register. The Administrative Agent, acting solely for this purpose as an agent of the Borrowers, shall maintain at the Administrative Agent’s Office a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitments of, and principal amounts of the Loans and L/C Obligations owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive, and the Borrowers, the Administrative Agent and the Lenders may treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by the Borrowers and any Lender, at any reasonable time and from time to time upon reasonable prior notice.
     (d) Participations. Any Lender may at any time, without the consent of, or notice to, the Borrowers or the Administrative Agent, sell participations to any Person (other than a natural person or any Borrower or any of the Affiliates or Subsidiaries of any Borrower) (each, a “Participant”) in all or a portion of such Lender’s rights and/or obligations under this Agreement (including all or a portion of its Commitment and/or the Loans (including such Lender’s participations in L/C Obligations and/or Swing Line Loans) owing to it); provided that (i) such Lender’s obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (iii) the Borrowers, the Administrative Agent, the Lenders and the L/C Issuer shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement. Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, waiver or other modification described in the first proviso to Section 10.01 that affects such Participant. Subject to subsection (e) of this Section, each Borrower agrees that each Participant shall be entitled to the benefits of Sections 3.01, 3.04 and 3.05 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to Section 10.06(b). To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 10.08 as though it were a Lender, provided such Participant agrees to be subject to Section 2.13 as though it were a Lender.

     (e) Limitations upon Participant Rights. A Participant shall not be entitled to receive any greater payment under Section 3.01 or 3.04 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant is made with each Borrower’s prior written consent. A Participant that would be a Foreign Lender if it were a Lender shall not be entitled to the benefits of Section 3.01 unless each Borrower is notified of the participation sold to such Participant and such Participant agrees, for the benefit of each Borrower, to comply with Section 3.01(e) as though it were a Lender.
     (f) Certain Pledges. Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement (including under its Note, if any) to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank; provided that no such pledge or assignment shall release such Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.
     (g) Electronic Execution of Assignments. The words “execution,” “signed,” “signature,” and words of like import in any Assignment and Assumption shall be deemed to include electronic signatures or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act.
     (h) Resignation as L/C Issuer or Swing Line Lender after Assignment. Notwithstanding anything to the contrary contained herein, if at any time Bank of America assigns all of its Revolving Credit Commitments and Revolving Credit Loans pursuant to Section 10.06(b), Bank of America may, (i) upon thirty (30) days’ notice to the Borrowers and the Lenders, resign as L/C Issuer and/or (ii) upon thirty (30) days’ notice to the Borrowers, resign as Swing Line Lender. In the event of any such resignation as L/C Issuer or Swing Line Lender, the Borrowers shall be entitled to appoint from among the Lenders a successor L/C Issuer or Swing Line Lender hereunder; provided, however, that no failure by the Borrowers to appoint any such successor shall affect the resignation of Bank of America as L/C Issuer or Swing Line Lender, as the case may be. If Bank of America resigns as L/C Issuer, it shall retain all the rights, powers, privileges and duties of the L/C Issuer hereunder with respect to all Letters of Credit outstanding as of the effective date of its resignation as L/C Issuer and all L/C Obligations with respect thereto (including the right to require the Lenders to make Base Rate Loans or fund risk participations in Unreimbursed Amounts pursuant to Section 2.03(c)). If Bank of America resigns as Swing Line Lender, it shall retain all the rights of the Swing Line Lender provided for hereunder with respect to Swing Line Loans made by it and outstanding as of the effective date of such resignation, including the right to require the Lenders to make Base Rate Loans or fund risk participations in outstanding Swing Line Loans pursuant to Section 2.04(c). Upon the appointment of a successor L/C Issuer and/or Swing Line Lender, (a) such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring L/C Issuer or Swing Line Lender, as the case may be, and (b) the successor L/C Issuer shall issue letters of credit in substitution for the Letters of Credit, if any, outstanding at the time of such succession or make other arrangements satisfactory to Bank of America to effectively assume the obligations of Bank of America with respect to such Letters of Credit.
     10.07. Treatment of Certain Information; Confidentiality. Each of the Administrative Agent, the Lenders and the L/C Issuer agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its Affiliates and to its and its Affiliates’ respective partners, directors, officers, employees, agents, advisors and representatives (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (b) to the extent requested by any regulatory authority purporting to have jurisdiction over it (including any self-regulatory authority, such as the National Association of Insurance Commissioners), (c) to the extent required by applicable laws or regulations or by any subpoena or similar legal process, (d) to any other party hereto, (e) in connection with the exercise of any remedies hereunder or under any other Loan Document or any action or proceeding relating to this Agreement or any other Loan Document or the enforcement of rights hereunder or thereunder, (f) subject to an agreement containing provisions substantially the same as those of this Section, to (i) any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights or obligations under this Agreement or (ii) any actual or prospective counterparty (or its advisors) to any swap or derivative transaction relating to any Borrower and its obligations, (g) with the consent of the Borrowers or (i) to the extent such Information becomes publicly available other than as a result of a breach of this Section or (ii) becomes available to the Administrative Agent, any Lender, the L/C Issuer or any of their respective Affiliates on a nonconfidential basis from a source other than a Loan Party, which source, neither the Administrative Agent, any Lender, the L/C Issuer nor any of their respective Affiliates has reason to believe that such Person obtained such information in violation of any confidentiality obligation.
     For purposes of this Section, “Information” means all information received from any Loan Party relating to any Loan Party or their respective businesses, other than any such information that is available to the Administrative Agent, any Lender or the L/C Issuer on a nonconfidential basis prior to disclosure by any Loan Party; provided that, in the case of information received from a Loan Party after the date hereof, such information is clearly identified at the time of delivery as confidential. Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.
     Each of the Administrative Agent, the Lenders and the L/C Issuer acknowledges that (a) the Information may include material non-public information concerning the Borrowers or a Subsidiary, as the case may be, (b) it has developed compliance procedures regarding the use of material non-public information and (c) it will handle such material non-public information in accordance with applicable Law, including Federal and state securities Laws.
     10.08. Right of Setoff. If an Event of Default shall have occurred and be continuing, each Lender, the L/C Issuer and each of their respective Affiliates is hereby authorized at any time and from time to time, after obtaining the prior written consent of the Administrative Agent, to the fullest extent permitted by applicable law, to set off and apply any and all deposits (general or special, time or demand, provisional or final, in whatever currency) at any time held and other obligations (in whatever currency) at any time owing by such Lender, the L/C Issuer or any such Affiliate to or for the credit or the account of the Borrowers or any other Loan Party against any and all of the obligations of the Borrowers or such Loan Party now or hereafter existing under this Agreement or any other Loan Document to such Lender or the L/C Issuer, irrespective of whether or not such Lender or the L/C Issuer shall have made any demand under this Agreement or any other Loan Document and although such obligations of the Borrowers or such Loan Party may be contingent or unmatured or are owed to a branch or office of such Lender or the L/C Issuer different from the branch or office holding such deposit or obligated on such indebtedness. The rights of each Lender, the L/C Issuer and their respective Affiliates under this Section are in addition to other rights and remedies (including other rights of setoff) that such Lender, the L/C Issuer or their respective Affiliates may have. Each Lender and the L/C Issuer agrees to notify the Borrowers and the Administrative Agent promptly after any such setoff and application, provided that the failure to give such notice shall not affect the validity of such setoff and application.
     10.09. Interest Rate Limitation. Notwithstanding anything to the contrary contained in any Loan Document, the interest paid or agreed to be paid under the Loan Documents shall not exceed the maximum rate of non-usurious interest permitted by applicable Law (the “Maximum Rate”). If the Administrative Agent or any Lender shall receive interest in an amount that exceeds the Maximum Rate, the excess interest shall be applied to the principal of the Loans or, if it exceeds such unpaid principal, refunded to the Borrowers. In determining whether the interest contracted for, charged, or received by the Administrative Agent or a Lender exceeds the Maximum Rate, such Person may, to the extent permitted by applicable Law, (a) characterize any payment that is not principal as an expense, fee, or premium rather than interest, (b) exclude voluntary prepayments and the effects thereof, and (c) amortize, prorate, allocate, and spread in equal or unequal parts the total amount of interest throughout the contemplated term of the Obligations hereunder.
     10.10. Counterparts; Integration; Effectiveness. This Agreement may be executed in counterparts (and by different parties hereto in different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Agreement and the other Loan Documents constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof. Except as provided in Article IV, this Agreement shall become effective when it shall have been executed by the Administrative Agent and when the Administrative Agent shall have received counterparts hereof that, when taken together, bear the signatures of each of the other parties hereto. Delivery of an executed counterpart of a signature page of this Agreement by telecopy or other electronic transmission shall be effective as delivery of a manually executed counterpart of this Agreement.
     10.11. Survival of Representations and Warranties. All representations and warranties made hereunder and in any other Loan Document or other document delivered pursuant hereto or thereto or in connection herewith or therewith shall survive the execution and delivery hereof and thereof. Such representations and warranties have been or will be relied upon by the Administrative Agent and each Lender, regardless of any investigation made by the

Administrative Agent or any Lender or on their behalf and notwithstanding that the Administrative Agent or any Lender may have had notice or knowledge of any Default at the time of any Credit Extension, and shall continue in full force and effect as long as any Loan or any other Obligation hereunder shall remain unpaid or unsatisfied or any Letter of Credit shall remain outstanding.
     10.12. Severability. If any provision of this Agreement or the other Loan Documents is held to be illegal, invalid or unenforceable, (a) the legality, validity and enforceability of the remaining provisions of this Agreement and the other Loan Documents shall not be affected or impaired thereby and (b) the parties shall endeavor in good faith negotiations to replace the illegal, invalid or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the illegal, invalid or unenforceable provisions. The invalidity of a provision in a particular jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.
     10.13. Replacement of Lenders. If any Lender requests compensation under Section 3.04, or if any Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 3.01, or if any Lender is a Defaulting Lender, or if any other circumstance exists hereunder that gives the Borrowers the right to replace a Lender hereunder then the Borrowers may, at their sole expense and effort, upon notice to such Lender and the Administrative Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in, and consents required by, Section 10.06), all of its interests, rights and obligations under this Agreement and the related Loan Documents to an assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment), provided that:
     (a) the Borrowers shall have paid to the Administrative Agent the assignment fee specified in Section 10.06(b);
     (b) such Lender shall have received payment of an amount equal to the outstanding principal of its Loans and L/C Advances, accrued interest thereon, accrued fees and all other amounts payable to it hereunder and under the other Loan Documents (including any amounts under Section 3.05) from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Borrowers (in the case of all other amounts);
     (c) in the case of any such assignment resulting from a claim for compensation under Section 3.04 or payments required to be made pursuant to Section 3.01, such assignment will result in a reduction in such compensation or payments thereafter; and
     (d) such assignment does not conflict with applicable Laws.
     A Lender shall not be required to make any such assignment or delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Borrowers to require such assignment and delegation cease to apply.
     10.14. Governing Law; Jurisdiction; Etc. (a) GOVERNING LAW. THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.

     (b) SUBMISSION TO JURISDICTION. THE BORROWER AND EACH OTHER LOAN PARTY IRREVOCABLY AND UNCONDITIONALLY SUBMITS, FOR ITSELF AND ITS PROPERTY, TO THE NONEXCLUSIVE JURISDICTION OF THE COURTS OF THE STATE OF NEW YORK SITTING IN NEW YORK COUNTY AND OF THE UNITED STATES DISTRICT COURT OF THE SOUTHERN DISTRICT OF NEW YORK, AND ANY APPELLATE COURT FROM ANY THEREOF, IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT, OR FOR RECOGNITION OR ENFORCEMENT OF ANY JUDGMENT, AND EACH OF THE PARTIES HERETO IRREVOCABLY AND UNCONDITIONALLY AGREES THAT ALL CLAIMS IN RESPECT OF ANY SUCH ACTION OR PROCEEDING MAY BE HEARD AND DETERMINED IN SUCH NEW YORK STATE COURT OR, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, IN SUCH FEDERAL COURT. EACH OF THE PARTIES HERETO AGREES THAT A FINAL JUDGMENT IN ANY SUCH ACTION OR PROCEEDING SHALL BE CONCLUSIVE AND MAY BE ENFORCED IN OTHER JURISDICTIONS BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY LAW. NOTHING IN THIS AGREEMENT OR IN ANY OTHER LOAN DOCUMENT SHALL AFFECT ANY RIGHT THAT THE ADMINISTRATIVE AGENT, ANY LENDER OR THE L/C ISSUER MAY OTHERWISE HAVE TO BRING ANY ACTION OR PROCEEDING RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT AGAINST THE BORROWER OR ANY OTHER LOAN PARTY OR ITS PROPERTIES IN THE COURTS OF ANY JURISDICTION.
     (c) WAIVER OF VENUE. THE BORROWER AND EACH OTHER LOAN PARTY IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY OBJECTION THAT IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT IN ANY COURT REFERRED TO IN PARAGRAPH (B) OF THIS SECTION. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, THE DEFENSE OF AN INCONVENIENT FORUM TO THE MAINTENANCE OF SUCH ACTION OR PROCEEDING IN ANY SUCH COURT.
     (d) SERVICE OF PROCESS. EACH PARTY HERETO IRREVOCABLY CONSENTS TO SERVICE OF PROCESS IN THE MANNER PROVIDED FOR NOTICES IN SECTION 10.02. NOTHING IN THIS AGREEMENT WILL AFFECT THE RIGHT OF ANY PARTY HERETO TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY APPLICABLE LAW
     10.15. Waiver of Jury Trial. EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PERSON HAS REPRESENTED, EXPRESSLY OR

OTHERWISE, THAT SUCH OTHER PERSON WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.
     10.16. No Advisory or Fiduciary Responsibility. In connection with all aspects of each transaction contemplated hereby, each Borrower and each Loan Party each acknowledge and agree, and acknowledge their respective Affiliates’ understanding, that: (i) the credit facilities provided for hereunder and any related arranging or other services in connection therewith (including in connection with any amendment, waiver or other modification hereof or of any other Loan Document) are an arm’s-length commercial transaction between the Borrowers, the Loan Parties and their respective Affiliates, on the one hand, and the Administrative Agent and the Arranger, on the other hand, and each of the Borrowers and the Loan Parties are capable of evaluating and understanding and understands and accepts the terms, risks and conditions of the transactions contemplated hereby and by the other Loan Documents (including any amendment, waiver or other modification hereof or thereof); (ii) in connection with the process leading to such transaction, the Administrative Agent and the Arranger each is and has been acting solely as a principal and is not the financial advisor, agent or fiduciary, for the Borrowers, the Loan Parties or any of their respective Affiliates, stockholders, creditors or employees or any other Person; (iii) neither the Administrative Agent nor the Arranger has assumed or will assume an advisory, agency or fiduciary responsibility in favor of the Borrowers or the Loan Parties with respect to any of the transactions contemplated hereby or the process leading thereto, including with respect to any amendment, waiver or other modification hereof or of any other Loan Document (irrespective of whether the Administrative Agent or the Arranger has advised or is currently advising the Borrowers, the Loan Parties or any of their respective Affiliates on other matters) and neither the Administrative Agent nor the Arranger has any obligation to the Borrowers, the Loan Parties or any of their respective Affiliates with respect to the transactions contemplated hereby except those obligations expressly set forth herein and in the other Loan Documents; (iv) the Administrative Agent and the Arranger and their respective Affiliates may be engaged in a broad range of transactions that involve interests that differ from those of the Borrowers, the Loan Parties and their respective Affiliates, and neither the Administrative Agent nor the Arranger has any obligation to disclose any of such interests by virtue of any advisory, agency or fiduciary relationship; and (v) the Administrative Agent and the Arranger have not provided and will not provide any legal, accounting, regulatory or tax advice with respect to any of the transactions contemplated hereby (including any amendment, waiver or other modification hereof or of any other Loan Document) and each of the Borrowers and the Loan Parties has consulted its own legal, accounting, regulatory and tax advisors to the extent it has deemed appropriate. Each of the Borrowers and the Loan Parties hereby waives and releases, to the fullest extent permitted by law, any claims that it may have against the Administrative Agent and the Arranger with respect to any breach or alleged breach of agency or fiduciary duty.
     10.17. USA PATRIOT Act Notice. Each Lender that is subject to the Act (as hereinafter defined) and the Administrative Agent (for itself and not on behalf of any Lender) hereby notifies the Borrowers that pursuant to the requirements of the USA Patriot Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “Act”), it is required to obtain, verify and record information that identifies each Loan Party, which information includes the name and address of each Loan Party and other information that will allow such Lender or the Administrative Agent, as applicable, to identify each Loan Party in accordance with the Act.
     10.18. Joint and Several Liability of the Borrowers. Each Borrower hereby irrevocably and unconditionally agrees that it is jointly and severally liable for all of the liabilities, obligations, covenants and agreements of the Borrowers hereunder and under the other Loan Documents, whether now or hereafter existing or due or to become due. The obligations of the Borrowers under the Loan Documents may be enforced by the Administrative Agent and the Lenders against any Borrower or all Borrowers in any manner or order selected by the Administrative Agent or the Required Lenders in their sole discretion. Each Borrower hereby irrevocably waives (a) any rights of subrogation and (b) any rights of contribution, indemnity or reimbursement, in each case, that it may acquire or that may arise against any other Borrower due to any payment or performance made under this Agreement, in each case until all Obligations shall have been fully satisfied. Without limiting the foregoing provisions of this Section 10.18, each Borrower acknowledges and agrees that:
     (i) its obligations under this Agreement shall remain enforceable against it even though such obligations may be unenforceable or not allowable against any other Borrower due to the existence of an insolvency proceeding involving any other Borrower;
     (ii) its obligations under this Agreement are independent of the obligations of any other Borrower, and a separate action or actions may be brought and prosecuted against it in respect of such obligations irrespective of whether any action is brought against any other Borrower or any other Borrower is joined in any such action or actions;
     (iii) it hereby irrevocably waives any defenses it may now have or hereafter acquire in any way relating to, any or all of the following:
     (A) any lack of validity or enforceability of this Agreement or any agreement or instrument relating thereto in respect of any other Borrower;
     (B) any change in the time, manner or place of payment of, or in any other term of, all or any of the obligations of any other Borrower under or in respect of this Agreement, or any other amendment or waiver of or any consent to departure from this Agreement, in respect of any other Borrower;
     (C) any change, restructuring or termination of the structure or existence of any other Borrower;
     (D) the failure of any other Person to execute or deliver any other agreement or the release or reduction of liability of any other Person with respect to any obligations of the Borrowers under this Agreement; or
     (E) any other circumstance (including any statute of limitations but other than the Obligations having been fully satisfied) or any existence of or reliance on any representation by any other Person that might otherwise constitute a defense available to, or a discharge of, any other Borrower;
     (iv) its obligations under this Agreement shall continue to be effective or be reinstated, as the case may be, if at any time any payment of any such obligations is rescinded or must otherwise be returned by any Person upon the insolvency, bankruptcy or reorganization of any other Borrower, all as though such payment had not been made; and
     (v) it hereby unconditionally and irrevocably waives any right to revoke its joint and several liability under the Loan Documents and acknowledges that such liability is continuing in nature and applies to all obligations of the Borrowers under the Loan Documents, whether existing now or in the future.
     10.19. Assignment and Delegation to and Assumption by Main Street. Effective immediately following the consummation of the Acquisition and the initial Credit Extensions hereunder, and without any further action by or on behalf of any of the parties hereto or any other Person, Main Street hereby irrevocably and unconditionally (a) assumes and agrees punctually to pay, perform and discharge when due each of the Obligations and each and every debt, covenant and agreement incurred, made or to be paid, performed or discharged by the Borrowers under the Loan Documents, (b) agrees to be bound by all the terms, provisions and conditions of the Loan Documents applicable to the Borrowers (as such term is used herein), (c) agrees that it will be responsible for and deemed to have made all the representations and warranties of the Borrowers, whenever made or deemed to have been made, in the case of each of the foregoing clauses, with the same force and effect as if Main Street were one of the original Borrowers hereunder and (d) ratifies that by operation of law by virtue of the Merger it has succeeded to all rights and obligations of the Company. Upon the effectiveness of the assumptions provided for above, Main Street and the Parent will be the Borrowers for all purposes of this Agreement and the other Loan Documents and any instrument, certificate, or other document delivered in connection with the Loan Documents and they may exercise every right and power of the Borrowers under this Agreement and the other Loan Documents with the same force and effect as if it were the original Borrower hereunder.
[Signature Pages Follow]

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the date first above written.

BORROWERS

MAIN STREET ACQUISITION CORPORATION

By:	/s/ Bradford L. Honigfeld
Name: Bradford L. Honigfeld
Title: President

BRIAD MAIN STREET, INC.

By:	/s/ Bradford L. Honigfeld
Name: Bradford L. Honigfeld
Title: President
Signature Page to Credit Agreement

     IN WITNESS WHEREOF, the undersigned has caused this Agreement to be duly executed as of the Funding Date and hereby joins this Agreement and becomes a Borrower party thereto as set forth in Section 10.19 and for all purposes hereof.

MAIN STREET RESTAURANT GROUP, INC.

By:
Name:
Title:
Signature Page to Credit Agreement

BANK OF AMERICA, N.A., as
Administrative Agent

By:	/s/ John Huss
Name: John Huss
Title: Principal
Signature Page to Credit Agreement

BANK OF AMERICA, N.A., as a Lender, L/C Issuer and Swing Line Lender

By:	/s/ John Huss
Name: John Huss
Title: Principal
Signature Page to Credit Agreement

SCHEDULE 2.01
COMMITMENTS
AND APPLICABLE PERCENTAGES

		Revolving	Term Loan	Revolving Credit
	Term Loan	Credit	Applicable	Applicable
Lender	Commitment	Commitment	Percentage	Percentage
Bank of America, N.A.	$100,000,000	$20,000,000	100.000000000%	100.000000000%
Total	$100,000,000	$20,000,000	100.000000000%	100.000000000%

SCHEDULE 10.02
ADMINISTRATIVE AGENT’S OFFICE,
CERTAIN ADDRESSES FOR NOTICES
BORROWERS:
78 Okner Parkway
Livingston, New Jersey 07039
Attention: Bradford Honigfeld
Telephone: 973-597-6433
Telecopier:
Electronic Mail: bhonigfeld@briad.com
with a copy to:
Pryor Cashman Sherman & Flynn LLP
410 Park Avenue
New York, New York 10022
Attention: Blake Hornick, Esq.
Telephone: 212-326-0133
Telecopier: 212-798-6329
Electronic Mail: bhornick@pryorcashman.com
ADMINISTRATIVE AGENT:
Administrative Agent’s Office
(for payments and Requests for Credit Extensions):
Bank of America, N.A.
One Independence Center
101 N Tryon St.
Charlotte, NC 28255
Attention: Kathy S. Mumpower
Telephone: 704-386-0482
Telecopier: 704-409-0070
Electronic Mail: kathy.mumpower@bankofamerica.com
Payment Instructions
Bank of America, N.A.
New York, NY
ABA#026 009 593
Account Name: Bank of America Credit Services
Account No.: 1366212250600
Ref: Briad Main Street, Inc.

Other Notices as Administrative Agent:
Bank of America, N.A.
Agency Management
IL1-231-08-30
231 S LaSalle Street
Chicago, IL 60604
Attention: Ronaldo Naval
Telephone: 312-828-3477
Telecopier: 877-511-6124
Electronic Mail: ronaldo.naval@bankofamerica.com

L/C ISSUER:
Bank of America, N.A.
Trade Operations
1000 W Temple St.
Mail Code: CA9-705-07-05
Los Angeles, CA 90012
Attention: Tai Anh Lu
Telephone: 213-481-7840
Telecopier: 213-580-8442
Electronic Mail: tai_anh.lu@bankofamerica.com
SWING LINE LENDER:
Bank of America, N.A.
One Independence Center
101 N Tryon St.
Charlotte, NC 28255
Attention: Kathy S. Mumpower
Telephone: 704-386-0482
Telecopier: 704-409-0070
Electronic Mail: kathy.mumpower@bankofamerica.com
Payment Instructions
Bank of America, N.A.
New York, NY
ABA#026 009 593
Account Name: Bank of America Credit Services
Account No.: 1366212250600
Ref: Briad Main Street, Inc.

SCHEDULE 10.06
PROCESSING AND RECORDATION FEES
     The Administrative Agent will charge a processing and recordation fee (an “Assignment Fee”) in the amount of $2,500 for each assignment; provided, however, that in the event of two or more concurrent assignments to members of the same Assignee Group (which may be effected by a suballocation of an assigned amount among members of such Assignee Group) or two or more concurrent assignments by members of the same Assignee Group to a single Eligible Assignee (or to an Eligible Assignee and members of its Assignee Group), the Assignment Fee will be $2,500 plus the amount set forth below:

Transaction	Assignment Fee
First four concurrent assignments or suballocations to members of an Assignee Group (or from members of an Assignee Group, as applicable)	-0-
Each additional concurrent assignment or suballocation to a member of such Assignee Group (or from a member of such Assignee Group, as applicable)	$500

Appendix V to Form